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SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12
Vastera, Inc.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
☐	No Fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common stock, $0.01 par value per share
	(2)	Aggregate number of securities to which transaction applies: 42,254,253 shares of common stock, which was the number of issued and outstanding shares as of February 14, 2005
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rules 0-11: $3.00 per share of common stock, without interest
	(4)	Proposed maximum aggregate value of transaction: $126,763,359
	(5)	Total fee paid: $14,920
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Dear Vastera Stockholder:

        You are invited to attend a special meeting of stockholders of Vastera, Inc. ("Vastera") to be held on Thursday, March 31, 2005 at 9:00 a.m. Eastern time, at our executive offices at 45025 Aviation Drive, Dulles, Virginia 20166-7554. Only stockholders who hold shares of our common stock at the close of business on March 1, 2005 will be entitled to vote at the meeting.

        At the special meeting, you will be asked to consider and vote upon a proposal to approve a merger agreement, dated as of January 6, 2005, by and among JPMorgan Chase Bank, National Association, JPM Merger Sub Inc., a wholly-owned subsidiary of JPMorgan Chase Bank, National Association and Vastera, pursuant to which JPM Merger Sub Inc. will be merged with and into Vastera, with Vastera as the surviving corporation in the merger. Upon completion of the merger, each issued and outstanding share of our common stock, except for shares held by Vastera, JPMorgan Chase Bank, National Association and their respective subsidiaries, will be converted into the right to receive $3.00 in cash, without interest. A copy of the merger agreement is included as Annex A to the accompanying proxy statement.

        The Board of Directors believes that the terms and conditions of the merger agreement, and the merger, are fair to, and in the best interests of, our stockholders. The Board of Directors has unanimously approved the merger agreement, declared its advisability, and recommends that you vote "FOR" approval of the merger agreement.

        In arriving at its recommendation of the merger agreement, our Board of Directors considered carefully a number of factors that are described in the accompanying proxy statement. You should read these factors, as well as all the other information contained in the accompanying proxy statement and its annexes in their entirety.

        This proxy statement is dated March 3, 2005 and is first being mailed to stockholders on or about March 4, 2005.

        Your vote is important.    The merger cannot be completed unless the merger agreement is approved and adopted by the affirmative vote of the holders of a majority of the shares of our issued and outstanding common stock entitled to vote at the special meeting. Accordingly, a failure to vote will count as a vote against approval of the merger agreement and the merger. If you do not expect to attend the special meeting in person, it is important that your shares be represented. Please use the enclosed proxy card to vote on the matters to be considered at the special meeting, sign and date the proxy card and mail it promptly in the enclosed envelope, which requires no postage if mailed in the United States. You may revoke your proxy as described in the accompanying proxy statement. If you hold your shares through a broker (thus, in "street name"), you should instruct your broker how to vote in accordance with your voting instruction form.

        If you have questions about voting your shares of common stock, please contact Georgeson Shareholder Communications Inc. at 1 (877) 278-9668.

Very truly yours,

Timothy A. Davenport President and Chief Executive Officer

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement or the merger or determined if the accompanying proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.

45025 Aviation Drive, Suite 300
Dulles, Virginia 20166-7554
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 31, 2005

TO THE STOCKHOLDERS OF VASTERA, INC.:

        Notice is hereby given that a special meeting of stockholders of Vastera, Inc., a Delaware corporation, will be held on Thursday, March 31, 2005 at 9:00 a.m. Eastern time, at our executive offices at 45025 Aviation Drive, Dulles, Virginia 20166-7554 for the following purposes:

  1.
  To consider and vote upon a proposal to approve a merger agreement, dated as of January 6, 2005, by and among JPMorgan Chase Bank, National Association, JPM Merger Sub Inc., a wholly-owned subsidiary of JPMorgan Chase Bank, National Association and Vastera, pursuant to which JPM Merger Sub Inc. will be merged with and into Vastera, with Vastera as the surviving corporation in the merger. Upon completion of the merger, each issued and outstanding share of our common stock, except for shares held by Vastera, JPMorgan Chase Bank, National Association and their respective subsidiaries, will be converted into the right to receive $3.00 in cash, without interest. The approval of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement;

  2.
  To transact any other business that may properly come before the special meeting or any adjournment or postponements of the special meeting.

        Only holders of record of Vastera common stock at the close of business on March 1, 2005, the record date, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

        The Board of Directors believes that the merger agreement, and the merger, are fair to and in the best interests of our stockholders. The Board of Directors has unanimously approved the merger agreement, declared its advisability and recommends that you vote "FOR" approval of the merger agreement.

        Vastera stockholders who do not vote in favor of approval of the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they perfect their appraisal rights by complying with all of the required procedures under Delaware law. See "The Merger—Dissenters' Rights of Appraisal" beginning on page 30 of the attached proxy statement and Annex B to the attached proxy statement.

        Whether or not you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card and thus ensure that your shares will be represented at the special meeting. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of approval of the merger agreement. If you fail to return your proxy card, the effect will be that your shares will be counted as a vote against approval of the merger agreement. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person. If you hold your shares through a broker (that is, in "street name"), you should instruct your broker how to vote in accordance with your voting instruction form.

        If you have questions about voting your shares of common stock, please contact Georgeson Shareholder Communications Inc. at 1 (877) 278-9668.

By order of the Board of Directors,

Brian D. Henderson Secretary Dulles, Virginia March 3, 2005

TABLE OF CONTENTS

SUMMARY TERM SHEET
QUESTIONS AND ANSWERS ABOUT THE MERGER
COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION
THE SPECIAL MEETING
General
Record Date
Quorum; Effect of Abstentions and Broker "Non-Votes"
Vote Required for Adoption of the Merger Agreement or Adjournment
Method of Voting
Grant of Proxies
Revocation of Proxies
Solicitation of Proxies
Adjournments of Meeting
Special Meeting Admission Procedures
THE MERGER
Background of the Merger
Reasons for the Merger
Opinion of Vastera's Financial Advisor
Recommendation of the Board of Directors
Material United States Federal Income Tax Consequences of the Merger
Government and Regulatory Matters
Dissenters' Rights of Appraisal
Interests of Certain Persons in the Merger
The Merger Agreement
Voting Agreements
Recommendation of the Board of Directors
Required Vote
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ADDITIONAL INFORMATION
Other Matters
Other Stockholder Meetings
Advance Notice Procedures
WHERE YOU CAN FIND MORE INFORMATION
ANNEXES
Annex A — Agreement and Plan of Merger
Annex B — Section 262 of the Delaware General Corporation Law
Annex C — Opinion of Thomas Weisel Partners

i

SUMMARY TERM SHEET

        This summary highlights selected information contained elsewhere in this proxy statement and may not contain all of the information that is important to you. You should read carefully this entire proxy statement, the documents attached to and those referenced in this proxy statement, including the merger agreement, which is attached to this proxy statement as Annex A, a copy of Section 262 of the Delaware General Corporation Law, which is attached to this proxy statement as Annex B and the opinion of Thomas Weisel Partners LLC, which is attached to this proxy statement as Annex C. Unless the context requires otherwise, references to "we," "us" and "our" refer collectively to Vastera and its subsidiaries.

The Company

Vastera, Inc.
45025 Aviation Drive, Suite 300
Dulles, Virginia 20166-7544
(703) 661-9006

        Vastera (NASDAQ NNM: VAST) is the worldwide leader in providing solutions for Global Trade Management, or GTM. Utilizing Vastera's GTM solutions, clients realize significant reductions in costs to manage their global trade operations while improving compliance with government regulations and service levels to end customers. Vastera's GTM solutions include: TradeSphere (software), Trade Management Consulting (business process consulting), and Managed Services (business process outsourcing). As the only publicly traded company focused exclusively on global trade, Vastera has over 600 professionals, in 14 countries, with over 400 clients utilizing Vastera GTM solutions.

JPMorgan Chase Bank

JPMorgan Chase Bank, National Association
270 Park Avenue
New York, NY 10017-2070
(212) 270-6000

        JPMorgan Chase Bank, National Association, or JPMorgan Chase Bank, is an affiliate of JPMorgan Chase & Co. (NYSE: JPM), referred to herein as JPMorgan Chase Bank, a leading global financial services firm with assets of $1.1 trillion and operations in more than 50 countries. The firm is a leader in investment banking, financial services for consumers and businesses, financial transaction processing, asset and wealth management, and private equity. The Treasury Services business of JPMorgan Chase Bank is a top-ranked, full-service provider of innovative payment, collection, liquidity and investment management, trade finance, commercial card and information solutions to corporations, financial services institutions, middle market companies, small businesses, governments and municipalities worldwide. With more than 50,000 clients and a presence in 36 countries, JPMorgan Treasury Services is the world's largest provider of treasury management services.

JPM Merger Sub Inc.

JPM Merger Sub Inc.
JPMorgan Chase Bank, National Association
270 Park Avenue
New York, NY 10017-2070
(212) 270-6000

        JPM Merger Sub Inc., or JPM Merger Sub, is a corporation organized and existing under the laws of Delaware. JPMorgan Chase Bank owns all of the capital stock of JPM Merger Sub.

The Merger Agreement

        We have entered into a merger agreement with JPMorgan Chase Bank and JPM Merger Sub, pursuant to which JPM Merger Sub will be merged with and into Vastera, with Vastera as the surviving corporation in the merger. Upon completion of the merger, each issued and outstanding share of common stock, except shares held by JPMorgan Chase Bank, Vastera and their respective subsidiaries, will be converted into the right to receive $3.00 in cash, without interest, less any applicable withholding tax. If the merger is approved and consummated, Vastera will cease to be a publicly traded company and would instead become a wholly-owned subsidiary of JPMorgan Chase Bank. See "The Merger—The Merger Agreement."

Date, Time and Place of Special Meeting

        The special meeting of the Vastera stockholders will be held on March 31, 2005 at 9:00 a.m. Eastern time, at our executive offices at 45025 Aviation Drive, Dulles, Virginia 20166-7554. See "The Special Meeting—General."

Record Date

        If you owned shares of our common stock at the close of business on March 1, 2005, the record date for the special meeting, you are entitled to notice of, and to vote at, the special meeting. As of the close of business on March 1, 2005, there were 42,256,619 shares of common stock issued and outstanding and entitled to be voted at the special meeting. See "The Special Meeting—Record Date."

Required Vote and Voting Agreements

        Each issued and outstanding share of Vastera common stock is entitled to one vote. Under Delaware law, the affirmative vote of the holders of at least a majority of the shares of our issued and outstanding common stock that are entitled to vote as of the close of business on the record date is required to approve the merger agreement in order for the merger to be effected. See "The Special Meeting—Quorum; Effect of Abstentions and Broker Non-Votes" and "—Vote Required for Adoption of the Merger Agreement or Adjournment."

        Concurrently with the execution of the merger agreement, each of Ford Motor Company and Technology Crossover Ventures and its affiliates, entered into voting agreements with JPMorgan Chase Bank. Pursuant to these voting agreements, each of these stockholders agreed (1) to vote their shares of our common stock in favor of approval of the merger agreement and the related transactions at any stockholders meeting called for such purpose and (2) not to transfer any of its shares of our common stock in contravention of their obligation to vote for approval of the merger agreement. As of February 14, 2005 Ford Motor Company holds 18.9% of our issued and outstanding common stock, and Technology Crossover Ventures and its affiliates hold 9.3% of our issued and outstanding common stock. See "The Merger—Voting Agreements" and "Security Ownership of Certain Beneficial Owners and Management."

Dissenters' Rights of Appraisal

        Holders of Vastera common stock are entitled to appraisal rights under Delaware law if they comply strictly with the requirements specified in Section 262 of the Delaware General Corporation Law, or DGCL. We have attached a copy of Section 262 of the DGCL to this proxy statement as Annex B. See "The Merger—Dissenters' Rights of Appraisal."

Certain United States Federal Income Tax Consequences of the Merger

        For United States federal income tax purposes, your receipt of cash in exchange for your shares of our common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares of our common stock. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you. See "The Merger—Material United States Federal Income Tax Consequences of the Merger."

Reasons for the Merger

        In reaching its determination to approve the merger agreement, our Board of Directors consulted with our management and our legal and financial advisors and carefully considered the benefits from a prospective merger with JPMorgan Chase Bank, including the following:

  •
  the premium over the market price for our common stock offered by JPMorgan Chase Bank;

  •
  Thomas Weisel Partners' analysis and opinion;

  •
  the fact that our stockholders will be receiving all cash consideration;

  •
  the likelihood that the merger would be consummated, in light of JPMorgan Chase Bank's experience in acquiring companies, reputation and financial capability, the absence of any financing condition and our historical relationship with JPMorgan Chase Bank; and

  •
  the other terms of the merger agreement.

        In reaching its determinations, our Board of Directors also considered several other factors relating to the transaction generally, including the following:

  •
  historical information concerning Vastera's business, financial performance and condition, operations, technology, management and competitive position;

  •
  the prospects for our business and the potential impact on the market price of our common stock (neither of which was feasible to quantify numerically) if we were to remain an independent, publicly traded company;

  •
  whether any viable alternatives to the transaction with JPMorgan Chase Bank were available that could maximize stockholder value;

  •
  the absence of other proposals despite our financial advisors' having approached more than 40 potential strategic investors (including companies in the financial services, logistics, and technology sectors) and 12 potential private equity firm buyers during the sale process.

        Our Board of Directors identified and considered a number of potential negative factors relating to the transaction, including the following:

  •
  the fact that our stockholders will not benefit from any future increase in the value of our common stock, since if the merger is approved and consummated, Vastera will cease to be an independent, publicly-traded company and instead become a wholly-owned subsidiary of JPMorgan Chase Bank;

  •
  the fact that certain of our stockholders may be subject to taxable gains on the consideration received by them in the merger;

  •
  the risk of failure to complete the merger;

  •
  the fact that the merger agreement restricts us from pursuing competing offers and includes an obligation to pay JPMorgan Chase Bank a termination fee under certain circumstances which may discourage other companies from seeking to acquire us at a greater value to our stockholders;

  •
  transaction costs and the restrictions on the operation of our business pending the merger; and

  •
  the fact that some of our directors and officers have interests in the merger that are different from those of the other stockholders as described under the section entitled "The Merger—Interests of Certain Person in the Merger."

        See "The Merger—Reasons for the Merger."

Recommendation of the Vastera Board of Directors

        On January 6, 2005, our Board of Directors approved the merger agreement, and the merger contemplated thereby, and resolved to recommend that our stockholders approve the merger agreement. In connection with the foregoing, our Board of Directors determined that the merger agreement, and the merger contemplated thereby, are fair to and in the best interests of Vastera and its stockholders and declared the merger agreement advisable. Our Board of Directors recommends that our stockholders vote "FOR" approval of the merger agreement. See "The Merger—Recommendation of the Board of Directors."

Opinion of Vastera's Financial Advisor

        Thomas Weisel Partners LLC has acted as financial advisor to Vastera in connection with the merger. The Board of Directors approached several investment banks regarding the services they would require. Thomas Weisel Partners was selected by Vastera's Board of Directors based on its qualifications, expertise and reputation and its knowledge of the business and affairs of the industry in which Vastera operates.

        On January 6, 2005, Thomas Weisel Partners rendered to the Board its oral opinion, subsequently confirmed in writing, that, as of that date, and based upon the assumptions made, matters considered and limits on review set forth in Thomas Weisel Partners' written opinion, the consideration to be received by the stockholders of Vastera pursuant to the merger agreement is fair to such stockholders from a financial point of view.

        The full text of the written opinion of Thomas Weisel Partners, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken by Thomas Weisel Partners in delivering its opinion, is attached as Annex C to this proxy statement. Stockholders should read this opinion carefully and in its entirety.

        See "The Merger—Opinion of Vastera's Financial Advisor."

Interests of Certain Persons in the Merger

        When you consider the recommendation of our Board of Directors that you vote "FOR" the approval of the merger agreement, you should be aware that some of the members of our management and the Board of Directors have interests in the merger that are in addition to, or different from, those of our stockholders generally. Our Board of Directors was aware of and considered these interests when it approved the merger agreement and the other transactions contemplated by the merger agreement. For example, Vastera has an employment agreement with Timothy A. Davenport, our President and Chief Executive Officer, and a severance agreement with Maria D. Henry, our Chief Financial Officer, each of which provides for significant severance payments and other benefits in certain cases upon the termination or resignation of such executive officer's employment, including certain terminations and resignations within certain time periods after a change of control, such as consummation of the merger. In addition, some of our executive officers and directors hold unvested options to purchase our common stock which will entitle them to cash payments upon consummation of the merger. Further, the merger agreement obligates JPMorgan Chase Bank to cause the surviving corporation to indemnify our directors and executive officers for actions taken in their capacities as directors and officers of us prior to the merger for a period of six years from the effective time of the merger and to maintain directors' and officers' liability insurance on behalf of our officers and directors with respect to acts or omissions occurring prior to the effective time of the merger subject to certain limitations. See "The Merger—Interests of Certain Persons in the Merger."

Conditions to Completion of the Merger

        Completion of the merger requires, among other things:

  •
  approval of the merger agreement by the holders of a majority of the issued and outstanding shares of our common stock entitled to be voted;

  •
  the receipt of any approval or consent of applicable governmental, regulatory agencies and any other third party required in connection with the consummation of the merger;

  •
  the absence of any applicable law or any judgment, temporary restraining order, injunction or other legal restraint prohibiting consummation of the merger;

  •
  the accuracy of our representations and warranties in the merger agreement;

  •
  the performance by us of our obligations under the merger agreement;

  •
  the absence of any "Company Material Adverse Effect" (as defined in the merger agreement and described later in this proxy statement);

  •
  the absence of litigation concerning the merger; and

  •
  Vastera having a "Net Tangible Asset Value" (as defined in the merger agreement and described later in this proxy statement) of not less than $50 million on the closing date of the merger. See "The Merger—The Merger Agreement—Conditions to the Merger—Conditions to JPMorgan Chase Bank's Obligation to Consummate the Merger."

Termination of the Merger Agreement and Termination Fees

        The merger agreement may be terminated by mutual agreement of JPMorgan Chase Bank and Vastera at any time prior to the effective time of the merger. Under certain circumstances, including receipt by us of a "superior proposal" to acquire Vastera, either JPMorgan Chase Bank or Vastera may terminate the merger agreement prior to the closing of the merger.

        We will be required to pay a termination fee of $5 million to JPMorgan Chase Bank if Vastera or JPMorgan Chase Bank terminates this agreement under certain circumstances prior to consummation of the merger, including receipt by us of a "superior proposal" to acquire Vastera. See "The Merger—The Merger Agreement—Termination and Termination Fees."

Government and Regulatory Matters

        The merger agreement provides that each of Vastera, JPMorgan Chase Bank and JPM Merger Sub will use their respective reasonable efforts to cause the merger to be consummated, including obtaining all requisite approvals, consents, authorizations, orders, exemptions or waivers by any third party or governmental entity.

        The merger is subject to U.S. antitrust laws. The HSR Act provides that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission, or FTC, and the Antitrust Division of the Department of Justice, or DOJ, and specified waiting period requirements have been satisfied. Vastera and JPMorgan Chase Bank filed the required notification and report forms with FTC and the Antitrust Division of the DOJ on January 24, 2005. The FTC notified us and JPMorgan Chase Bank on February 4, 2005 that our request for early termination of the HSR Act 30-day waiting period had been granted.

        Foreign antitrust or competition law filings or approvals are also required in Brazil, Germany and Ireland. In Brazil, the filing was submitted within the statutory time period. Under Brazilian law, JPMorgan Chase Bank may elect to close in advance of receiving approval. In Germany, JPMorgan Chase Bank and Vastera submitted the required filing on February 8, 2005. The German competition authority is expected to approve the transaction within a period of one month from filing. In Ireland,

JPMorgan Chase Bank and Vastera submitted the required filing on February 4, 2005. The Irish competition authority is also expected to approve the transaction within a period of one month from filing.

        Consummation of the merger is also subject to obtaining the approval of both the Office of the Comptroller of the Currency, or OCC, and the Board of Governors of the Federal Reserve System, or Federal Reserve. Final application was made on February 16, 2005 to obtain the approval of the OCC for JPMorgan Chase Bank to perform new activities in an operating subsidiary. There is no specific time frame for such an application; however, representatives of JPMorgan Chase Bank have advised us that they expect this application to be acted upon early in the second quarter of 2005. Application may be required to obtain the approval of the Federal Reserve for affiliates of JPMorgan Chase Bank to invest in the non-U.S. subsidiaries of the Vastera. There is no specific time frame for such an application; however, representatives of JPMorgan Chase Bank have advised us that they expect this application to be acted upon early in the second quarter of 2005.

Delisting and Deregistration of the Common Stock after the Merger

        Following completion of the merger, our common stock will be delisted from the Nasdaq National Market and deregistered under the Securities Exchange Act of 1934, as amended, or the 1934 Act. Thus, if the merger is consummated, Vastera will cease to be a publicly traded company, instead will continue as a wholly-owned subsidiary of JPMorgan Chase Bank and your shares of our common stock will represent only the right to receive the merger consideration.

        Thus, if the merger is consummated, holders of shares of our common stock will not have an opportunity to continue to hold an equity interest in the surviving company as an ongoing corporation and, therefore, will not have the opportunity to share in the future earnings, dividends or growth, if any, of the surviving corporation.

Cautionary Note Concerning Forward-Looking Statements

        Certain statements and information included in this proxy statement, such as those identified by the use of forward-looking words and phrases such as "anticipates," "estimates," "plans," "expects," "to continue," "subject to," "target" and such other similar phrases, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, or the 1933 Act, and Section 21E of the 1934 Act. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the timing and occurrence (or non-occurrence) of the transaction described above to be materially different from any future events expressed or implied in these forward-looking statements. These risks and factors may include (1) the regulatory approvals required for the merger may not be obtained on the proposed terms or on the anticipated schedule; (2) the failure of Vastera's stockholders to approve the merger agreement; (3) we could fail to satisfy any of the other conditions to the obligations of JPMorgan Chase Bank to consummate the merger, which include the absence of a Company Material Adverse Effect or meeting of the required Net Tangible Asset Value test; or (4) the occurrence of any other events which are out of our control and would create a right for JPMorgan Chase Bank to terminate the merger agreement pursuant to the terms thereof. Additional discussion of factors that could cause actual events to differ materially from management's projections, forecasts, estimates and expectations is contained in this proxy statement in the sections entitled "The Merger—The Merger Agreement—Conditions to the Merger," "The Merger—The Merger Agreement—Termination and Termination Fee" and in Vastera's and JPMorgan Chase Bank's Securities and Exchange Commission filings.

QUESTIONS AND ANSWERS ABOUT THE MERGER

        The following questions and answers are provided for your convenience, and briefly address some commonly asked questions about the merger. You should still carefully read this entire proxy statement, including each of the annexes.

Q:
What am I being asked to vote on?

A:
You are being asked to approve the merger agreement relating to the acquisition of Vastera by JPMorgan Chase Bank, to be effected by means of a merger of Vastera with a subsidiary of JPMorgan Chase Bank. If the merger is consummated, Vastera will cease to be a publicly traded company and would instead become a wholly-owned subsidiary of JPMorgan Chase Bank.

Q:
What will stockholders receive in the merger and when will stockholders receive the merger consideration?

A:
A holder of our common stock will receive $3.00 in cash, without interest, for each share of common stock that the holder owns immediately prior to the merger, should that holder not elect to exercise any applicable appraisal rights, as discussed in this proxy statement. We refer to this amount as the merger consideration. After the merger closes, JPMorgan Chase Bank will arrange for a letter of transmittal to be sent to you. The merger consideration will be paid to you once you submit the letter of transmittal, together with properly endorsed stock certificates and other required documentation, to the paying agent. If you hold your shares of our common stock through a broker (that is, in "street name"), you should follow the instructions from your broker in connection with submitting you letter of transmittal to receive the merger consideration.

Q:
How will the merger affect my options to purchase common stock?

A:
Options to purchase our common stock (whether or not vested or exercisable) will be cancelled at the effective time of the merger, and, in consideration therefor, holders whose options have an exercise price less than the merger consideration of $3.00 will receive a cash payment equal to (1) the excess, if any, of the merger consideration of $3.00 over the exercise price of their options multiplied by (2) the number of shares of our common stock subject to the option. See "The Merger—The Merger Agreement—Stock Options and the Employee Stock Purchase Plan."

Q:
When do you expect to complete the merger?

A:
We are working to complete the merger as quickly as possible. We will seek to close the merger promptly after the special meeting. We cannot complete the merger until we and JPMorgan Chase Bank satisfy a number of conditions, including approval of the merger agreement by our stockholders at the special meeting, and consent and approval of the merger by the OCC, and the Federal Reserve. On January 24, 2005, we and JPMorgan Chase Bank filed pre-merger notifications with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act. Early termination of the waiting period under the HSR Act was granted for the transaction on February 4, 2005.

  Foreign antitrust or competition law filings or approvals are also required in Brazil, Germany and Ireland. In Brazil, the filing was submitted within the statutory time frame. Under Brazilian law, JPMorgan Chase Bank may elect to close in advance of receiving approval. In Germany, JPMorgan Chase Bank and Vastera submitted the required filing on February 8, 2005. The German competition authority is expected to approve the transaction within a period of one month from filing. In Ireland, JPMorgan Chase Bank and Vastera submitted the required filing on February 4, 2005, and the Irish competition authority cleared the transaction on February 18, 2005.

  Consummation of the merger is also subject to obtaining the approval of both the Office of the Comptroller of the Currency, or OCC, and the Board of Governors of the Federal Reserve

  System, or Federal Reserve. Final application was made on February 16, 2005 to obtain the approval of the OCC for JPMorgan Chase Bank to perform new activities in an operating subsidiary. There is no specific time frame for such an application; however, representatives of JPMorgan Chase Bank have advised us that they expect this application to be acted upon early in the second quarter of 2005. Application may be required to obtain the approval of the Federal Reserve for affiliates of JPMorgan Chase Bank to invest in the non-U.S. subsidiaries of the Vastera. There is no specific time frame for such an application; however, representatives of JPMorgan Chase Bank have advised us that they expect any such application to be acted upon early in the second quarter of 2005.

Q:
What stockholder votes are required to approve the merger agreement and the merger?

A:
The affirmative vote of the holders of at least a majority of the shares of our issued and outstanding common stock, as of close of business on the record date, that are entitled to vote is required to approve the merger agreement. As of the close of business on February 14, 2005 there were 42,254,453 shares of common stock issued and outstanding. Our largest stockholder and a group of affiliated stockholders, which collectively hold approximately 28.2% of our issued and outstanding common stock as of February 14, 2005, have entered into voting agreements with JPMorgan Chase Bank pursuant to which they have become obligated, and have granted JPMorgan Chase Bank a proxy, to vote their shares of our common stock in favor of approval of the merger agreement at the special meeting. See "The Merger—Voting Agreements."

Q:
Does the Board of Directors recommend voting in favor of the merger proposal?

A:
Yes. Our Board of Directors has unanimously approved the merger agreement, declared its advisability and resolved to recommend that you vote "FOR" approval of the merger agreement. See "The Merger—Reasons for the Merger."

Q:
Who is entitled to vote at the special meeting?

A:
Only holders of record of shares of our common stock at the close of business on March 1, 2005 may vote at the special meeting. If you own shares of common stock on the record date through a bank, broker or other record holder, you may vote in person at the special meeting only if you present a letter signed by the record holder indicating the number of shares you are entitled to vote. See "The Special Meeting."

Q:
If I am a holder of shares of common stock, what do I need to do now?

A:
After carefully reading and considering the information contained in this proxy statement, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage paid envelope. Please return your proxy card as soon as possible so that we may vote your shares at the special meeting in accordance with your instructions. If you hold your shares through a broker (that is, in "street name"), you should instruct your broker how to vote in accordance with your voting instruction form. See "The Special Meeting."

Q:
If I am a holder of shares of common stock, what happens if I do not respond or if I respond and fail to indicate my voting preference or if I abstain from voting?

A:
If you fail to respond, it will have the same effect as a vote against approval of the merger agreement. If you sign and return the enclosed proxy card but do not indicate your voting preference, we will count your proxy as a vote in favor of the approval of the merger agreement. If you respond and abstain from voting, your proxy will have the same effect as a vote against approval of the merger agreement. See "The Special Meeting—Quorum; Effect of Abstentions and Broker 'Non-Votes'."

Q:
If I am a holder of shares of common stock, may I change my vote after I have delivered my proxy?

A:
Yes. You may change your vote at any time before we vote your proxy at the special meeting. First, you can revoke your proxy. Second, you can submit a new proxy card indicating how your proxy should be voted. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to Brian D. Henderson, our secretary, c/o Vastera, Inc. 4025 Aviation Drive, Suite 300, Dulles, Virginia 20166-7554, before the special meeting. Third, you can follow the instructions given for revoking or changing your vote using the telephone or Internet voting procedures. Finally, if you are a holder of record, you can attend the special meeting and vote in person. If you hold your shares through an account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote. See "The Special Meeting—Revocation of Proxies."

Q:
Is the merger expected to be taxable to me?

A:
The receipt of cash in exchange for each share of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, you will generally recognize gain or loss as a result of the merger measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares of our common stock. See "The Merger—Certain United States Federal Income Tax Consequences of the Merger" for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor on the tax consequences of the merger to you. See "The Merger—Material United States Federal Income Tax Consequences of the Merger.'

Q:
What do I need to do with my stock certificates?

A:
You do not need to do anything at this time. Shortly after the merger is completed, JPMorgan Chase Bank's paying agent will send you instructions for surrendering your stock certificates in exchange for cash. See "The Special Meeting."

  Please do not send in your stock certificates with your proxy.

Q:
Am I entitled to dissenters' or appraisal rights?

A:
Under Delaware law, you are entitled to appraisal rights in connection with the merger, so long as you strictly comply with the procedures specified in Section 262 of the Delaware General Corporation Law, or DGCL, discussed more fully elsewhere in this proxy statement. For a more complete description of your appraisal rights and related procedures, see the section entitled "The Merger—Dissenters' Rights of Appraisal" and Annex B for a reproduction of Section 262 of the DGCL. Because of the complexity of the law relating to appraisal rights, stockholders who are considering exercising their appraisal rights, are encouraged to read these provisions carefully and seek the advice of their own legal counsel. See "The Merger—Dissenters' Rights of Appraisal."

Q:
Whom should I call if I have questions?

A:
If you have questions about the merger agreement or the merger or how to submit your proxy card, or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact:

  •
  Georgeson Shareholder Communications Inc.
  17 State Street, 10th Floor
  New York, New York 10004
  Toll-Free: (877) 278-9668; or

  •
  Vastera, Inc.
  45025 Aviation Drive, Suite 300
  Dulles, Virginia 20166-7554
  Investor Relations
  Attention: John Murray
  Telephone: (703) 661-9006

COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION

        Shares of our common stock are listed on the Nasdaq National Market under the symbol "VAST."

        The following table shows the high and low sales prices of our common stock as furnished by the Nasdaq National Market. We have never declared or paid any cash dividends on our common stock.

	High	Low
Year Ended December 31, 2003:
First Quarter	$6.30	$3.69
Second Quarter	6.96	3.69
Third Quarter	6.90	4.75
Fourth Quarter	5.80	3.16
Year Ended December 31, 2004:
First Quarter	$4.50	$3.40
Second Quarter	4.42	2.85
Third Quarter	3.17	1.58
Fourth Quarter	2.75	1.50
Year Ending December 31, 2005:
First Quarter (through March 2, 2005)	$3.00	$2.00

        The following table sets forth the closing sales prices of our common stock, as furnished by the Nasdaq National Market, on January 6, 2005, the last full trading day before we announced the signing of the merger agreement; and on February 15, 2005, the most recent practicable date prior to the submission of this proxy statement to the SEC:

Date	Closing Price
January 6, 2005	$2.00
March 2, 2005	$2.84

THE SPECIAL MEETING

General

        Your proxy in the form enclosed is solicited by our Board of Directors for use in voting at the special meeting of our stockholders to be held on March 31, 2005 at 9:00 a.m. Eastern time, at our executive offices at 45025 Aviation Drive, Dulles, Virginia 20166-7554, or at any adjournment thereof.

        The purpose of the special meeting is for our stockholders to consider and vote upon a proposal to approve a merger agreement, dated January 6, 2005, among Vastera, JPMorgan Chase Bank, and JPM Merger Sub, a wholly owned subsidiary of JPMorgan Chase Bank.

        Our Board of Directors has determined that the terms and conditions of the merger and the merger agreement are fair to, and in the best interests of, Vastera and its stockholders, that the merger is advisable, and it has approved the merger agreement. Accordingly, our Board of Directors unanimously recommends that stockholders vote "FOR" approval of the merger agreement. See "The Merger—Background of the Merger," "—Reasons for the Merger," and "—Recommendation of Our Board of Directors."

Record Date

        March 1, 2005 has been fixed as the record date for determining the holders of our common stock entitled to notice of and to vote at the special meeting. As of the close of business on the record date, we had outstanding 42,256,619 shares of common stock held by approximately 4,000 holders of record. Each holder of our common stock is entitled to one vote for each share of common stock held.

Quorum; Effect of Abstentions and Broker "Non-Votes"

        A quorum of our stockholders is required to conduct business at the special meeting. The presence, in person or by duly authorized proxy, of the holders of a majority of the issued and outstanding shares of common stock entitled to vote on the record date constitutes a quorum for the transaction of business at the special meeting.

        Under the DGCL, as it relates to determining the presence of a quorum at the special meeting, abstaining votes and broker non-votes are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present. Abstentions will have the same effect as a vote against approval of the merger agreement. A broker non-vote occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular matter because the broker or nominee does not have the discretionary voting power with respect to that matter and has not received instructions from the beneficial owner because a broker or nominee who holds shares for a beneficial owner is prohibited from giving a proxy to vote the beneficial owner's shares on the merger agreement without instructions from the beneficial owner. Such non-voted shares also will have the same effect as a vote against approval of the merger agreement.

Vote Required for Approval of the Merger Agreement

        The affirmative vote of the holders of a majority of the issued and outstanding shares of our common stock entitled to vote is required to approve the merger agreement. All shares represented by each properly executed proxy will be voted in accordance with the instructions indicated on the proxy unless the proxy is revoked. Only shares affirmatively voted for the approval of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as votes in favor of the approval of the merger agreement. If a Vastera stockholder abstains from voting, or does not execute a proxy, it will effectively count as a vote against the approval of the merger agreement. Brokers or other nominees who hold shares of Vastera common stock in "street name" for customers who are the beneficial owners of such shares may not give a proxy to vote those customers' shares in the absence of specific instructions from those customers. Such non-voted shares also will effectively count as votes against approval of the merger agreement. Our largest stockholder and a group of affiliated stockholders, which collectively hold approximately 28.2% of our issued and outstanding common stock as of February 14, 2005, have entered into voting agreements with JPMorgan Chase Bank pursuant to which they have become obligated, and have granted JPMorgan Chase Bank a proxy, to vote in favor of approval of the merger agreement at the special meeting. See "The Merger—Voting Agreements."

Method of Voting

        Vastera stockholders are being asked to vote the shares held directly in their names as stockholders of record and any shares they hold in street name as beneficial owners. Shares held in street name are shares held by a broker, dealer, bank or other financial institution that serves as a stockholder's nominee.

        The method of voting differs for the shares held by a record holder and the shares held in street name. Record holders will receive proxy cards. Holders of shares in street name will receive voting instruction cards that should be completed in order to provide their brokers with instructions on how to vote.

        Vastera stockholders may also vote by proxy by using the telephone or the Internet. For specific instructions on how to use the telephone or the Internet to vote by proxy for the special meeting, please refer to the instructions on your proxy card or voting instruction cards.

        If you are a stockholder of record, you may also vote in person at the special meeting. If you hold shares in street name, you may not vote in person at the special meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. You will also need to present photo identification and comply with the other procedures described in "—Special Meeting Admission Procedures" below.

        Stockholders may receive multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account will receive a separate voting instruction card for each brokerage account in which shares are held. Stockholders of record whose shares are registered in more than one name will receive more than one proxy card.

        Stockholders should not forward any share certificates with their proxy cards. In the event the merger is completed, share certificates should be delivered in accordance with instructions set forth in a letter of transmittal, which will be sent to stockholders by the paying agent promptly after the effective time of the merger.

        Read the voting instruction card(s) and proxy card(s) carefully. A stockholder should execute all the proxy card(s) and voting instruction card(s) received in order to make sure all of his or her shares are properly voted.

Grant of Proxies

        All shares of Vastera common stock represented by properly executed proxies or voting instruction cards received before or at the special meeting will, unless the proxies or voting instructions are revoked, be voted in accordance with the instructions indicated on those proxy cards or voting instruction cards. If no instructions are indicated on a properly executed proxy card or voting instruction card, the shares will be voted "FOR" the approval of the merger agreement and the transactions contemplated by the merger agreement. You are urged to mark the boxes on the proxy card or the voting instruction card, as the case may be, to indicate how you vote your shares.

        Vastera is not aware of any matter that will be brought before the special meeting other than the proposal to approve the merger agreement. If, however, other matters are properly presented, the persons named as proxies will vote as our Board of Directors may recommend with respect to those matters, unless authority to do so is specifically withheld on the proxy card or the voting instructions card, as the case may be.

Revocation of Proxies

        A stockholder of record of our common stock may revoke his or her proxy at any time before it is voted by:

  •
  notifying Brian D. Henderson, our secretary, in writing at 45025 Aviation Drive, Suite 300, Dulles, Virginia 20166-7544 that he or she wishes to revoke his or her proxy;

  •
  following the instructions given for revoking or changing his or her vote using the telephone or Internet voting procedures;

  •
  granting, signing and returning by mail a subsequently dated proxy card to our secretary, at the address listed above, or to the address specified in the proxy card; or

  •
  appearing in person and voting at the special meeting.

        Vastera stockholders who hold shares in street name, that is, with a broker, dealer, bank or other financial institution, must follow the instructions from that record holder on how to revoke or modify their voting instructions.

        Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

Solicitation of Proxies

        Vastera will pay the expenses incurred in connection with the printing and mailing of this proxy statement. Vastera has retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies at an estimated cost of approximately $15,000 including reimbursement of expenses. Vastera will pay all of the fees and expenses of the solicitation agent. Vastera will also request banks, brokers and other intermediaries holding shares of Vastera common stock beneficially owned by others to send this proxy statement to, and obtain proxies from, the beneficial owners and will reimburse the holders for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, telegram, fax, email and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Vastera. No additional compensation will be paid to directors, officers or employees of Vastera for such solicitation.

Adjournments of Meeting

        Although we do not expect to adjourn the special meeting for the purpose of soliciting additional proxies, or because a quorum is not present, we intend to do so if necessary to obtain a sufficient number of proxies, a quorum, or both. Our bylaws permit adjournment of less than 30 days without notice other than an announcement of the new date, time and place of the special meeting by a majority vote of the shares entitled to vote at the special meeting that are present in person or represented by proxy. In the event that there are insufficient shares represented in person or by proxy at the special meeting to constitute a quorum required for the conduct of business at the special meeting, or to approve the merger agreement, the persons named as proxies for the special meeting may propose one or more adjournments of the meeting until a quorum is present or represented by proxy, or sufficient proxies have been solicited to approve the merger agreement.

Special Meeting Admission Procedures

        You should be prepared to present photo identification for admission to the special meeting. In addition, if you are a record holder of Vastera common stock, your name is subject to verification against the list of record holders of Vastera common stock on the record date prior to being admitted to the special meeting. If you are not a record holder but hold shares in street name, that is, with a broker, dealer, bank or other financial institution that serves as your nominee, you should be prepared to provide proof of beneficial ownership on the record date, such as your most recent account statement prior to the record date, or similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the special meeting.

THE MERGER

Background of the Merger

        In early 2003, Vastera and JPMorgan Chase Bank discussed the potential of jointly marketing each other's products and services through a sales and marketing alliance. JPMorgan Chase Bank was investigating strategies for enhancing and expanding its Treasury Services business. During the second quarter of 2003, Vastera established and announced a key alliance with JPMorgan Bank, acting through its Treasury Services business. Specifically, on June 24, 2003, Vastera entered into a Joint Marketing Agreement with JPMorgan Chase Bank, under which both companies agreed to jointly market products to agreed upon prospects and to cross-market each other's product and services offerings to their own customers or prospects.

        During the fourth quarter of 2003, our Board of Directors developed certain concerns about the company's performance and the ability of the then current management to execute against a long-term business model. On November 5, 2003, the Board of Directors met to review the company's performance and consider the efforts and effectiveness of management converting its sales pipeline to actual revenues and executing against its business plan. After careful consideration, the directors decided to make a significant change in Vastera's management team by replacing the company's President and Chief Executive Officer with Timothy A. Davenport, who had previously served as our Audit Committee chairman. Mr. Davenport had served as one of our directors since April 2000 and as chairman of the Audit Committee from the time he joined the Board of Directors until October 2003. In addition to our Board of Directors making a change in the President and Chief Executive Officer position, Arjun Rishi resigned as Chairman of the Board and Richard Lefebvre was appointed Chairman in his place. At this time, however, Mr. Rishi remained a member of the Board of Directors.

        On November 24, 2003, Richard Lefebvre, Tim Davenport, Maria Henry, our Chief Financial Officer, and other representatives of Vastera met in Dulles, Virginia, with Julie Monaco, Paul Simpson, and other representatives of JPMorgan Chase Bank to review the effectiveness of the two companies' relationship under the Joint Marketing Agreement and the ways by which the relationship could be strengthened. It was during this meeting that the parties discussed for the first time the possibility of JP Morgan Chase Bank's acquisition of Vastera. During this meeting, the JPMorgan Chase Bank representatives indicated the bank would be interested in exploring the possibility of acquiring Vastera. Mr. Davenport and the other representatives of Vastera informed the JPMorgan Chase Bank team that Vastera was open to strategic interest from JPMorgan Chase Bank, but would be focused on the company's operations until JPMorgan Chase Bank had a more definitive proposal to offer. Prior to the close of this meeting, Mr. Simpson, who is the Senior Vice President, Emerging Payments and Global Trade Services Business Executive for the Treasury Services unit of JPMorgan Chase, indicated that he and other appropriate individuals from JPMorgan Chase Bank would proceed in accordance with the bank's process to determine if they could receive approval to start an analysis of a possible acquisition of Vastera.

        During December 2003, Mr. Davenport and Mr. Simpson communicated with one another on numerous occasions. In the course of these discussions, Mr. Simpson informed Mr. Davenport that it was Mr. Simpson's intent to have JPMorgan Chase Bank approve the use of resources to begin performing an analysis of a possible acquisition of Vastera. On or about January 14, 2004, JPMorgan Chase Bank, who had recently switched to a nationally chartered bank in anticipation of a merger with BankOne Corporation, or BankOne, formally announced that it was merging with BankOne. As could reasonably be expected, the announced merger of JPMorgan Chase Bank with BankOne caused some delays in the initiation of JPMorgan Chase Bank's analysis of a possible acquisition of Vastera.

        In early 2004, the Board of Directors authorized management to engage Updata Capital, Inc. or Updata, to assist the company in its coordination of the process of responding to a proposal from JPMorgan Chase Bank, should one be forthcoming. Updata was chosen because it had previously discussed general strategy and acquisition alternatives with management. On February 4, 2004, the company formally retained Updata to act as Vastera's financial advisor on a non-exclusive basis. Updata would primarily: (1) work with the company in responding to any proposal put forth by JPMorgan Chase Bank; and (2) identify strategic partners for a merger, alliance or other transaction that might represent a superior strategic alternative to any proposal JPMorgan Chase Bank might make. This engagement letter included provisions for the payment of success fees to Updata including, among others, a "tail fee" payable in the event that Vastera consummated a transaction within 6 months following termination of its relationship with Updata. Updata's strategy for the process was to focus its search on companies in three sectors: financial services, logistics and technology. Updata had identified more than 10 firms in each of these sectors that were likely strategic partners. Immediately thereafter, Updata representatives began the process of contacting the firms it had identified.

        During January and February of 2004, Mr. Davenport and Mr. Simpson continued conducting telephone calls regarding JPMorgan Chase Bank's continuing interest in acquiring us as well as the process to be followed. On or about February 26, 2004, Mr. Davenport and Ms. Henry had a telephone conversation with Mr. Simpson to discuss the relevant next steps to be taken to advance the discussions between the bank and us regarding a potential acquisition. Mr. Davenport, Ms. Henry, and Mr. Simpson agreed that the logical next step would be a face-to-face meeting between Mr. Davenport, Ms. Henry, Mr. Simpson, and Ms. Lori Hricik, the Executive Vice President and head of the Treasury Service unit of JPMorgan Chase Bank.

        On or about March 12, 2004, Mr. Davenport and Ms. Henry met with Mr. Simpson and Ms. Hricik at the offices of JPMorgan Chase Bank in New York City. At this meeting, the parties discussed whether the acquisition of Vastera by JPMorgan Chase Bank should be explored further. The parties agreed to hold a two-day meeting with a larger group of Vastera management representatives and JPMorgan Chase Bank officers to further evaluate the opportunity.

        On April 13 and 14, 2004, Vastera's senior management team, including Mr. Davenport, Ms. Henry, Kevin Boyce, our Vice President, Finance and Corporate Controller, Robert H. Skinner, our Vice President, Global Sales, Professional Services and Marketing, Brian Henderson, our Chief Counsel and Secretary, Bernie Hart, our Vice President, Global Managed Services, Jim Wilson, our Vice President of Operations Research, and George Weise, our Vice President, Global Trade Compliance, met with several members of JPMorgan Chase Bank's Treasury Services business, including Mr. Simpson, Tod Burwell, Vice President JPMorgan Chase Bank, and Brian Hyde, Vice President JPMorgan Chase Bank in Dulles, Virginia. Representatives of Updata also attended these meetings.

        The Vastera representatives provided an overview of the company's business through a series of presentations and one-on-one discussions. At the end of the two-day session, Mr. Simpson indicated that JPMorgan Chase Bank would consider submitting a proposal to Vastera's Board of Directors pertaining to a potential acquisition of Vastera.

        On or about April 20, 2004, Mr. Davenport and Vastera directors Richard Lefebvre, Richard Kimball and Walter Arzonetti met with representatives of Updata and were informed on the status of the discussions with JPMorgan Chase Bank. Updata outlined the status of its discussions with other targeted firms and reported that, as of the date of this meeting, none of the parties contacted by Updata had yet to indicate an interest in pursuing a transaction with Vastera.

        During its regularly scheduled April 21, 2004 telephonic meeting, Vastera's Board of Directors formally created the Strategic Transaction Committee, which was comprised of Messrs. Lefebvre, Arzonetti, Kimball and Davenport, and charged this committee to collect information on behalf of the Board of Directors and to make recommendations to the Board of Directors regarding an acquisition, merger or strategic transaction involving the company.

        From May through September of 2004, the Strategic Transaction Subcommittee held regular in person and telephonic meetings to review both the status of the discussions with JPMorgan Chase Bank and Updata's discussions with other potential strategic partners. During this period, Updata had contacted more than 10 companies in each of the financial services, logistics, and technology sectors. Of the more than 30 firms contacted, and excluding JPMorgan Chase Bank, only four companies expressed an initial interest in a potential transaction. Of these four companies, three conducted follow up meetings with Vastera's senior management.

        At several times during this period, Mr. Davenport and Ms. Henry received indications from representatives of JPMorgan Chase Bank that a proposal for a strategic transaction with Vastera might be forthcoming, but no such proposal was made. In late June, Mr. Davenport was informed by Mr. Simpson that a proposal would not be forthcoming for some period of time because JPMorgan Chase Bank's management was focused on the integration of its operations with those of Bank One. JPMorgan Chase Bank's acquisition of Bank One closed on July 1, 2004.

        At a regular meeting of our Board of Directors on July 21, 2004, Mr. Davenport reported on the status of the discussions with JPMorgan Chase Bank. Mr. Davenport also reported that one of the four companies that had expressed interest in the company subsequently declined a management meeting and withdrew from the process. He reported that of the three companies that agreed to a management meeting, one had met with us and decided not to pursue a transaction. The Board of Directors decided that the company should approach private equity firms and additional logistics companies and directed management to locate an investment banking firm that possessed more extensive relationships with private equity firms and broader contacts with logistics companies than Updata possessed.

        Throughout August and September of 2004, Mr. Davenport and Ms. Henry conducted a number of meetings and telephone conferences with representatives of Thomas Weisel Partners LLC to assess that firm's capabilities and its view of possible strategic options available to Vastera. During this time period, management also interviewed a number of other investment banking firms to assess their capabilities.

        In September 2004, Mr. Davenport and Ms. Henry met in the United Kingdom with representatives of another of the three companies that had expressed interest in meeting with Vastera for further discussions on this company's interest in a transaction with Vastera. Shortly after this meeting, this company informed us that a transaction with Vastera was beyond the scope of its strategic plans. The third and final company with which we met subsequently notified Updata that it would not pursue a transaction with us.

        On October 11, 2004, the Strategic Transaction Committee met. The meeting was attended by Mr. Henderson, Ms. Henry, David Clarke, of Piper Rudnick LLP (which on January 1, 2005 became DLA Piper Rudnick Gray Cary US LLP), or Piper, Vastera's outside counsel, and representatives of Updata. Updata briefed the committee on the discussions with JPMorgan Chase Bank and described a possible joint proposal from two private equity firms. This proposal included a $2.50 per share purchase price for all of our common stock and a request that we execute a non-binding letter of intent with exclusivity through October 31. Based on its understanding of the valuation of the company, the committee determined that the purchase price included in the proposal was inadequate and instructed Updata to communicate such to the joint bidders.

        At this meeting, Updata also informed the committee that it had received indications that a proposal for Vastera was still under review by senior JPMorgan Chase Bank management. After this presentation, the Updata representatives left the meeting. The committee then considered whether to retain Thomas Weisel Partners as its financial advisor to focus primarily on a possible sale of the company to a private equity fund or a logistics company. Mr. Davenport and Ms. Henry briefed the committee on their discussions with representatives of Thomas Weisel Partners and other investment banking firms over the past two months. The committee considered the information carefully, questioning Mr. Davenport and Ms. Henry about the capabilities of Thomas Weisel Partners. After considerable discussion, the committee approved the engagement of Thomas Weisel Partners and authorized management to terminate Updata's engagement. Later that day, the company and Thomas Weisel Partners executed an engagement letter.

        Updata was formally notified in writing of the termination of its engagement on October 21, 2004. Pursuant to the terms of the Updata engagement letter, Updata is entitled to and will receive a fee of $250,000 upon consummation of the merger with JPMorgan Chase Bank. Shortly after Updata was notified that its engagement had been terminated, Mr. Davenport notified JPMorgan Chase Bank that Thomas Weisel Partners was now acting as Vastera's financial advisor.

        Representatives of Thomas Weisel Partners identified more than 10 potential strategic partners and more than 10 private equity firms it believed would be interested in conducting a transaction with Vastera. Immediately after Thomas Weisel Partners was engaged, its representatives began to contact these entities.

        On or about October 26, 2004, the Strategic Transaction Committee met telephonically. The meeting was attended by Mr. Davenport, Ms. Henry, Mr. Henderson, Mr. Clarke and representatives of Thomas Weisel Partners. At this meeting, Thomas Weisel Partners provided the committee with an update on the discussions with JPMorgan Chase Bank. The committee was informed that JPMorgan Chase Bank, acting through Mr. Hyde, had communicated orally to Mr. Davenport a preliminary offer of $3.00, in cash, per share of Vastera common stock, subject to completion of the bank's due diligence review of the company. Thomas Weisel Partners had suggested to Messrs. Hyde and Simpson that JPMorgan Chase Bank should formulate specific plans for completing its due diligence process, and that a meeting between representatives of JPMorgan Chase Bank and Vastera be held.

        Vastera's management scheduled a due diligence and management interview session with representatives of JPMorgan Chase Bank and its advisors on November 7 through 10, 2004. Vastera and its financial and legal advisors began preparations for the diligence sessions, which included creating a data room at Piper's offices in Reston, Virginia. On November 2, 2004, the Strategic Transaction Committee met and heard an update on the process from representations of Thomas Weisel Partners.

        On the evening of November 7, Mr. Davenport and Ms. Henry met with Messrs. Simpson, Burwell and Hyde of JPMorgan Chase Bank to discuss the due diligence process and the work that they expected to take place over the following three days. Over the three days, approximately 25 representatives of JPMorgan Chase Bank visited the data room and conducted interviews with various members of Vastera's management.

        On November 10, 2004, at a regularly scheduled meeting of the company's Board of Directors, representatives of Thomas Weisel Partners apprised the directors of the progress made by JPMorgan Chase Bank during the previous two days. Mr. Davenport also reported on the discussions that he and Ms. Henry had with Messrs. Simpson, Burwell and Hyde during the evening of November 7, 2004.

        The Strategic Transaction Committee continued to meet with representatives of Thomas Weisel Partners throughout November for updates on the process, including updates on Thomas Weisel Partners' efforts to attract a private equity firm or other strategic buyer. In late November 2004, Mr. Davenport spoke by telephone with Mr. Simpson, who reported that JPMorgan Chase Bank had completed its due diligence of Vastera. Mr. Simpson indicated that he was scheduled to meet with JPMorgan Chase Bank's senior executives in early December to obtain final approval for a proposal to acquire Vastera.

        From mid-November 2004 through mid-December 2004, Mr. Davenport and Ms. Henry met with and conducted discussions with eight private equity firms around the country. Of these eight private equity firms, seven indicated no interest in a transaction following these meetings.

        On December 8, 2004, JPMorgan Chase Bank orally communicated a preliminary value to the company of $2.90, in cash, per share, coupled with a proposed $6.0 million termination fee payable by Vastera under certain circumstances and a 90-day period during which Vastera would negotiate exclusively with JPMorgan Chase Bank.

        On December 9, 2004, the Strategic Transaction Committee met with Mr. Davenport, Ms. Henry, Mr. Henderson, Mr. Clarke and representatives of Thomas Weisel Partners. Mr. Clarke expressed his belief that the exclusivity provision, as proposed, would not be appropriate given the fiduciary obligations of the company's directors. Mr. Clarke suggested that the company discuss the issue with JPMorgan Chase Bank in an effort to persuade JPMorgan Chase Bank to abandon this request. Later that day, the Board of Directors conducted a scheduled telephonic meeting, which was attended by Mr. Clarke, representatives of Thomas Weisel Partners, Mr. Henderson and Ms. Henry. Thomas Weisel Partners gave a presentation describing the details of the JPMorgan Chase Bank proposal and Mr. Clarke reiterated for the entire Board of Directors the comments he had made to the Strategic Transaction Committee earlier that day. The directors discussed the desirability of obtaining a higher offer price, reducing the amount of the termination fee and eliminating the request for an exclusivity period. The Board of Directors instructed management and Thomas Weisel Partners to continue their negotiations of the terms of the offer and report back to the Board of Directors.

        On December 10, 2004, JPMorgan Chase Bank delivered revised terms of its offer to representatives of Thomas Weisel Partners. The revised terms provided for increasing the per share purchase price to $3.00, in cash, decreasing the termination fee to $5.0 million and eliminating the previously proposed exclusivity period. Through that date, there had been no success with any financial services, logistics or technology companies.

        On or about December 14, 2004, representatives of Thomas Weisel Partners notified management that the last remaining private equity firm that had expressed interest in the company would be unwilling to make a proposal at a premium to the then market price of the common stock.

        Over the course of the next three weeks, management, representatives of Thomas Weisel Partners and Piper negotiated the specific terms of an agreement and plan of merger with JPMorgan Chase Bank and its legal counsel. On December 21, 2004 and December 28, 2004 the Board of Directors met with representatives of management, Piper and Thomas Weisel Partners. At the December 21 meeting, the representatives of Thomas Weisel Partners gave a preliminary indication that $3.00 per share was fair to the Company's stockholders from a financial point of view. Over the course of these two meetings, the board was updated on the outstanding issues surrounding the merger agreement, which included (1) JPMorgan Chase Bank's insistence on voting agreements from Vastera's two largest stockholders, (2) JPMorgan Chase Bank's requirement that it be a condition to closing that Vastera's net assets equal a to-be-negotiated dollar amount, (3) the restrictions on operating Vastera's business that would apply between signing of a merger agreement and closing, and (4) the circumstances under which Vastera would be required to pay the termination fee. At the December 28 meeting, representatives of Thomas Weisel Partners presented a detailed summary of the then current terms of the merger agreement.

        Following these meetings, management, representatives of Thomas Weisel Partners and Piper continued negotiation of the merger agreement with JPMorgan Chase Bank and its legal counsel. On the evening of January 6, 2005, management presented a final version of the merger agreement to the entire Board of Directors. At this meeting, Thomas Weisel Partners formally presented its opinion as to the fairness of the merger consideration to the company's stockholders from a financial point of view. The opinion considered the financial terms of the offer and JPMorgan Chase Bank's wherewithal and ability to fund and close a cash acquisition quickly. Following this presentation, Mr. Clarke discussed the board's fiduciary obligations with respect to consideration of the transaction, as he had done at several previous meetings. Vastera's legal counsel presented suggested resolutions for the board's consideration. After due consideration of the matters presented for approval, the directors unanimously approved the resolutions with respect to the transactions with JPMorgan Chase Bank contained in the merger agreement.

Reasons for the Merger

  Factors Relating to the Merger Agreement with JPMorgan Chase Bank

        The following discussion, while not exhaustive, includes the material information and factors considered by our Board of Directors in connection with its evaluation of the merger. In view of the variety of factors considered, our Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have given different weight to different factors. It should be noted that parts of this explanation of our Board of Directors' reasoning and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "Summary Term Sheet—Cautionary Note Regarding Forward-Looking Statements."

        In reaching its determinations, our Board of Directors consulted with our management and with its legal and financial advisors and carefully considered the benefits from a prospective merger with JPMorgan Chase Bank, including the following:

  •
  The premium over the trading price offered by JPMorgan Chase Bank. Our Board of Directors considered the fact that the proposed merger consideration to be paid to the holders of Vastera common stock (other than shares held by Vastera, JPMorgan Chase Bank or their respective subsidiaries and any stockholders who properly exercise dissenters' appraisal rights under the Delaware General Corporation Law) represented a $1.00 per share premium over the last sale price per share of $2.00 on January 6, 2005, the last full trading day before we announced the signing of the merger agreement;

  •
  The analysis and opinion of our financial advisor. Thomas Weisel Partners provided an oral opinion, later confirmed in writing, to the effect that, as of January 6, 2005, the merger consideration of $3.00 in cash per share of Vastera common stock to be received by our stockholders in the merger was fair from a financial point of view to the holders of our common stock;

  •
  All cash consideration. The merger consideration consists solely of cash, which provides certainty of value to our stockholders;

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  The likelihood that the merger will be consummated. Our Board of Directors believes it likely that the merger will be consummated, in light of JPMorgan Chase's experience in acquiring companies, reputation and financial capability, the absence of any financing condition to JPMorgan Chase Bank's obligation to complete the merger and in light of our historical relationship with JPMorgan Chase Bank and

  •
  Other terms of the merger agreement. Our Board of Directors, together with our legal and financial advisers, carefully considered the terms of the merger agreement, including the representations, warranties and covenants made by each party; the restrictions on the conduct of our business between execution of the definitive merger agreement and completion of the merger; the conditions to the obligations of each party to complete the merger; the termination provisions of the merger agreement; and our Board of Directors' evaluation of the likely time period necessary to complete the merger.

  Factors Relating to the Transaction Generally

        In reaching its determinations to approve the merger agreement and declare its advisability, our Board of Directors also considered several other factors relating to the transaction generally, including the following:

  •
  Vastera's historical performance. Our Board of Directors considered historical information concerning Vastera's business, financial performance and condition, operations, technology, management and competitive position available to it;

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  Vastera's prospects as an independent, publicly-traded company. Our Board of Directors considered the prospects for our business and the potential impact on the trading price of our common stock (neither of which was feasible to quantify numerically) if we were to remain an independent, publicly traded company;

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  Our strategic alternatives for maximizing stockholder value. Our Board of Directors considered other alternatives available to Vastera, including pursuing a strategic acquisition, alliance or other such transaction in deciding whether any viable alternatives to the transaction with JPMorgan Chase Bank were available that could maximize stockholder value and

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  Absence of other proposals. During 2004, our financial advisors approached more than 40 potential strategic investors (including companies in the financial services, logistics, and technology sectors) and 12 potential private equity firm buyers during the sale process. During the sales process, we also considered strategic transactions other than a sale of the company (including strategic alliances and joint venture arrangements). JPMorgan Chase Bank was the only party that made a proposal at a per share price in excess of the then current trading price of our common stock.

  Potential Negative Factors Relating to the Transaction

        In the course of its deliberations, our Board of Directors identified and considered a number of risks and other potentially negative factors relating to the transaction, including the following:

  •
  The lack of benefit from any future increase in the value of our common stock. If the merger is consummated, our common stock will no longer be publicly traded and will be delisted from the Nasdaq National Market and deregistered under the 1934 Act. Following the effective time of the merger, our stockholders of record on the record date (other than stockholders who pursue their dissenters' rights of appraisal under the DGCL) will be entitled only to the merger consideration in exchange for their shares of our common stock. Thus, if the merger is completed, holders of shares of our common stock will not have an opportunity to continue to hold an equity interest in the surviving company as an ongoing corporation and, therefore, will not have the opportunity to share in the future earnings, dividends or growth, if any, of the surviving corporation;

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  The fact that certain of our stockholders may be subject to taxable gains. For United States federal income tax purposes, your receipt of cash in exchange for your shares of our common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in the shares of our common stock you hold (See "—Material United States Federal Income Tax Consequences of the Merger");

  •
  Provisions in the merger agreement may discourage other companies from attempting to acquire us at a higher price. The merger agreement requires that we cease all discussions with third parties concerning mergers or acquisitions involving Vastera and that we refrain from soliciting any such transactions. We will be required to pay a $5 million termination fee to JPMorgan Chase Bank if the merger agreement is terminated as a result of our violation of these prohibitions and under other specified circumstances, described in the section entitled "—The Merger Agreement—Termination and Termination Fees." These provisions could discourage other companies from trying to acquire us, and, despite the fact that Thomas Weisel Partners has delivered its opinion to our Board of Directors to the effect that the merger consideration to be received by holders of Vastera common stock is fair, from a financial point of view, to such holders (see "—Opinion of Vastera's Financial Advisor"), other companies might be willing to offer greater value to our stockholders than JPMorgan Chase Bank has offered in the proposed merger;

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  The risk of failure to complete the merger. There can be no assurance that we will be able to consummate the merger. The consummation of the merger is subject to various conditions under the merger agreement, including certain consents and approvals of third parties, which may be out of our control. For example, JPMorgan Chase Bank's obligation to consummate the merger is conditioned on the non-occurrence of a "Company Material Adverse Effect" (as defined in the merger agreement) which includes the following events, among others: (1) Vastera customers aggregating more than $5 million of our 2004 consolidated revenues indicating they will discontinue their relationship with us, (2) certain specified customers failing to agree with JPMorgan Chase Bank to continue to use Vastera's services on historical terms or (3) a government authority commencing a formal investigation of us. In addition, JPMorgan Chase Bank's obligation to consummate the merger is conditioned on Vastera having "Net Tangible Asset Value" (as defined in the merger agreement) of at least $50 million on the closing date of the merger. See the section entitled "—The Merger Agreement—Conditions to the Merger—Conditions to JPMorgan Chase Bank's Obligation to Consummate the Merger";

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  The transaction costs and restrictions on the conduct of our business pending the merger. We may incur significant risks and costs if the merger does not close, including the diversion of management and employee attention during the period after the signing of the merger agreement, potential employee attrition and the potential effect on our business and customer relations. In that regard, under the merger agreement, we must conduct our business in the ordinary course, and we are subject to a variety of other restrictions on how we conduct our business prior to the completion of the merger or the termination of the merger agreement. These restrictions may delay or prevent us from undertaking business opportunities that may arise or preclude actions that would be advisable if we were to remain an independent, publicly-traded company. See "—The Merger Agreement—Covenants Relating to the Conduct of Our Business"; and

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  The interests of some of our directors and officers in the merger are different from those of the other stockholders. Some of the members of our management and the Board of Directors have interests in the merger that are in addition to, or different from, Vastera stockholders generally. Our Board of Directors was aware of and considered these interests when it approved the merger agreement and the other transactions contemplated by the merger agreement. For example, Vastera has an employment agreement with Timothy A. Davenport, our President and Chief Executive Officer, and a severance agreement with Maria D. Henry, our Chief Financial Officer, each of which provides for significant severance payments and other benefits in certain cases upon the termination or resignation of such executive officers' employment including certain terminations or resignations, within certain time periods after a change of control such as consummation of the merger. In addition, some of our executive officers and directors hold unvested options to purchase our common stock which will entitle them to cash payments upon consummation of the merger. Further, JPMorgan Chase Bank has agreed that for six years from and after the effective time of the merger (i) that the organizational documents of the surviving corporation shall contain indemnity provisions that are at least as favorable as those currently in effect, subject to certain limited exceptions and (ii) to use its reasonable best effort to maintain in effect, or cause the surviving corporation to maintain in effect directors' and officers' liability insurance on behalf of Vastera's former officers and directors who are currently covered by Vastera's directors' and officers' liability insurance policies with respect to acts or omissions occurring prior to the effective time of the merger with substantially equivalent coverage as is provided by those policies currently in effect; so long as the annual premium for this coverage is no more than 200% of the annual premium we currently pay. See "—Interests of Certain Persons in the Merger."

Opinion of Vastera's Financial Advisor

        The Vastera Board of Directors retained Thomas Weisel Partners LLC, an internationally recognized investment banking firm, to act as our financial advisor in connection with the merger and to render an opinion as to the fairness, from a financial point of view, of the consideration to be received by our stockholders in connection with the merger. The Board of Directors approached several investment banks regarding the services Vastera would require. Thomas Weisel Partners was selected based on its qualifications, expertise and reputation and its knowledge of the business and affairs of the industry in which Vastera operates.

        On January 6, 2005, Thomas Weisel Partners delivered its oral opinion (subsequently confirmed in writing) to our Board to the effect that, as of the date of the written opinion, and based upon and subject to the assumptions made, matters considered and limitations on the scope of review set forth in the written opinion, the consideration to be received by the stockholders of Vastera pursuant to the merger agreement is fair to such stockholders from a financial point of view.

        The full text of the written opinion of Thomas Weisel Partners, which sets forth among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken by Thomas Weisel Partners in delivering its opinion, is attached as Annex C to this Proxy Statement. Stockholders should read this opinion carefully and in its entirety. The following description of the opinion of Thomas Weisel Partners is only a summary of the written opinion and as such the following description is qualified in its entirety by reference to the full text of the written opinion and is not a substitute for the written opinion. The opinion of Thomas Weisel Partners was provided for the information and assistance of our Board of Directors in their consideration of the merger and was directed solely to our Board of Directors. The opinion does not constitute a recommendation to our Board of Directors or any holder of Vastera common stock whether to support the merger nor does it constitute a recommendation to the stockholders of Vastera as to how any stockholder should vote with respect to approval of the merger agreement. The opinion addresses only the fairness, from a financial point of view, of the consideration to be received by stockholders of Vastera in connection with the merger.

        In connection with rendering its opinion described above and performing its related financial analysis, Thomas Weisel Partners has, among other things:

  •
  reviewed certain publicly available financial and other data with respect to Vastera, including the consolidated financial statements for five years and interim periods to September 30, 2004, and certain other relevant financial and operating data relating to Vastera made available to Thomas Weisel Partners from published sources and from the internal records of Vastera;

  •
  reviewed the financial terms and conditions of the merger agreement;

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  reviewed certain publicly available information concerning the trading of, and the trading market for, Vastera common stock;

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  compared Vastera from a financial point of view with certain companies which Thomas Weisel Partners deemed to be relevant;

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  considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the software and services industries that Thomas Weisel Partners deemed to be comparable, in whole or in part, to the merger;

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  reviewed and discussed with representatives of the management of Vastera certain information of a business and financial nature regarding Vastera furnished to Thomas Weisel Partners by such representatives of management, including financial forecasts and related assumptions of Vastera;

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  made inquiries regarding and discussed the merger and the merger agreement and other matters related thereto with Vastera's counsel; and

  •
  performed such other analyses and examinations as Thomas Weisel Partners deemed appropriate.

        In preparing its opinion, Thomas Weisel Partners did not assume any obligation to independently verify any of the information referred to above and relied on such information being accurate and complete in all material respects. Thomas Weisel Partners also made the following assumptions:

  •
  with respect to the financial forecasts for Vastera provided to Thomas Weisel Partners by the management of Vastera, upon the advice of such management and with Vastera's consent, Thomas Weisel Partners assumed for purposes of its opinion that the forecasts had been reasonably prepared on bases reflecting the best available estimates and judgments of Vastera's management at the time of preparation as to the future financial performance of Vastera, and that such forecasts provided a reasonable basis upon which Thomas Weisel Partners could form its opinion;

  •
  that there had been no material changes in the assets, financial condition, results of operations, business or prospects of Vastera since the respective dates of their last financial statements made available to Thomas Weisel Partners;

  •
  Thomas Weisel Partners relied on advice of counsel and independent accountants to Vastera as to all legal and financial reporting matters with respect to Vastera, the merger and the merger agreement; and

  •
  that the merger would be consummated in a manner that complies in all respects with the applicable provisions of the 1933 Act, the 1934 Act and all other applicable federal and state statutes, rules and regulations.

        Thomas Weisel Partners did not assume responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Vastera, nor was Thomas Weisel Partners furnished with any such appraisals.

        The opinion of Thomas Weisel Partners was based on economic, monetary and market and other conditions as in effect on, and the information made available to Thomas Weisel Partners as of, the date of the written opinion. Accordingly, although subsequent developments may affect its opinion, Thomas Weisel Partners has not assumed any obligation to update, revise or reaffirm its opinion.

        In addition, Thomas Weisel Partners further assumed, with Vastera's consent, that in all material respects to Thomas Weisel Partners' analysis, the representations and warranties of each party contained in the merger agreement were true and correct, that each party would perform all of the covenants in the merger agreement required to be performed by it under the merger agreement, and that the merger would be consummated in accordance with the terms described in the merger agreement, without any further amendment thereto, and without waiver by Vastera of any of the conditions to its obligations thereunder.

        The following represents a brief summary of the material financial analyses performed by Thomas Weisel Partners in connection with providing its opinion to the Board of Directors of Vastera. Some of the summaries of financial analyses performed by Thomas Weisel Partners include information presented in tabular format. In order to fully understand the financial analyses performed by Thomas Weisel Partners, stockholders should read the tables together with the text of each summary. The tables alone do not constitute a complete summary of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Thomas Weisel Partners.

        Selected Public Companies Analysis.    Based on public and other available information, Thomas Weisel Partners calculated the implied enterprise value of Vastera, which Thomas Weisel Partners defined as market capitalization plus total debt less cash, cash equivalents, and marketable securities, the implied equity value of Vastera and the implied per share value of Vastera, each as a multiple of projected revenue and earnings before interest, taxes, depreciation and amortization, or EBITDA, which multiples were implied by the estimated enterprise values, revenues and EBITDA of the companies listed below in the Business Process Outsourcing and Enterprise Applications Software industries for the calendar year 2004. Projected 2005 information for Vastera was based on projections made by Vastera management. Projections for the other selected companies were based on Thomas Weisel Partners' research and other publicly available investment banking research. Thomas Weisel Partners believes that the 23 companies listed below have operations similar to some of the operations of Vastera, but noted that none of these companies has the same management, composition, size or combination of businesses as Vastera:

Business Process Outsourcing		Enterprise Application Software
•	Accenture	•	Agile Software
•	ACS	•	Aspen Technology
•	APAC	•	Datastream
•	BearingPoint	•	i2 Technologies
•	Convergys	•	Indus
•	EDS	•	JDA Software
•	Maximus	•	Manugistics
•	Sitel	•	MRO Software
•	Sourcecorp	•	Kana Software
•	Sykes	•	Onyx Software
•	Unisys	•	Plumtree
		•	Portal Software

        The following table sets forth the multiples indicated by this analysis:

Business Process Outsourcing
	Enterprise Value/ Revenue 2005E	Enterprise Value/ EBITDA 2005E
Third Quartile	1.0x	7.4x
Mean	0.8x	6.3x
Median	0.6x	6.3x
First Quartile	0.5x	4.3x
Implied Vastera Enterprise Value (millions)	$37.0 – $83.3	$13.0 – $22.2
Implied Vastera Equity Value (millions)	$92.8 – $139.1	$68.8 – $78.0
Implied Vastera Per Share Value	$2.17 – $3.25	$1.61 – $1.82

Enterprise Application Software
	Enterprise Value/ Revenue 2005E	Enterprise Value/ EBITDA 2005E
Third Quartile	1.0x	9.8x
Mean	0.9x	12.3x
Median	0.9x	7.2x
First Quartile	0.8x	5.9x
Implied Vastera Enterprise Value (millions)	$61.8 – $85.4	$17.8 – $29.4
Implied Vastera Equity Value (millions)	$117.6 – $141.3	$73.7 – $85.2
Implied Vastera Per Share Value	$2.75 – $3.30	$1.72 – $1.99

        Each of the implied Vastera values set forth above was based on a range of multiples of first quartile to third quartile.

        The multiples derived from the implied estimated enterprise values, revenues and EBITDA of the companies listed above were calculated using data that excluded all extraordinary items, non-recurring charges and merger-related expenses and assumed a tax rate of 40%.

        Selected Transactions Analysis.    Based on public and other available information, Thomas Weisel Partners calculated the implied enterprise value of Vastera, which Thomas Weisel Partners defined as market capitalization plus total debt less cash, cash equivalents and marketable securities, the implied equity value of Vastera and the implied per share value of Vastera, each as a multiple of EBITDA for the last twelve months ("LTM"), which multiple was implied by the estimated EBITDA of 23 selected transactions involving software companies that have been announced since October 1, 2002. The selected transactions reviewed in this analysis were the following:

Acquiror	Target
Tektronix	INET
JDA Software	QRS Corp.
Hewitt Associates	Exult
BMC Software	Marimba
Pitney Bowes	Group 1
Infospace	Vastera
Cap Gemini Ernst & Young SA	Transiciel
CGI Group Inc	American Mgmt Systems Inc
SERENA Software Inc	Merant PLC
HP	Novadigm
Ariba	Freemarkets
Stellent	Optika
Symantec	On Technology
EMC	Documentum
Interwoven, Inc.	iManage
Ascential	Mercator
Hyperion	Brio Software
EMC	Legato Systems
GEAC Computer	Comshare
PeopleSoft	JD Edwards
ScanSoft	SpeechWorks
ADP	ProBusiness Services
Thiel Logistik AG	Microlog Logistics AG

        The following tables set forth the multiples indicated by this analysis:

Announced Enterprise Value/EBITDA LTM
Third Quartile	41.3x
Mean	35.5x
Median	28.7x
First Quartile	16.5x
Implied Vastera Enterprise Value (millions)	$33.0 – $82.5
Implied Vastera Equity Value (millions)	$88.9 – $138.4
Implied Vastera Per Share Value	$2.08 – $3.23

        Each of the implied Vastera values above was based on a range of multiples of first quartile to third quartile.

        No transaction used in the selected transactions analysis is identical to the merger, and no company used in the selected public company analysis is identical to Vastera. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies and transactions to which Vastera and the merger are being compared.

        Premiums Paid Analysis.    Thomas Weisel Partners reviewed the consideration paid in 23 selected transactions involving software companies that have been announced since October 1, 2002. Thomas Weisel Partners calculated the premiums paid in these transactions over the applicable stock price of the acquired company (i.e., the amount by which the price that the acquiror paid for the target shares exceeded the market price of such shares) one day, one week and one month prior to the announcement of the acquisition offer, and calculated the enterprise value, equity value and per share value implied by such premiums. The following table summarizes the results of this analysis.

	Enterprise Value		Equity Value
	30-day price Premium	1-day price Premium	30-day Price Premium	1-day price Premium
Third Quartile	73%	53%	56%	28%
Mean	55%	46%	41%	28%
Median	46%	30%	37%	25%
First Quartile	30%	22%	25%	19%
Implied Vastera Enterprise Value (millions)	$54.4 – $72.8	$36.5 – $45.8	$65.9 – $96.8	$45.9 – $54.1
Implied Vastera Equity Value (millions)	$110.3 – $128.6	$92.4 – $101.6	$121.8 – $152.6	$101.7 – $110.0
Implied Vastera Per Share Value	$2.58 – $3.00	$2.16 – $2.37	$2.84 – $3.56	$2.37 – $2.57

        Each of the implied Vastera values set forth above was based on a range of premiums of first quartile to third quartile.

        Discounted Cash Flow Analysis.    Thomas Weisel Partners used cash flow forecasts of Vastera for calendar years 2005 through 2009, as projected by the management of Vastera, to perform a discounted cash flow analysis. In conducting this analysis, Thomas Weisel Partners assumed that Vastera would perform in accordance with these forecasts. Thomas Weisel Partners first estimated the discounted value of the projected cash flows using discount rates ranging from 14.0% to 16.0%, which range of discount rates were selected based upon a weighted average cost of capital analysis for Vastera and the other companies used in the selected public companies analysis. Thomas Weisel Partners then estimated the terminal value by applying a discount rate to Vastera's estimated perpetual free cash flow, with growth rates ranging from 2.0% to 4.0%. Thomas Weisel Partners then discounted the terminal value to present values using discount rates ranging from 14.0% to 16.0%. This analysis indicated a range of enterprise values, to which approximately $55.8 million of cash, cash equivalents and marketable securities were added, to calculate a range of equity values. This analysis implied an enterprise value for Vastera ranging from $38.9 million to $57.7 million, an implied equity value ranging from $94.8 million to $113.5 million and an implied per share value ranging from $2.21 to $2.65 per share.

        Thomas Weisel Partners noted that each of the above analyses of Vastera assumed Vastera had net cash, cash equivalents and marketable securities totaling $55.8 million as well as 42.8 million diluted shares of Vastera common stock outstanding.

        The foregoing summary describes the material points of a more detailed analysis and examination that Thomas Weisel Partners conducted in arriving at its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Thomas Weisel Partners. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to particular circumstances and is therefore not readily susceptible to a summary description. Thomas Weisel Partners believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the Board of Directors of Vastera. In addition, Thomas Weisel Partners may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis.

        Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Thomas Weisel Partners with respect to the actual value of Vastera.

        In performing its analyses, Thomas Weisel Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Vastera. The analyses performed by Thomas Weisel Partners are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of the analysis performed by Thomas Weisel Partners with respect to the fairness, from a financial point of view, of the consideration to be received by stockholders of Vastera pursuant to the merger agreement, and were provided to the Board of Directors of Vastera in connection with the delivery of the Thomas Weisel Partners opinion. Additionally, analyses relating to the value of businesses or their securities are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

        The consideration and other terms of the merger agreement were determined through arms' length negotiations between the parties to the merger and were approved by our Board of Directors. The opinion of Thomas Weisel Partners was among many factors that the Board of Directors of Vastera took into consideration in making its determination to approve, and to recommend that the stockholders approve the merger agreement.

        Under its engagement letter dated October 11, 2004, Vastera agreed to pay Thomas Weisel Partners a customary fee for its services. Vastera agreed to pay Thomas Weisel Partners a retainer fee of $150,000, which fee shall be credited against any transaction fee paid. Vastera also agreed to pay Thomas Weisel Partners a fee of $250,000 upon the rendering of a fairness opinion, which fee shall be credited against any transaction fee paid. Furthermore, Vastera agreed to pay Thomas Weisel Partners, upon consummation of the transaction, a fee of approximately $1.9 million. The Board of Directors of Vastera was aware of this fee structure and took it into account in considering the Thomas Weisel Partners opinion and in approving the merger. Further, Vastera agreed to reimburse Thomas Weisel Partners for its reasonable out-of-pocket expenses and to indemnify Thomas Weisel Partners, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against specific liabilities, including liabilities under the federal securities laws.

Recommendation of the Board of Directors

        After evaluating the factors set forth in the section entitled "—Reasons for the Merger" and consulting with outside legal counsel and its financial advisors, our Board of Directors determined that the merger agreement, and the merger contemplated thereby, are fair to and in the best interests of Vastera and our stockholders. Accordingly, our Board of Directors has approved the merger agreement and declared its advisability. Our Board of Directors recommends that you vote "FOR" the approval of the merger agreement.

        In considering the recommendation of our Board of Directors with respect to this proposal, you should be aware that certain of our directors and executive officers have interests in the merger that are different from, or are in addition to, the interests of our stockholders generally. Please see the section entitled "—Interests of Certain Persons in the Merger."

Material United States Federal Income Tax Consequences of the Merger

        The following general discussion summarizes certain U.S. federal income tax consequences of the merger to Vastera stockholders whose shares of Vastera common stock are converted into the right to receive cash in the merger. The following discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, judicial decisions and administrative rulings, in each case as in effect and available on the date of this proxy statement. All of the foregoing are subject to change, possibly with retroactive effect, which change could affect the tax consequences described below. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who are subject to special rules, including: non-U.S. persons, certain U.S. expatriates, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, mutual funds, pass-through entities and investors in such entities, stockholders who hold their shares of Vastera common stock as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction or who are subject to alternative minimum tax or stockholders who acquired their shares of Vastera common stock upon the exercise of employee stock options or otherwise as compensation. Further, this discussion does not address any U.S. federal estate and gift or alternative minimum tax consequences or any state, local or foreign tax consequences relating to the merger.

  The Merger

        The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes under the Code, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between (i) the sum of the amount of cash received by the stockholder pursuant to the merger and (ii) the stockholder's adjusted tax basis in shares of Vastera common stock converted into the right to receive cash in the merger. Gain or loss must be calculated separately for each block of Vastera common stock converted into cash in the merger. If shares of Vastera common stock are held by a stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if such stockholder's holding period for the shares of Vastera common stock exceeds one year. Capital gains recognized by an individual upon a disposition of a share of Vastera that has been held for more than one year generally will be subject to a maximum U.S. federal income tax rate of 15% or, in the case of a share that has been held for one year or less, will be subject to tax at ordinary income tax rates. In addition, there are limits on the deductibility of capital losses.

  Backup Withholding

        A stockholder (other than certain exempt stockholders, including, among others, all corporations and certain foreign individuals) whose shares of Vastera common stock are converted into the merger consideration may be subject to backup withholding at the then applicable rate unless the stockholder provides its taxpayer identification number, or TIN, and certifies under penalties of perjury that such TIN is correct (or properly certifies that it is awaiting a TIN) and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the Internal Revenue Service. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. federal income tax return.

        The preceding discussion is for general information only and does not purport to be a complete analysis or discussion of all potential U.S. federal income tax consequences of the merger. Stockholders are strongly urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the merger.

Government and Regulatory Matters

        The merger agreement provides that each of Vastera, JPMorgan Chase Bank and JPMerger Sub will use their respective reasonable efforts to cause the merger to be consummated, including the obtaining of all requisite approvals, consents, authorizations, orders, exemptions or waivers by any third party or governmental entity.

        The merger is subject to U.S. antitrust laws. The HSR Act provides that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission, or FTC, and the Antitrust Division of the Department of Justice, or DOJ, and specified waiting period requirements have been satisfied. Vastera and JPMorgan Chase Bank filed the required notification and report forms with the FTC and the Antitrust Division of the DOJ on January 24, 2005. The FTC notified us and JPMorgan Chase Bank on February 4, 2005 that our request for early termination of the HSR Act 30-day waiting period had been granted.

        Foreign antitrust or competition law filings or approvals are also required in Brazil, Germany and Ireland. In Brazil, the filing was submitted within the statutory time period. Under Brazilian law, JPMorgan Chase Bank may elect to close in advance of receiving approval. In Germany, JPMorgan Chase Bank and Vastera submitted the required filing on February 8, 2005. The German competition authority is expected to approve the transaction within a period of one month from filing. In Ireland, JPMorgan Chase Bank and Vastera submitted the required filing on February 4, 2005, and the Irish competition authority cleared the transaction on February 18, 2005.

        Consummation of the merger is also subject to obtaining the approval of both the Office of the Comptroller of the Currency, or OCC, and the Board of Governors of the Federal Reserve System, or Federal Reserve. Final application was made on February 16, 2005 to obtain the approval of the OCC for JPMorgan Chase Bank to perform new activities in an operating subsidiary. There is no specific time frame for such an application; however, representatives of JPMorgan Chase Bank have advised us that they expect this application to be acted upon early in the second quarter of 2005. Application may be required to obtain the approval of the Federal Reserve for affiliates of JPMorgan Chase Bank to invest in the non-U.S. subsidiaries of the Vastera. There is no specific time frame for such an application; however, representatives of JPMorgan Chase Bank have advised us that they expect any such application to be acted upon early in the second quarter of 2005.

        Except as noted above, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Dissenters' Rights of Appraisal

        If the merger is consummated, dissenting holders of Vastera common stock who strictly comply with the procedures specified in Section 262 of the Delaware General Corporation Law, or DGCL, within the appropriate time periods will be entitled to have their shares of stock appraised by a court and to receive the "fair value" of such shares in cash as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of receiving the merger consideration.

        The following discussion is not a complete summary of the law relating to appraisal rights under Delaware law and is qualified in its entirety by reference to the text of Section 262 of the DGCL, a copy of which is attached to this proxy statement as Annex B. Under Section 262 of the DGCL, where a proposed merger is to be submitted for approval at a meeting of stockholders, as is the case of the special meeting, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available and include in such notice a copy of Section 262 of the DGCL. This proxy statement shall constitute such notice to Vastera stockholders. Stockholders intending to exercise appraisal rights should carefully review Annex B. Failure to follow precisely any of the statutory procedures set forth in Annex B may result in a termination or waiver of these rights. All references to a "stockholder" are to the record holder of the shares of Vastera common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Vastera common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below and to perfect in a timely manner appraisal rights.

        Below is a summary of the steps you must take if you are a Vastera stockholder and you wish to exercise your appraisal rights; however, because of the complexity of the procedures for exercising appraisal rights, if you are considering exercising such rights we urge you to seek the advice of legal counsel.

1.
You must make a written demand for appraisal.

        You must deliver a written demand for appraisal of shares to Vastera, Inc. at 45025 Aviation Drive, Suite 300, Dulles, Virginia 20166-7544, Attention: Secretary, before the vote on the merger agreement proposal is taken at the special meeting. This written demand for appraisal of shares must be in addition to and separate from a vote against the merger agreement proposal. A vote against the merger agreement proposal alone will not constitute a valid demand for appraisal, and you therefore must provide a written demand separate from your proxy. A demand for appraisal must be signed, fully and correctly, by or for the stockholder exactly as the stockholder's name appears on the stockholder's stock certificates. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be executed by or for the fiduciary, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a stockholder of record; however, in the demand, the agent must identify the record owner or owners and expressly disclose that the agent is executing the demand as an agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights for the shares held for one or more beneficial owners while not exercising rights for the shares held for other beneficial owners. In this case, the written demand should state the number of shares for which appraisal rights are being demanded. When no number of shares is stated, the demand will be presumed to cover all shares held in the name of the record owner. If you hold your shares in a brokerage account or other nominee form and wish to exercise your appraisal rights, we urge you to consult with your broker to determine the appropriate procedures for your nominee to make a demand for appraisal on your behalf.

        Within ten days after the effective date of the merger, Vastera, as the surviving corporation, must send a notice as to the effectiveness of the merger to each Vastera stockholder who has made a written demand for appraisal in accordance with Section 262 of the DGCL and who has not voted in favor of the merger agreement. Within 120 days after the effective date of the merger, but not after, any stockholder who has satisfied the requirements of Section 262 of the DGCL may deliver to Vastera a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Vastera, as the surviving corporation in the merger, must mail such written statement to the stockholder no later than the later of ten days after such stockholder's request is received by Vastera or ten days after expiration of the period for delivery of a demand for appraisal under Section 262(d) of the DGCL.

2.
You must refrain from voting for approval of the merger.

        You must not vote your shares of Vastera common stock for approval of the merger agreement proposal. Because a signed proxy which does not contain voting instructions will, unless revoked, be voted in favor of approval of the merger agreement, if you wish to exercise the right to dissent from the merger and demand appraisal rights under Section 262 of the DGCL, you must vote against the approval of merger agreement or abstain from voting on the merger agreement proposal. You can terminate your right to appraisal, even if you have previously filed a written demand for appraisal, if you return a signed proxy and: (A) fail to vote against approval of the merger agreement; or (B) fail to note that you are abstaining from voting.

3.
You must continuously hold your shares of Vastera common stock.

        You must continuously hold your shares of Vastera common stock from the date you make the demand for appraisal through the effective date of the merger. You will lose any right to appraisal for your shares if you transfer your shares prior to the effective date of the merger.

4.
You must petition the Delaware Court of Chancery.

        If you and Vastera cannot agree on the fair cash value of your dissenting shares, then within 120 days after the effective date of the merger, but not after, either Vastera, as the surviving corporation in the merger, or any stockholder who has complied with the required conditions of Section 262 of the DGCL and who is otherwise entitled to appraisal rights, may file a petition in the Delaware Court of Chancery demanding that the court determine the value of the shares of Vastera common stock held by all of the stockholders who are entitled to appraisal rights. Vastera has no intention at this time, nor any obligation, to file such a petition.

        Upon the filing of any petition by a stockholder in accordance with Section 262 of the DGCL, service of a copy must be made upon Vastera, which must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the fair value of their shares have not been reached by Vastera. If a petition is filed by Vastera, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to Vastera and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and the costs thereof will be borne by Vastera.

        Stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of dissenting shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL. The failure of a stockholder to do so within the period specified could nullify such stockholder's previous written demand for appraisal. If no petition for appraisal is filed with the court within 120 days after the effective date of the merger, stockholders' rights to appraisal (if available) will cease.

5.
Appraisal of shares.

        If a petition for appraisal is timely filed, the Delaware Court of Chancery, after a hearing on the petition, will determine which stockholders are entitled to appraisal rights and will determine the fair value of the shares owned by these stockholders, exclusive of any value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors.

        The costs of the appraisal proceeding may be determined by the court and taxed against the parties, as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys' fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses.

        If you are considering seeking appraisal you should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you did not seek appraisal of your shares. You should also be aware that financial advisor opinions are not opinions as to fair value under Section 262 of the DGCL.

6.
Withdrawal of demand.

        You may withdraw your demand for appraisal and accept the merger consideration by delivering to Vastera a written withdrawal of your demand, except that (1) any attempt to withdraw your demand for appraisal made more than 60 days after the effective date of the merger will require the written approval of Vastera, as the surviving corporation and (2) no appraisal proceeding in the Delaware Court of Chancery shall be dismissed as to any stockholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just. If the surviving corporation does not approve your request to withdraw a demand for appraisal when such approval is required or if the Delaware Court of Chancery does not approve the dismissal of your appraisal proceeding, you would be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be lower than the value of the merger consideration.

        Failure to strictly comply with the procedures required by Section 262 of the DGCL for exercising appraisal rights will result in the loss of your statutory appraisal rights (in which event a Vastera stockholder will be entitled to receive the applicable merger consideration with respect to such dissenting shares in accordance with the merger agreement). In view of the complexity of the provisions of Section 262 of the DGCL, Vastera stockholders who are considering objecting to the merger are urged to consult their own legal advisors.

Interest of Certain Person in the Merger

        When you consider the recommendation of the Board of Directors with respect to approval of the merger agreement, you should be aware that some of the members of our management and the Board of Directors may have interests in the merger that are in addition to, or different from, Vastera stockholders generally. All such additional interests are described below, to the extent material, and, except as described below, such persons, to our knowledge, have no material interest in the merger apart from those of holders of Vastera common stock. Our Board of Directors was aware of and considered these interests when it approved the merger agreement and the other transactions contemplated by the merger.

  Employment, Severance and Retention Agreements with Executive Officers.

        Employment Agreement with Timothy A. Davenport.    We are party to an amended and restated employment agreement with Timothy A. Davenport, our President and Chief Executive Officer. Pursuant to this agreement, if Mr. Davenport is terminated by us without cause or resigns for good reason, he will be entitled to a lump-sum severance payment of $950,000 (contingent upon his execution of a release of claims substantially in the form set out as an attachment to the agreement) and continuation of full medical, dental and vision benefits through the sixth full month following such termination. "Good reason" for the termination of his employment includes a resignation after (a) a breach of the employment agreement by Vastera, (b) any reduction in compensation, or (c) a transfer of work location more than 40 miles from our current headquarters. Mr. Davenport's agreement provides that, at any time during the 30-day period beginning three months after a "Change of Control Event" (as defined in the employment agreement), Mr. Davenport may resign for any reason, but he will remain entitled to receive the lump-sum severance payment and benefits continuation to which he would be entitled for a termination for good reason. In addition, if any of the payments to Mr. Davenport are subject to the "golden parachute" excise tax imposed pursuant to Section 4999 of the Code, the company is obligated to make an additional "gross-up" payment to Mr. Davenport such that the net amount of the payment retained by him (after reduction for additional taxes payable in respect of the gross-up payment) equals the amount of the excise tax. The consummation of the merger meets the definition of a Change of Control Event set forth in the employment agreement. Pursuant to the merger agreement JPMorgan Chase Bank has agreed to cause the surviving corporation to honor the accrued and vested obligations of Vastera under Mr. Davenport's employment agreement. See "—The Merger Agreement—Employee Matters." Mr. Davenport's employment agreement has been filed with the Securities and Exchange Commission as an exhibit to the Current Report on Form 8-K that we filed on December 3, 2004. See "Where You Can Find More Information."

        Severance Agreements with Maria Henry, Brian D. Henderson, Robert H. Skinner and Kevin M. Boyce.    We are party to severance agreements with Maria Henry, Brian D. Henderson, Robert H. Skinner and Kevin M. Boyce, each of whom is one of our executive officers. Pursuant to these agreements, each of these executives is entitled to a severance payment (contingent upon execution of a release of claims substantially in the form set out as an attachment to the agreement) and continuation of full medical, dental and vision benefits through the sixth full month following termination by us without cause or resignation for good reason. For each of the executives, good reason for the termination of employment means a reduction in his or her compensation or a transfer of work location more than 40 miles from our current headquarters. Good reason also includes (i) in the case of Ms. Henry, certain differences in professional opinion with our Chief Executive Officer regarding the content of our financial statements or a termination for any reason during the 30-day period that begins three months after any "Change in Control Event" (including consummation of the merger), (ii) in the case of Messrs. Henderson, Skinner and Boyce, a material change in reporting responsibilities or a substantial diminution in responsibilities and (iii) in the case of Mr. Boyce, certain differences in professional opinion with our Chief Executive Officer regarding the content of our financial statements. The agreement with Ms. Henry terminates and will be of no further force or effect if she does not terminate her employment during the 30-day period that begins three months after consummation of the merger.

        The agreements with Ms. Henry and Messrs. Henderson and Boyce also provide that, if any of the payments to the executives are subject to the "golden parachute" excise tax imposed pursuant to Section 4999 of the Code, the company is obligated to make an additional "gross-up" payment to the executive such that the net amount of the payment retained by the executive (after reduction for additional taxes payable in respect of the gross-up payment) equals the amount of the excise tax.

        The dollar amount of the cash severance payment for each of these executive officers is set forth below.

Name of Executive Officer	Severance Amount
Maria Henry	$750,000	*
Brian D. Henderson	125,000	**
Robert H. Skinner	87,500	**
Kevin M. Boyce	100,000	**

    *
    Payable in a lump-sum.

    **
    Severance amount is 50% of the executive officer's base salary and is payable either in a lump-sum or periodically in accordance with payroll policies, at our option.

        Pursuant to the merger agreement, JPMorgan Chase Bank has agreed to cause the surviving corporation to honor the accrued and vested obligations of Vastera under each of these severance agreements. See "—The Merger Agreement—Employee Matters".

        Ms. Henry's severance agreement described above has been filed with the Securities and Exchange Commission as an exhibit to our Current Report on Form 8-K filed on December 3, 2004, and the severance agreements for Messrs. Henderson, Skinner and Boyce described above have been filed with the Securities and Exchange Commission as exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003. See "Where You Can Find More Information."

        Retention Agreements with Messrs. Boyce, Henderson and Skinner.    We are party to retention agreements with each of Messrs. Boyce, Henderson and Skinner. These agreements entitle Messrs. Boyce, Henderson and Skinner to a lump-sum cash retention payment of $175,000, $125,000 and $75,000, respectively, if they remain employed by Vastera through September 1, 2005. Further, the agreements provide that each executive will be entitled to his retention payment in the event that he is terminated without cause or resigns for good reason prior to September 1, 2005. "Good reason" for the termination of an executive's employment means (a) a material change in reporting responsibilities, (b) a substantial diminution of responsibilities, (c) any reduction in other compensation or (d) a transfer of work location more than 40 miles from our current headquarters. Pursuant to the merger agreement, JPMorgan Chase Bank has agreed to cause the surviving corporation to honor the accrued and vested obligations of Vastera under each of these retention agreements on September 1, 2005. See "—The Merger Agreement—Employee Matters". These retention agreements have been filed with the Securities and Exchange Commission as exhibits to our Current Report on Form 8-K filed on December 3, 2004. See "Where You Can Find More Information."

  Stock Options

        Options to purchase our common stock (whether or not vested or exercisable) will be cancelled at the effective time of the merger, and, in consideration therefor, holders whose options have an exercise price less than the merger consideration of $3.00 will receive a cash payment equal to (1) the excess of the merger consideration of $3.00 over the exercise price of their options multiplied by (2) the number of shares of our common stock subject to the option.

        The following table sets forth the number of "in-the-money" options (or, options with an exercise price less than $3.00 per share) held by each of our executive officers and directors and all of our officers and directors as a group as of February 14, 2005 and the consideration that each of them would receive upon consummation of the merger. Of the aggregate cash payment of approximately $443,600 that would be received by the executive officers and directors as a group for their options to acquire our common stock, approximately $173,708 is attributable to options that were unvested as of February 14, 2005.

Name of Executive Officer or Director	Number of Shares Underlying "In-the-Money" Options	Weighted Average Exercise Price	Cash Payment
Timothy A. Davenport, President and Chief Executive Officer	10,000	$2.36	$6,400
Maria Henry, Chief Financial Officer	250,000	$2.59	102,500
Richard H. Kimball, Director	10,000	$2.36	6,400
Richard A. Lefebvre, Director	107,500	$1.1265	201,400
James A. Tholen, Director	45,000	$1.58	63,900
David B. Wortman, Director	45,000	$1.58	63,900

Total	467,500	—	$444,500

        None of our other Directors or officers holds any "in-the-money" vested options.

  Indemnification and Insurance

        As described in the section entitled "—The Merger Agreement—Indemnification and Insurance," JPMorgan Chase Bank has agreed that for six years from and after the effective time of the merger the organizational documents of the surviving corporation shall contain indemnity provisions that are at least as favorable as those currently in effect, subject to certain limited exceptions.

        The merger agreement also requires JPMorgan Chase Bank, for a period of six years after the effective time of the merger, to use its reasonable best effort to maintain in effect or cause the surviving corporation to maintain in effect directors' and officers' liability insurance on behalf of Vastera's former officers and directors who are currently covered by Vastera's directors' and officers' liability insurance policies with respect to acts or omissions occurring prior to the effective time of the merger with substantially equivalent coverage as is provided by those policies currently in effect; so long as the annual premium for this coverage is no more than 200% of the annual premium we currently pay.

The Merger Agreement

        The following is a summary of the material terms of the merger agreement. However, because the merger agreement is the primary legal document that governs the merger, you should carefully read the complete text of the merger agreement for its precise legal terms and other information that may be important to you. Accordingly, the following summary is qualified in its entirety by reference to the merger agreement. The merger agreement is attached as Annex A to this proxy statement and is incorporated by reference into this proxy statement.

  Form of the Merger

        If all of the conditions to the merger are satisfied or waived in accordance with the merger agreement, JPM Merger Sub, a wholly-owned subsidiary of JPMorgan Chase Bank, which we refer to in this proxy statement as the merger sub, will merge with and into Vastera. Vastera will be the surviving corporation in the merger and will continue its corporate existence in accordance with Delaware law.

  Structure and Effective Time

        The merger agreement provides that the merger will be consummated no later than the second business day after satisfaction or waiver of all the conditions, or at such other date as the parties to the merger agreement may agree. We intend to complete the merger as promptly as possible, subject to receipt of stockholder approval at the special meeting and all requisite regulatory approvals.

  Stockholders' Meeting

        We agreed to call and convene a stockholders' meeting as promptly as reasonably practicable to consider and vote upon the merger agreement.

  Certificate of Incorporation and By-Laws

        Our certificate of incorporation will be amended as of the effective time of the merger as set forth in a certificate of merger to be filed with the Secretary of State of the State of Delaware, and will become the certificate of incorporation of the surviving corporation. The merger sub's by-laws as in effect immediately prior to the effective time of the merger will be the by-laws of the surviving corporation.

  Board of Directors and Officers of the Surviving Corporation

        The directors of the merger sub immediately prior to the merger will become the directors of the surviving corporation following the merger. Vastera's officers will continue to be the officers of the surviving corporation following the merger.

  Consideration to be Received in the Merger

        In general, upon completion of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive cash in the amount of $3.00, without interest. All shares of our common stock that JPMorgan Chase Bank, the merger sub, Vastera or their respective subsidiaries own will be canceled and retired upon completion of the merger and no payment will be made for such shares. Holders of shares of our common stock may be entitled to assert appraisal rights instead of receiving the merger consideration. For a description of these appraisal rights, see "—Dissenters' Rights of Appraisal."

  Payment Procedures

        Prior to the effective time of the merger, JPMorgan Chase Bank will designate a paying agent. As of the effective time of the merger, JPMorgan Chase Bank will deposit cash in an amount sufficient to pay the merger consideration to former holders of record of certificates representing our common stock other than shares held by Vastera and its subsidiaries and shares with respect to which holders have properly exercised appraisal rights. Promptly after the effective time of the merger, the paying agent will mail to each eligible holder a letter of transmittal and instructions on how to exchange our common stock certificates for the cash merger consideration. After you mail the letter of transmittal, duly executed and completed in accordance with the instructions, and your stock certificates to the paying agent, the paying agent will mail to you a check for the merger consideration. The stock certificates you surrender will be cancelled. After completion of the merger, there will be no further transfers of our common stock, and our stock certificates presented for transfer after the completion of the merger will be cancelled and exchanged for the merger consideration. If a payment is to be made to a person other than the registered holder of the shares of our common stock, the certificate surrendered must be properly endorsed or in proper form for transfer and any transfer or similar taxes must be paid by the person requesting the transfer or that person must establish to the surviving corporation that such tax is not applicable.

        If your common stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of those certificates by the making of an affidavit and, if required by JPMorgan Chase Bank or the surviving corporation, the posting of a bond as indemnity against any claim with respect to such certificate before you receive any consideration for your shares.

        If you do not return a completed letter of transmittal and your stock certificates to the paying agent within six months after the effective time of the merger, you will be required to seek payment of the cash merger consideration from the surviving corporation instead of the paying agent.

        You should not send your stock certificates to the paying agent until you have received transmittal materials from the paying agent. Please do not return your stock certificates with the enclosed proxy.

  Stock Options and the Employee Stock Purchase Plan

        Options to purchase our common stock (whether or not vested or exercisable) will be cancelled at the effective time of the merger, and, in consideration therefor, holders whose options have an exercise price less than the merger consideration of $3.00 will receive a cash payment equal to (1) the excess, if any, of the merger consideration of $3.00 over the exercise price of their options multiplied by (2) the number of shares of our common stock subject to the option. Because our 1996 Stock Option Plan does not provide for automatic termination of options issued under the plan in the event of a merger, each of the holders of options to purchase our common stock issued pursuant to the 1996 Stock Option Plan other than one deceased option holder has agreed to cancel his or her options on these terms.

        With respect to our Employee Stock Purchase Plan, the merger agreement provides that during the period between the signing of the merger agreement and the closing of the merger, we will not:

  •
  commence a new "offering period" under the plan after the current "offering period" ends;

  •
  permit new participants to begin participating in the current "offering period;" or

  •
  permit participants in the current "offering period" to increase the percentage of their payroll deductions.

        On the date preceding the date of the merger, any amounts held under our Employee Stock Purchase Plan will be used to purchase our common stock from us in accordance with the terms of such plan (treating such date as the final purchase date for any outstanding offering period). Our Employee Stock Purchase Plan will then be terminated immediately following such purchase.

  Adjustment for Dilution

        In the event we change the number of shares of common stock, or securities convertible or exchangeable into or exercisable for shares of common stock, issued and outstanding prior to the effective time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction effected with the prior written consent of JPMorgan Chase Bank, the merger consideration shall be equitably adjusted to reflect such change.

  Representations and Warranties

        The merger agreement contains customary representations and warranties with respect to us and our subsidiaries regarding, among other things:

  •
  corporate matters, including due organization, power and qualification;

  •
  our capital structure;

  •
  the authorization, execution, delivery, and enforceability of the merger agreement and related matters;

  •
  the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

  •
  our making or obtaining required governmental filings and consents;

  •
  the accuracy of information contained in reports and financial statements that we file with the Securities and Exchange Commission;

  •
  the absence of specified changes or events concerning us since December 31, 2003;

  •
  the absence of undisclosed liabilities;

  •
  litigation involving us;

  •
  our employee benefits plans and other labor and employment matters;

  •
  our tax returns and other tax matters;

  •
  our material contracts;

  •
  real property owned or leased by us;

  •
  potential conflicts of interest;

  •
  our intellectual property and information technology systems;

  •
  labor matters;

  •
  our compliance with applicable laws and regulatory matters;

  •
  our product warranties;

  •
  environmental matters involving us;

  •
  the receipt of a fairness opinion from our financial advisor;

  •
  our insurance policies; and

  •
  material acquisitions involving us.

        In addition, the merger agreement contains customary representations and warranties with respect to JPMorgan Chase Bank and the merger sub regarding, among other things:

  •
  corporate matters, including due organization, power and qualification;

  •
  the authorization, execution, delivery and enforceability of the merger agreement and related matters;

  •
  their making or obtaining required governmental filings and consents;

  •
  the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

  •
  the availability of funds necessary for the merger, including payment of the merger consideration; and

  •
  the accuracy of information supplied by them for inclusion in this proxy statement.

  Covenants Relating to the Conduct of Our Business

        From the date of the merger agreement through the effective time of the merger, we have agreed (and have agreed to cause each of our subsidiaries) to conduct our business and operate our properties in the ordinary course of business consistent with past practices, to use our reasonable best efforts to preserve intact our business organization and relationships with third parties and to keep available the services of our present officers and employees.

        During the same period, we have also agreed that Vastera will not, and will not permit any of our subsidiaries to, among other things, do any of the following without the prior written consent of JPMorgan Chase Bank or as specifically excepted pursuant to the terms of the merger agreement:

  •
  amend our certificate of incorporation or by-laws or amend the organizational documents of our subsidiaries;

  •
  other than pursuant to the exercise of outstanding stock options under our stock option plans, sell equity securities or equity-based securities of Vastera;

  •
  adjust, split, combine or reclassify the capital stock of Vastera or any of Vastera's subsidiaries;

  •
  make any dividend or other distribution with respect to our capital stock;

  •
  acquire any shares of our capital stock;

  •
  enter into any voting or registration rights agreement with respect to our capital stock;

  •
  issue debt securities or incur any indebtedness, other than pursuant to our equipment credit facility;

  •
  commit any payment default on our indebtedness;

  •
  make any loans, advances or capital contributions to, or investments in, any other party other than our subsidiaries;

  •
  incur or commit to any capital expenditures in excess of $300,000 individually or $1.5 million in the aggregate;

  •
  adopt, amend or terminate any benefit plans; hire new or terminate (without cause) existing employees at the director level or above; increase the wages of, promote or enter into agreements with any employees (other than with respect to employees below the director level in the ordinary course of business consistent with past practice); or take certain other employee related actions;

  •
  fail to maintain customary insurance policies;

  •
  sell, transfer, lease, mortgage, pledge, license, encumber or otherwise dispose of any of our properties or assets;

  •
  modify, amend or terminate any material contract or customer contract;

  •
  grant or agree to grant any exclusive license, or enter into, agree to enter into or modify any reseller, marketing or sales agreement;

  •
  waive or cancel any debt (other than due from officers, directors and employees), claim, accounts receivable or trade account involving amounts in excess of $25,000 individually or $100,000 in the aggregate;

  •
  enter into any lease of real property;

  •
  sell, transfer or license to any third party any of our material intellectual property rights, other than pursuant to non-exclusive licenses entered into in the ordinary course of business and consistent with past practice;

  •
  extend, amend or modify in any material respect any of our material intellectual property rights;

  •
  dispose of our permit to lapse any of our intellectual property rights not licensed from a third party;

  •
  make any tax election or change any tax election already made, amend any tax returns, enter into any closing agreement, settle or compromise any claim or assessment relating to taxes or any waiver of the statute of limitations for any such claim or assessment;

  •
  pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise) or settle or compromise any suit, action or investigation;

  •
  merge or consolidate with any other entity; engage in any stock or asset purchases or enter into any partnership, joint venture or strategic alliance or adopt a plan of liquidation, dissolution or reorganization;

  •
  take any action that would or is reasonably likely to result in a breach of the merger agreement or a failure of any condition set forth in the merger agreement;

  •
  subject JPMorgan Chase Bank or the surviving corporation or any of their respective subsidiaries to any non-compete, exclusivity or other restriction on any of their respective businesses or operations following the closing;

  •
  enter into any agreement or arrangement with any affiliate or stockholder;

  •
  settle or compromise any suit, action or investigation; or

  •
  make any material change in the marketing or business operations of the company.

  Mutual Covenants of JPMorgan Chase Bank and Vastera

        Vastera and JPMorgan Chase Bank have agreed to:

  •
  use their respective reasonable efforts to take all actions reasonably necessary and appropriate under applicable law and the merger agreement to consummate the merger as promptly as practicable;

  •
  make any required filings under the HSR Act and any applicable foreign regulatory filings;

  •
  not issue any press release or other announcement with respect to the merger or the merger agreement without the prior written consent of the other parties to the merger agreement, except as may be required by law or applicable listing requirements; and

  •
  notify promptly each other of the occurrence or non-occurrence of any event that would cause a representation or warranty to be inaccurate, any condition to closing to be unsatisfied or any failure to satisfy any condition, covenant or agreement to be complied with or satisfied by it under the merger agreement.

  No Solicitation

        The merger agreement provides that we will not and will not permit any subsidiary, or any director or officer of our or any of our subsidiaries, and will cause any employees, agents, advisors and representatives including any attorney, accountant or investment banker, retained by us or any of our subsidiaries not to, directly or indirectly:

  •
  initiate, solicit or encourage (including, without limitation, by way of furnishing information), or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any acquisition proposal involving a third party;

  •
  enter into or participate in negotiations or discussions with, or provide any information or data to, any person (other than JPMorgan Chase Bank, the merger sub or any of their respective affiliates or representatives) relating to any acquisition proposal involving a third party;

  •
  make or authorize any statement, recommendation or solicitation in support of, or approve, any acquisition proposal involving a third party;

  •
  enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any acquisition proposal involving a third party or transaction contemplated thereby; or

  •
  grant any waiver or release under any standstill or similar agreement with respect to any equity securities of ours or of any of our subsidiaries.

        However, until such time as our stockholders approve the merger agreement, we may provide information to and negotiate with a third party if:

  •
  we receive a bona fide unsolicited written acquisition proposal not made in violation of the merger agreement;

  •
  the bidder has executed a confidentiality agreement;

  •
  our Board of Directors determines in good faith after consultation with outside independent legal counsel that the action is necessary in order for our directors to comply with their fiduciary duties under applicable law; and

  •
  our Board of Directors determines in good faith, after consultation with its outside legal counsel and outside financial advisors, that it is reasonably likely that the acquisition proposal will result in a superior proposal (as described below).

        A "superior proposal" is defined as any acquisition proposal that is not conditioned upon the ability to obtain financing (A) which is for all or substantially all of the assets of Vastera or a majority of the total outstanding voting securities of Vastera and as a result of which the stockholders of Vastera immediately preceding such transaction would hold less than fifty percent (50%) of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof, and (B) in relation to which such entity or group has, on an unsolicited basis and in the absence of any violation of the no solicitation provisions of the merger agreement by Vastera or its representatives, submitted a bona fide written proposal to Vastera relating to such transaction and which our Board of Directors determines in its good faith judgment, after consultation with our outside legal counsel and financial advisors, is (i) superior to Vastera's stockholders from a financial point of view than the merger (taking into account all of the terms and conditions of such proposal and the merger agreement (including any changes to the financial terms of the merger agreement proposed by JPMorgan Chase Bank in response to such offer or otherwise)) and relevant legal, financial and regulatory aspects of the proposal, the identity of the third party making such proposal and the conditions for completion of such proposal, and (ii) reasonably capable of being consummated.

        Our Board of Directors is permitted to recommend an acquisition proposal from a third party to our stockholders if:

  •
  a superior proposal with respect to Vastera has been made and has not been withdrawn;

  •
  the special meeting to consider the merger agreement has not occurred;

  •
  we have provided at least four business days advance written notice to JPMorgan Chase Bank concerning the superior proposal, provided JPMorgan Chase Bank with all correspondence between us and the party making the superior proposal and all material provided to such party; and

  •
  our Board of Directors has concluded in good faith, after receipt of advice of our outside independent legal counsel, that, in light of such superior proposal, the failure of our Board of Directors to effect a change of recommendation to our stockholders would result in a violation of its fiduciary duties to its stockholders under applicable law.

        After delivery of notice to JPMorgan Chase Bank of our Board of Directors' intent to effect a change of its recommendation, we are required by the merger agreement to provide JPMorgan Chase Bank a reasonable opportunity (not to exceed four business days) to make such adjustments in the terms and conditions of the merger agreement, and negotiate in good faith with respect thereto, as would enable our Board of Directors to proceed with the transactions contemplated by the merger agreement without making a change of recommendation to our stockholders.

        As of the date of the merger agreement, we agreed to immediately cease any existing activities, discussions, negotiations or communications with any parties (other than JPMorgan Chase Bank or the merger sub) with respect to any acquisition proposal. We have also agreed to promptly notify JPMorgan Chase Bank and the merger sub of any request for information or any inquiry, proposal or offer relating to an acquisition proposal involving a third party, indicating the name of the person making such request, inquiry, proposal or offer and the material terms and conditions of any proposals or offers. We will also keep JPMorgan Chase Bank and the merger sub informed on a current basis of the status of any acquisition proposal, including any amendments or revisions to the terms of any acquisition proposal involving a third party and will make available to JPMorgan Chase Bank the same information being furnished to any other bidder at substantially the same time as we provide such information to the other bidder. We will provide JPMorgan Chase Bank with prior notice of any meeting of our Board of Directors at which the Board of Directors is reasonably expected to discuss or consider any acquisition proposal involving a third party.

  Indemnification and Insurance

        JPMorgan Chase Bank has agreed that for six years from and after the effective time of the merger the organizational documents of the surviving corporation shall contain indemnity provisions that are at least as favorable as those currently in effect, subject to certain limited exceptions.

        The merger agreement also requires JPMorgan Chase Bank, for a period of six years after the effective time of the merger, to use its reasonable best effort to maintain in effect or cause the surviving corporation to maintain in effect directors' and officers' liability insurance on behalf of Vastera's former officers and directors who are currently covered by Vastera's directors' and officers' liability insurance policies with respect to acts or omissions occurring prior to the effective time of the merger with substantially equivalent coverage as is provided by those policies currently in effect; so long as the annual premium for this coverage is no more than 200% of the annual premium we currently pay.

  Employee Matters

        After the consummation of the merger, JPMorgan Chase Bank will assume and honor and cause us to honor our obligations under our employee benefit plans and contractual employment and severance agreement and arrangements, subject to any amendment and termination rights under those plans, agreements and arrangements. JPMorgan Chase Bank will provide or cause the surviving corporation to provide the Vastera employees with employee benefits that are substantially similar in the aggregate to the employee benefits provided to its own similarly situated employees.

        For the period beginning at the effective time of the merger (provided the merger occurs on or before December 31, 2005) and ending no earlier than December 31, 2005, each of our employees will receive the same base pay or wage rate and incentive compensation opportunities applicable immediately before the merger, and each of our employees (other than those with an individual agreement providing for a severance benefit) will be eligible for severance on the same terms as in effect immediately before the merger.

        The service of our employees before the merger will be recognized after the merger for purposes of employee benefit eligibility and vesting, but such service generally will not be recognized for purposes of benefit accruals, grandfathering of benefit schedules, and/or level of salary credits based on service under the retirement plans of JPMorgan Chase Bank or its subsidiaries, retirement eligibility under the option and stock award plans and arrangements of JPMorgan Chase Bank or eligibility for post-retirement, medical or life insurance.

                Conditions to the Merger

        The consummation of the merger is subject to various conditions under the merger agreement which are described below.

                        Conditions to Each of the Parties' Obligation to Consummate the Merger

        The obligations of Vastera, JPMorgan Chase Bank and the merger sub to effect the merger are subject to the satisfaction or waiver of the following conditions:

  •
  the approval of the merger agreement by our stockholders;

  •
  the absence of any applicable law or any judgment, temporary restraining order, injunction or other legal restraint prohibiting consummation of the merger; and

  •
  receipt of any required approvals or consents under any applicable foreign antitrust laws.

                        Conditions to JPMorgan Chase Bank's Obligation to Consummate the Merger

        In addition, the obligation of JPMorgan Chase Bank and the merger sub to effect the merger is subject to the satisfaction or waiver of the following conditions:

  •
  the accuracy of our representations and warranties in the merger agreement;

  •
  the performance by us of our obligations under the merger agreement;

  •
  the absence of any "Company Material Adverse Effect" (as defined in the merger agreement and described below);

  •
  the absence of litigation concerning the merger;

  •
  all consents, permits approvals and authorizations of, and filings with or notifications to, any governmental authority, regulatory agency and any other third party required in connection with the consummation of the merger having been obtained or made and be in effect at the effective time;

  •
  JPMorgan Chase Bank having obtained the regulatory consent and approval of the merger from the OCC and the Federal Reserve and any other consents or approvals required by any comparable foreign regulatory agencies;

  •
  JPMorgan Chase Bank having received from us an opinion of our outside patent legal counsel relating to specified intellectual property matters; and

  •
  Vastera having a "Net Tangible Asset Value" (as defined in the merger agreement and defined below) of not less than $50 million on the closing date of the merger.

        "Company Material Adverse Effect."    Pursuant to the condition described in the third bullet point above, JPMorgan Chase Bank's obligation to consummate the merger is conditioned on the non-occurrence of a "Company Material Adverse Effect" which means any event, circumstance, change or effect that has had, or is reasonably likely to have, a material adverse effect on (1) the business, assets, properties, liabilities, condition (financial or otherwise), results of operations or prospects of Vastera and its subsidiaries, taken as a whole, including the fact that (other than any change or effect resulting from (a) changes in general international, national or regional economic or financials conditions or (b) general changes or developments in the industries in which Vastera and its subsidiaries operate, except where such events have a disproportionate effect on us), or (2) our ability to consummate the merger in a timely manner. We have specifically agreed that if (A)(i) Vastera customers that in the aggregate accounted for more than $5,000,000 of our consolidated revenue in 2004 have indicated that they will discontinue, or (ii) certain named Vastera customers have failed to affirmatively agree in a discussion with JPMorgan Chase Bank that they will continue to conduct business with the surviving corporation on substantially similar terms as presently conducted following the consummation of the merger, or (B) a government authority commences a formal investigation against us (other than a routine audit by a taxing authority), a "Company Material Adverse Effect" will have occurred.

        "Net Tangible Asset Value."    Pursuant to the condition described in the final bullet point above, JPMorgan Chase Bank's obligation to consummate the merger is conditioned on Vastera having a "Net Tangible Asset Value" of at least $50 million on the closing date of the merger. The merger agreement defines "Net Tangible Asset Value" as an amount equal to the total tangible assets of Vastera and its subsidiaries less the total liabilities of Vastera and its subsidiaries. As of December 31, 2004, our "Net Tangible Asset Value" using this definition was $64.0 million.

                Conditions to Our Obligation to Consummate the Merger

        In addition, our obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

  •
  the accuracy of JPMorgan Chase Bank's and the merger sub's representations and warranties in the merger agreement; and

  •
  the performance by JPMorgan Chase Bank and the merger sub of their respective obligations under the merger agreement.

  Termination and Termination Fees

        The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after receipt of approval of the merger agreement by our stockholders or the date of the special meeting by mutual consent or upon the occurrence of any of the events listed below (provided, however, that in certain circumstances, as indicated in parentheses below, we are required to pay JPMorgan Chase Bank a termination fee of $5 million, by wire transfer of immediately available funds):

  •
  by either party if:

  (a)
  any governmental authority with jurisdiction issues a final, non-appealable order or other action permanently prohibiting the consummation of the merger;

  (b)
  the merger has not occurred on or prior to July 1, 2005, referred to as the "drop-dead date" (we may be obligated to pay the termination fee in this case, see below);

  (c)
  our stockholders do not approve the merger agreement at the special meeting (we may be obligated to pay the termination fee in this case, see below); or

  (d)
  the other party materially breaches any of its representations, warranties or covenants, and any such breach is not cured or, by its nature cannot be cured, within 30 days notice of the other party of such breach; (if we are the breaching party, we would be obligated to pay the termination fee);

  •
  by JPMorgan Chase Bank if:

  (a)
  our Board of Directors withdraws, amends or modifies its recommendation in favor of the approval of the merger agreement (we would be obligated to pay the termination fee in this case);

  (b)
  our Board of Directors fails to reaffirm its recommendation in favor of approval of the merger agreement following the public announcement of any acquisition proposal by a third party (we would be obligated to pay the termination fee in this case);

  (c)
  our Board of Directors approves or recommends any acquisition proposal involving a third party (we would be obligated to pay the termination fee in this case);

  (d)
  we fail to respond to any tender or exchange offer relating to our securities commenced by a third party with the recommendation of our Board of Directors that our stockholders reject such tender or exchange offer (we would be obligated to pay the termination fee in this case);

  (e)
  we violate or breach any of our obligations under the non-solicitation provisions of the merger agreement (See "—No Solicitation" above) (we would be obligated to pay the termination fee in this case);

  (f)
  any third party becomes the beneficial owner of more than 20% of our common stock (we would be obligated to pay the termination fee in this case); or

  (g)
  our Board of Directors notifies JPMorgan Chase Bank that it has changed its recommendation with respect to approval of the merger agreement as a result of receipt of a superior proposal from a third party (we would be obligated to pay the termination fee in this case);

  •
  by us, if prior to, but not after, the adoption and approval of the merger agreement by our stockholders, in order to enter into an agreement with respect to a superior proposal from a third party (assuming compliance with the obligations described above under "—No Solicitation") (we would be obligated to pay the termination fee in this case).

        In addition, the merger agreement obligates us to pay to the termination fee if the merger agreement is terminated by either party if either:

  •
  the merger has not occurred on or prior to the drop-dead date; or

  •
  our stockholders did not approve the merger agreement at the special meeting; and

in either such case (a) the failure was not the result of JPMorgan Chase Bank's failure to obtain the regulatory consent and approval of the merger from the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System, and (b) we publicly disclose an acquisition proposal with a third party and within 12 months following the termination of the merger agreement and we enter into an agreement providing for the acquisition of Vastera.

  Amendment

        The parties may amend the merger agreement at any time before or after any approval of the merger agreement by our stockholders, but after such approval, the parties may not amend the merger agreement in a manner that by law requires further approval by our stockholders without such approval.

  Other Fees and Expenses

        Whether or not the proposed merger is consummated, all costs and expenses incurred in connection with the merger and the merger agreement will be paid by the party incurring those costs and expenses.

  Delisting and Deregistration of the Common Stock after the Merger

        If the merger is completed, our common stock will be delisted from the Nasdaq National Market and will be deregistered under the 1934 Act. Thus, if the merger is approved and consummated, Vastera will cease to be an independent, publicly-traded company and would instead continue as a wholly-owned subsidiary of JPMorgan Chase Bank, and your shares of our common stock will represent only the right to receive the merger consideration.

        Thus, if the merger is completed, holders of shares of our common stock will not have an opportunity to continue to hold an equity interest in the surviving company as an ongoing corporation and, therefore, will not have the opportunity to share in the future earnings, dividends or growth, if any, of the surviving corporation.

Voting Agreements

        On January 6, 2005, each of Ford Motor Company and Technology Crossover Ventures and its affiliates, referred to in this section as participating stockholders, entered into voting agreements with JPMorgan Chase Bank. As of February 14, 2005, Ford Motor Company holds 18.9% of our issued and outstanding common stock, and Technology Crossover Ventures and its affiliates hold 9.3% of our issued and outstanding common stock. See "Security Ownership of Certain Beneficial Owners and Management."

  Agreement to Vote Shares

        The voting agreements provide that each of the participating stockholders must vote (or cause to be voted) their shares of our common stock, referred to as subject shares in the voting agreement, in favor of approval of the merger agreement and the related transactions at any stockholders meeting called for such purpose and in any other circumstance where such approval is sought. Pursuant to such agreement, each of the participating stockholders granted JPMorgan Chase Bank an irrevocable proxy during the term of the voting agreement to vote the subject shares on all matters.

  Other Covenants

        In addition, each participating stockholder agreed not to:

  •
  transfer or otherwise dispose of or encumber any of the subject shares in contravention of its obligations under the voting agreement;

  •
  enter into any other voting arrangement with respect to the subject shares that is inconsistent with the voting agreement or

  •
  to the extent permitted by law, exercise any rights to appraisal or dissent it may have.

  Termination

        Each voting agreement and the proxy granted pursuant to such voting agreement will terminate upon the earlier of:

  •
  the effective time of the merger;

  •
  the date on which the merger agreement is terminated;

  •
  with respect to a participating stockholder that suffers a material adverse effect from an amendment made to the merger agreement, the date on which such amendment is made;

  •
  with respect to a participating stockholder that sells the subject shares in accordance with the terms of the voting agreement, the date of such sale;

  •
  August 31, 2005 and

  •
  delivery of a termination notice from JP Morgan Chase Bank to the participating stockholder.

Recommendation of the Board of Directors

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

Required Vote

        Approval by stockholders of the merger agreement will require the affirmative vote of the holders of at least a majority of our issued and outstanding shares of common stock. Abstentions and broker non-votes will have the effect of votes against approval of the merger agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding the beneficial ownership of our common stock by:

  •
  each person or entity who is known by us to own beneficially more than 5% of our outstanding common stock;

  •
  each of our named executive officers;

  •
  each of our current directors; and

  •
  all of our directors and executive officers as a group.

        Information is as of February 14, 2005 for our directors and executive officers. Unless otherwise noted, information for 5% holders is as disclosed in reports regarding such ownership filed with the Securities and Exchange Commission in accordance with Sections 13(d) or 13(g) of the 1934 Act.

	Shares Beneficially Owned(1)
Name and Address
	Number	Percent
Ford Motor Company(2)	8,000,000	18.9%
Henry Ford II World Center One American Road Dearborn, MI 48126
Technology Crossover Ventures and its affiliates(3)	3,948,351	9.3
575 High Street, Suite 400 Palo Alto, CA 94301
Dimensional Fund Advisors Inc.(4)	2,318,685	5.5
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401
Timothy A. Davenport(5)	523,414	*
Maria Henry(6)	239,583	*
Brian D. Henderson(7)	165,582	*
Kevin Boyce(8)	90,935	*
Robert H. Skinner(9)	65,625	*
Walter C. Arzonetti(10)	55,000	*
Thomas E. Hogan(11)	45,000	*
Richard H. Kimball(12)	4,019,527	9.5
Richard A. Lefebvre(13)	307,499	*
Robert J. McGovern(14)	30,000	*
James A. Tholen	—	*
David B. Wortman	—	*
All directors and executive officers as a group (12 people)(15)	5,542,565	12.7%

*
Indicates ownership of less than 1% of our issued and outstanding common stock as of February 14, 2005.

(1)
The number and percentage of shares beneficially owned are based on the aggregate of 42,254,453 shares of common stock outstanding as of February 14, 2005. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after February 14, 2005 are deemed outstanding; however, the shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the individuals and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2)
Ford Motor Company is a publicly held company. As described above in the section entitled "The Merger—Voting Agreements," Ford has agreed to vote all of Vastera's common stock owned by it in favor of the approval of the merger agreement.

(3)
Includes (a) 19,904 shares held by TCV II, V.O.F., (b) 612,765 shares held by Technology Crossover Ventures II, L.P., (c) 471,103 shares held by TCV II (Q), L.P., (d) 83,603 shares held by TCV II Strategic Partners, L.P., (e) 93,556 shares held by Technology Crossover Ventures II, C.V. (collectively, the "TCV II Funds"), (f) 2,571,535 shares held by TCV IV, L.P., and (g) 95,885 shares held by TCV Strategic Partners, L.P., (collectively, the "TCV IV Funds"). As described above in the section entitled "The Merger—Voting Agreements," the Technology Crossover Ventures and its affiliates have agreed to vote all of Vastera's common stock owned by them in favor of the approval of the merger agreement.

(4)
This information is based on Schedule 13G/A filed on February 9, 2005 with the Securities and Exchange Commission by Dimensional Fund Advisors Inc..

(5)
Includes 488,414 shares subject to stock options currently exercisable or exercisable within 60 days of February 14, 2005.

(6)
Includes 239,583 shares subject to stock options currently exercisable or exercisable within 60 days of February 14, 2005.

(7)
Includes 164,582 shares subject to stock options currently exercisable or exercisable within 60 days of February 14, 2005.

(8)
Includes 90,935 shares subject to stock options currently exercisable or exercisable within 60 days of February 14, 2005.

(9)
Includes 65,625 shares subject to stock options currently exercisable or exercisable within 60 days of February 14, 2005.

(10)
Includes 5,000 shares held by the Barbara Garbarino Arzonetti Revocable Living Trust, 5,000 shares held by the Walter C. Arzonetti Revocable Living Trust and 45,000 shares subject to stock options currently exercisable or exercisable within 60 days of February 14, 2005.

(11)
Includes 45,000 shares subject to stock options currently exercisable or exercisable within 60 days of February 14, 2005.

(12)
Includes 2,843 shares held by the Kimball Family Trust Uta Dtd 2/23/94 and 68,333 shares subject to stock options currently exercisable or exercisable within 60 days of February 14, 2005, (c) 19,904 shares held by TCV II, V.O.F., (d) 612,765 shares held by Technology Crossover Ventures II, L.P., (e) 471,103 shares held by TCV II (Q), L.P., (f) 83,603 shares held by TCV II Strategic Partners, L.P., (g) 2,571,535 shares held by TCV IV, L.P., and (h) 95,885 shares held by TCV Strategic Partners, L.P. Mr. Kimball, a director of Vastera, along with Mr. Jay C. Hoag, is a Managing Member of Technology Crossover Management II, L.L.C., which is the General Partner of the TCV II Funds and Technology Crossover Management IV, L.L.C., which is the General Partner of TCV IV Funds. Mr. Kimball may be deemed to share voting and dispositive control over the shares of our common stock held by the TCV II Funds and the TCV IV Funds but disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. As described above in the section entitled "The Merger—Voting Agreements," the Technology

  Crossover Ventures and its affiliates have agreed to vote all of Vastera's common stock owned by them in favor of the approval of the merger agreement.

(13)
Includes 307,499 shares subject to stock options currently exercisable or exercisable within 60 days of February 14, 2005.

(14)
Includes 30,000 shares subject to stock options currently exercisable or exercisable within 60 days of February 14, 2005.

(15)
Includes 1,544,971 shares subject to stock options currently exercisable or exercisable within 60 days of February 14, 2005.

ADDITIONAL INFORMATION

Other Matters

        We know of no other matters that will be presented for consideration at the special meeting. If any other matters properly come before the special meeting, it is the intention of the proxy holders named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend unless authority to do so is specifically withheld on the proxy card or the voting instructions card, as the case may be.

Other Stockholder Meetings

        If we complete the merger, we will no longer have public stockholders or any public participation in our stockholder meetings. If we do not complete the merger, we intend to hold our next annual stockholder meeting later in 2005. In that case, if you are still a stockholder as of the record date of such meeting, you would continue to be entitled to attend and participate in our 2005 annual stockholder meeting.

Advance Notice Procedures

        Under our bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the board of directors or by a stockholder entitled to vote who has delivered written notice to our secretary (containing certain information specified in the bylaws about the stockholder and the proposed action) not less than 90 or more than 120 days prior to the first anniversary of the date of the proxy statement delivered to stockholders in connection with the preceding year's annual meeting (April 4, 2005)—that is, with respect to the 2005 annual meeting, between December 17, 2004 and January 16, 2005. However, if the date of the annual meeting is delayed more than 60 days from April 4, 2005, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made by the corporation. These requirements are separate from, and in addition to, the Securities and Exchange Commission's requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement.

        Pursuant to the rules and regulation promulgated by the Securities and Exchange Commission, in order to have a stockholder proposal included in our proxy statement in connection with the 2005 annual stockholder meeting, the proposal must have been received at our principal executive offices not less than 120 calendar days before April 5, 2005, or January 16, 2005. However, if the date of this year's annual meeting is changed by more than 30 days from April 5, 2005, then the deadline is a reasonable time before we begin to print and mail our proxy materials.

WHERE YOU CAN FIND MORE INFORMATION

        Vastera files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy this information at the following location:

Securities and Exchange Commission
Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

        Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. Our public filings are also available to the public from document retrieval services and the internet website maintained by the Securities and Exchange Commission at www.sec.gov.

        The Securities and Exchange Commission allows Vastera to "incorporate by reference" information into this proxy statement, which means that we can disclose important information by referring you to another document filed separately with the Securities and Exchange Commission. The following documents are incorporated by reference into this proxy statement and are deemed to be a part of this proxy statement, except for any information superseded by information contained directly in this proxy statement.

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2003;

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2004; and

  •
  Our Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 7 and February 17, 2005 and December 3 and November 15, 2004.

        All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act, subsequent to the date hereof and prior to the special meeting shall be deemed to be incorporated by reference into this proxy statement. You may obtain the above-mentioned documents, without charge, by requesting them in writing or by telephone from the appropriate party at the following address:

Vastera, Inc.
45025 Aviation Drive, Suite 300
Dulles, Virginia 20166-7554
Investor Relations
Attention: John Murray
Telephone: (703) 661-9006

        If you would like to request documents from us, please do so by March 21, 2005 to receive them before the special meeting.

        You should rely only on the information contained in this proxy statement and the documents which we refer to in this proxy statement to vote on the merger agreement proposal. This proxy statement is dated as of March 3, 2005. You should not assume that the information contained in this proxy statement is accurate as of any other date. No persons have been authorized to give any information or to make any representations other than those contained, or incorporated by reference, in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

JPM MERGER SUB INC.

and

VASTERA, INC.

dated

January 6, 2005

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated January 6, 2005, by and among JPMorgan Chase Bank, National Association, a national banking association ("Parent"), JPM Merger Sub Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (the "Merger Sub"), and Vastera, Inc., a Delaware corporation (the "Company").

RECITALS

        WHEREAS, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the "Merger") in accordance with the terms and conditions of this Agreement and Delaware General Corporation Law (the "DGCL");

        WHEREAS, the board of directors of the Company (the "Company Board of Directors") has unanimously determined that the consideration to be paid for each issued and outstanding share of common stock, par value $0.01, of the Company (the "Common Stock") in the Merger is fair to the holders of such Common Stock and has determined that the Merger upon the terms and subject to the conditions set forth in this Agreement is advisable, fair to and in the best interests of the holders of such Common Stock;

        WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent's and the Merger Sub's willingness to enter into this Agreement, the stockholders of the Company listed on Exhibit A have entered into Voting Agreements in the form attached hereto as Exhibit B (the "Voting Agreements"); and

        WHEREAS, the Company, Parent and the Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger;

        NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

        Section 1.1    The Merger.    Upon the terms and subject to the conditions of this Agreement and the applicable provisions of the DGCL, at the Effective Time, the Company and the Merger Sub shall consummate the Merger pursuant to which (i) the Merger Sub shall be merged with and into the Company, (ii) the separate corporate existence of the Merger Sub shall thereupon cease, and (iii) the Company shall continue as the surviving corporation in the Merger subject to the laws of the state of Delaware. The Company, in its capacity as the corporation surviving in the Merger, is herein sometimes referred to as the "Surviving Corporation."

        Section 1.2    Effective Time.    As promptly as possible on the Closing Date, Parent, the Merger Sub and the Company shall cause a certificate of merger (the "Certificate of Merger") to be executed and filed with the Secretary of State of the State of Delaware as provided in the DGCL and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective at the time of filing the Certificate of Merger with the Secretary of State of the State of Delaware or such later time as is agreed upon by the parties and specified in the Certificate of Merger (the date and time the Merger becomes effective being referred to herein as the "Effective Time.")

        Section 1.3    Closing.    The closing of the Merger (the "Closing") will take place at 10:00 a.m., Eastern Standard Time, on a date to be specified by the parties, such date to be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VII or such other date as the parties may agree (the "Closing Date"), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 1440 New York Avenue, N.W., Washington, DC 20005, or place as the parties shall agree.

        Section 1.4    Effects of the Merger.    From and after the Effective Time the Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto and any other applicable laws, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, restrictions, disabilities and duties of the Company and the Merger Sub shall become the debts, liabilities, restrictions, disabilities and duties of the Surviving Corporation.

        Section 1.5    Certificate of Incorporation and Bylaws.

        (a)   The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law and such certificate of incorporation, provided, however, that at the Effective Time Article IV of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: "The aggregate number of shares that the Company shall have the authority to issue is one thousand (1,000) shares of common stock, par value $0.01 per share."

        (b)   The Bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

        Section 1.6    Directors and Officers of the Surviving Corporation.

        (a)   The directors of the Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation, until their respective successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws, or as otherwise provided by law.

        (b)   The officers of the Company in office immediately prior to the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their respective successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws, or as otherwise provided by law.

        Section 1.7    Subsequent Actions.    If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or the Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or the Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II

MERGER CONSIDERATION; CONVERSION OF SECURITIES

        Section 2.1    Merger Consideration; Conversion of Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, the Merger Sub, the Company or holders of any of the following securities:

        (a)   Each share of common stock of the Merger Sub, $0.01 par value, of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01, of the Surviving Corporation.

        (b)   Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) Dissenting Shares and (ii) Common Stock to be cancelled in accordance with Section 2.1(c)) shall be converted into and represent the right to receive $3.00, payable to the holder thereof in cash, without interest (the "Merger Consideration"). From and after the Effective Time, all such Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate, that immediately prior to the Effective Time, represented such Common Stock (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Certificate in accordance with Section 2.2.

        (c)   Each share of Common Stock which is held in the treasury of the Company or any of the Company Subsidiaries and each share of Common Stock issued and outstanding immediately prior to the Effective Time and owned by Parent, the Merger Sub, any other direct or indirect wholly-owned Subsidiary of Parent, or any direct or indirect wholly-owned Subsidiary of the Company, shall be cancelled and retired and shall cease to exist, and no payment of consideration shall be made in respect thereof.

        Section 2.2    Payment of Shares in the Merger.

        (a)   Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company, and the Company agrees that any affiliate of the Parent shall be acceptable, to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration upon surrender of the Certificates in accordance with this Article II.

        (b)   Immediately prior to the Effective Time or sooner, Parent or the Merger Sub shall deposit, or cause to be deposited, with the Paying Agent funds in the amounts necessary to make the payments to which holders shall be entitled pursuant to Section 2.1(b) upon surrender of the Certificates and payments required to be made under Section 2.5(a). Funds deposited by the Parent with the Paying Agent shall be invested by the Paying Agent as directed by Parent, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Common Stock. Earnings from such investments shall be the sole and exclusive property of Parent and no part of such earnings shall accrue to the benefit of holders of Common Stock.

        (c)   Promptly after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate whose Common Stock were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed and such other documents as may reasonably be requested by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the

Merger Consideration for each share of Common Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. No interest shall be paid or accrue on the Merger Consideration. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered in the transfer records of the Company, it shall be a condition precedent of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and (y) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not required to be paid. Until surrendered as contemplated by this Section 2.2, each Certificate (other than Certificates representing Dissenting Shares and Certificates referred to in Section 2.1(c)) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by Section 2.2, without interest thereon, less any required applicable withholding of Taxes.

        (d)   At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Stock, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Paying Agent, they shall be cancelled and exchanged as provided in this Article II, subject to applicable law in the case of Dissenting Shares.

        (e)   Promptly following the date that is six (6) months after the Effective Time, the Paying Agent shall deliver to Parent all cash made available to the Paying Agent (including any interest received with respect thereto) and documents in its possession relating to the Merger, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to applicable abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither Parent, the Surviving Corporation nor the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any such portion of the aggregate Merger Consideration remaining unclaimed by holders of Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by law, become the property of Parent free and clear of any and all claims or interest of any Person previously entitled thereto.

        Section 2.3    Tax Withholding.    Parent or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of the Common Stock or Options such amounts as Parent or the Paying Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent amounts are so withheld by Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Common Stock or Options in respect of whom such deduction and withholding was made by Parent or the Paying Agent.

        Section 2.4    Lost, Stolen or Destroyed Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent or the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Common Stock represented by such Certificate, as contemplated by this Article II.

        Section 2.5    Option Plans; ESPP.

        (a)   Not later than immediately before the Effective Time, the Company Board of Directors (or, if appropriate, any committee of the Company Board of Directors administering the Option Plans), shall adopt such resolutions or take such other actions as may be required to provide that, effective immediately after the Effective Time: (i) each outstanding Option granted under the Option Plans, whether or not then exercisable or vested, shall be cancelled solely in consideration for the right to payment, if any, from the Merger Sub after the Effective Time (to be paid by the Merger Sub as soon as practicable following the Effective Time) of an amount in respect thereof, except as set forth on Section 2.5(a) of the Company Disclosure, equal to the product of (I) the excess, if any, of the Merger Consideration over the exercise price of each such Option and (II) the number of shares of Common Stock subject thereto (such payments, if any, to be net of applicable withholding and excise taxes); (ii) the Option Plans shall terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Company Subsidiary shall be cancelled; and (iii) no Person shall have any right under the Option Plans or any other plan, program, agreement or arrangement with respect to equity securities of the Surviving Corporation or any Subsidiary thereof (except as provided in the foregoing provisions of this Section 2.5), and the Company shall make such other changes to the Option Plans as Parent and the Company may agree are appropriate to give effect to the Merger.

        (b)   As soon as practicable following the date of this Agreement, the Company Board of Directors (or, if appropriate, any committee of the Company Board of Directors administering the Company's Employee Stock Purchase Plan (the "ESPP")), shall adopt such resolutions or take such other actions as may be required to provide that with respect to the ESPP (i) participants may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement; (ii) no new offering period shall be commenced after the date of this Agreement; (iii) each participant's outstanding right to purchase shares of Common Stock under the ESPP shall terminate on the day immediately prior to the day on which the Effective Time occurs, provided that all amounts allocated to each participant's account under the ESPP as of such date shall thereupon be used to purchase from the Company whole shares of Common Stock at the applicable price determined under the terms of the ESPP for the then outstanding offering periods using such date as the final purchase date for each such offering period; and (iv) the ESPP shall terminate immediately following such purchases of Common Stock.

        (c)   Prior to the Effective Time, each of Parent and the Company shall use its reasonable best efforts to cause any dispositions of Common Stock (including derivative securities with respect to Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, such efforts to include all steps required be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

        (d)   For purposes of this Agreement, the following terms have the meaning ascribed to them below:

          (i)    "Option" means each outstanding employee or Director stock option, stock equivalent right or right to acquire Common Stock granted under the Option Plans.

          (ii)   "Option Plans" means the Company's 1996 Stock Option Plan and its 2000 Stock Incentive Plan.

        Section 2.6    Dissenting Shares.    Notwithstanding anything in this Agreement to the contrary, shares of Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by a holder who did not vote such shares of Common Stock in favor of the Merger and that is entitled to demand and properly demands appraisal of Common Stock pursuant to, the relevant provisions of Section 262 of the DGCL ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration unless and until the holder or holders thereof shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. The holders of such Dissenting Shares shall be entitled only to such rights as are granted by Section 262 of the DGCL. At the Effective Time, all Dissenting Shares shall no longer be outstanding and automatically shall be cancelled and cease to exist, and except as otherwise provided by applicable law each holder of Dissenting Shares shall cease to have any rights with respect to such Dissenting Shares, other than such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL, and any portion of the Merger Consideration deposited with the Paying Agent to pay for such shares shall be returned to Parent upon demand. Notwithstanding the foregoing, if any such holder of Dissenting Shares (i) shall have failed to establish such holder's entitlement to relief as a dissenting stockholder as provided in Section 262 of the DGCL, (ii) shall have effectively withdrawn such holder's demand for relief as a dissenting stockholder with respect to such Dissenting Shares or lost such holder's right to relief as a dissenting stockholder and payment for such holder's Dissenting Shares under Section 262 of the DGCL, or (iii) shall have failed to file a complaint with the appropriate court seeking relief as to determination of the value of all Dissenting Shares within the time provided in Section 262 of the DGCL, if applicable, such holder shall forfeit the right to relief as a dissenting stockholder with respect to such Common Stock, and each such Share shall be converted into the right to receive the Merger Consideration without interest thereon, as provided in Section 2.1. The Company shall give Parent prompt written notice of any demands received by the Company for relief as a dissenting stockholder, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders' rights of appraisal. Prior to the Effective Time, Parent and Merger Sub shall have the right to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands or agree to do any of the foregoing.

        Section 2.7    Adjustment for Dilution.    In the event that the Company changes the number of shares of Common Stock, or securities convertible or exchangeable into or exercisable for shares of Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction effected with the prior written consent of Parent, the Merger Consideration shall be equitably adjusted to reflect such change.

ARTICLE III

REPRESENTATIONS AND
WARRANTIES OF THE COMPANY

        In order to induce the Merger Sub and Parent to enter into this Agreement, the Company hereby represents and warrants to Parent and the Merger Sub as follows:

        Section 3.1    Organization.

        (a)   The Company and each Subsidiary (as defined in Section 9.5) of the Company (a "Company Subsidiary") (i) is a corporation or other business association duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, (ii) has full corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets, and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in the cases of clause (iii), for those qualifications the absence of which would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined in Section 9.5). Each of the jurisdictions referred to in clause (iii) in the preceding sentence is listed in Section 3.1(a) of the Company Disclosure Schedule delivered to Parent concurrent with the execution hereof (the "Company Disclosure Schedule").

        (b)   Section 3.1(b) of the Company Disclosure Schedule is a true and complete list of all of the Company Subsidiaries, indicating the name of each such entity, a brief description of the principal line or lines of business conducted by each such entity and the jurisdiction of organization percentage ownership interest of the Company and the Company Subsidiaries in each such entity. Other than with respect to the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation, partnership, joint venture or other business association or entity. All such capital stock of the Company Subsidiaries has been duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, and there are no outstanding subscriptions, options, rights or agreements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities (or convertible into or exchangeable for, securities having such rights) of any such Company Subsidiary to any Person except the Company, and, except as set forth on Section 3.1(b) of the Company Disclosure Schedule, each Company Subsidiary is wholly-owned by either the Company or a Company Subsidiary, free and clear of all liens, charges, security interests, options, claims, mortgages, pledges, or other encumbrances and restrictions of any nature whatsoever ("Encumbrances") other than such liens and pledges as required pursuant to the Loan and Security Agreement, dated as of July 30, 2002, by and between Comerica Bank-California and Hamilton, Inc., as amended by the First Amendment to Loan and Security Agreement, dated as of August 16, 2002, and the Second Amendment to Loan and Security Agreement, effective as of July 30, 2004 (the "Comerica Loan").

        (c)   The Company has delivered or made available in the Data Room to Parent complete and correct copies of the Certificate of Incorporation and Bylaws or equivalent governing instruments of the Company and each Company Subsidiary, as is in effect on the date of this Agreement. None of the Company nor any of the Company Subsidiaries is in violation of any provision of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

        (d)   The Company has delivered or made available in the Data Room the minute books of the Company and the Company Subsidiaries to Parent prior to the execution of this Agreement. Except for the meetings, and the summary of all material actions occurring at such meetings, set forth on Section 3.1(d) of the Company Disclosure Schedule, the minute books of the Company and the Company Subsidiaries contain accurate records of all meetings in all material respects and accurately reflect all other material actions taken by the stockholders, the board of directors, and all standing committees of the board of directors of the applicable entities since January 1, 2001, except that such minute books do not include minutes of meetings of the Strategic Transaction Committee of the Company Board of Directors, which committee has no authority to adopt resolutions or take any actions binding on the Company or any Company Subsidiary.

        Section 3.2    Capitalization.

        (a)   The authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock and (ii) 10,000,000 shares of preferred stock of the Company, par value $0.01 (the "Preferred Stock"). As of the close of business on January 3, 2005, (a) 42,248,756 shares of Common Stock were issued and outstanding; and (b) no shares of Preferred Stock were issued or outstanding or reserved for future issuance under any agreement, arrangement or understanding. As of the date hereof, no

Common Stock is issued and held in the treasury of the Company and no Common Stock is held by any of the Company's Subsidiaries. All of the outstanding shares of the Company's capital stock are, and all Common Stock which may be issued pursuant to the exercise of outstanding Options, when issued in accordance with the terms thereof, will be, duly authorized, validly issued, fully paid and non-assessable and not subject to any pre-emptive or similar rights.

        (b)   Section 3.2(b) of the Company Disclosure Schedule sets forth a complete list of outstanding Options under the Option Plans as of January 3, 2005, showing the date of grant, the grantee, whether or not such Option is an incentive stock option or a non-qualified stock option, the exercise price of each Option, and the number of shares of Common Stock issuable upon exercise of each Option. 16,765,981 shares of Common Stock are reserved for issuance pursuant to outstanding Option Plans. 1,404,839 shares of Common Stock are reserved for issuance pursuant to the ESPP. All of the Options have been granted to employees and Directors of the Company in the ordinary course of business. The only options granted by the Company are those existing under the Option Plans or the ESPP.

        (c)   There are no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having such rights) on any matters on which stockholders may vote ("Voting Debt") of the Company or any Company Subsidiary issued and outstanding. Except as disclosed in this Section 3.2 or as set forth in Section 3.2(c) of the Company Disclosure Schedule, (i) there are no shares of capital stock of the Company authorized, issued or outstanding, (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued capital stock of the Company or any Company Subsidiary obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, and (iii) there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Common Stock or the capital stock of the Company or any Company Subsidiary or any affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any other entity.

        Section 3.3    Authorization; Validity of Agreement; Company Action.    The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and any other transactions contemplated under this Agreement (the "Transactions"). The execution, delivery and performance by the Company of this Agreement and the consummation by it of Transactions, have been duly and validly authorized by the Company Board of Directors and no other corporate action on the part of the Company is necessary (other than the approval of the Merger and this Agreement by an affirmative vote of a majority of the outstanding shares of Common Stock (the "Company Stockholder Approval")) to authorize the execution and delivery by the Company of this Agreement and the consummation of the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery of this Agreement by Parent and the Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (b) is subject to general principles of equity.

        Section 3.4    Board Approvals.    The Company Board of Directors, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the Transactions contemplated hereby, including the Merger, are fair to and in the best interests of the stockholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and

(iii) resolved to recommend that the stockholders of the Company approve this Agreement and the Merger, and none of the aforesaid actions by the Company Board of Directors, has been amended, rescinded or modified.

        Section 3.5    Required Vote.    The Company Stockholder Approval is the only vote of the holders of any class or series of the Company's capital stock necessary or required to approve the Merger.

        Section 3.6    Consents and Approvals; No Violations.    The execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Transactions and compliance by the Company with any of the provisions of this Agreement do not and will not:

        (a)   conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of the Company or the equivalent organizational documents of any Company Subsidiary;

        (b)   subject to making the filings or obtaining the authorizations, consents, approvals and reviews set forth in Section 3.6(c) conflict with or violate any federal, state, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, order, judgment, injunction, decree, rule, regulation or ruling by any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, foreign or domestic (a "Governmental Entity") applicable to the Company or any of the Company Subsidiaries or by which the Company or any of the Company Subsidiaries or any of their respective properties is bound or affected;

        (c)   require any registration or filing by the Company, any Company Subsidiary or any of their affiliates with, or require any action, permit, authorization, consent, approval of or review by, any third party or any Governmental Entity other than (i) such filings as may be required under the DGCL in connection with the Merger, (ii) filings, permits, authorizations, consents and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and in respect of comparable provisions under applicable pre-merger notification laws or regulations of foreign jurisdictions, (iii) the filing with the Securities and Exchange Commission (the "SEC") of a Proxy Statement and such other filings under and compliance with applicable requirements of the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder the "Exchange Act") as may be required in connection with this Agreement, and (iv) consents or approvals of any Governmental Entity or third party set forth on Section 3.6(c) of the Company Disclosure Schedule; or

        (d)   except as set forth on Section 3.6(d) of the Company Disclosure Schedule, violate or result in the violation of, conflict with or result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in a cancellation or a right of termination or acceleration, result in the loss of a material benefit under or result in the creation of any Encumbrance upon the capital stock of any of the Company or any Company Subsidiary or any of its or their properties or assets under any note, bond, mortgage, indenture, guarantee, lease, license, agreement, contract, understanding or other instrument or obligation (a "Contract") to which the Company or any Company Subsidiary is a party or by which any of them or any of their respective properties or assets may be bound;

        (e)   except in the case of clauses (b), (c) or (d) where any failure to obtain such consents, approvals, or notices or where such violations, conflicts, breaches or defaults would not, individually or in the aggregate, have a Company Material Adverse Effect.

        Section 3.7    Company SEC Documents, Financial Statements and Sarbanes-Oxley Compliance.

        (a)   The Company has filed with the SEC all forms, reports, schedules, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by the Company since January 1, 2002 under the Exchange Act or the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act") (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents, including any financial statements or schedules included in the Company SEC Documents, as finally amended through the date hereof (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (ii) were prepared and timely filed in accordance with, and complied, in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC. The Company has delivered or made available to Parent in the Data Room complete and correct copies of any correspondence with, and inquiries from, the SEC since December 31, 2001.

        (b)   All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in any Company SEC Documents (the "Financial Statements") (i) have been prepared from, are in accordance with, and accurately reflect, in all material respects, the books and records of the Company and the Company Subsidiaries, (ii) at the time filed complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iii) have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted under Form 10-Q of the Exchange Act), and (iv) fairly present, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows (subject, in the case of unaudited interim financial statements, to normal year-end adjustments) of the Company and the Company Subsidiaries for the periods referred to therein. The reserves reflected in the Financial Statements are adequate, appropriate and reasonable and have been calculated in a consistent manner in accordance with GAAP.

        (c)   The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

        (d)   The revenues and accounts receivable recorded in the books and records of the Company and the Company Subsidiaries and reflected in the Financial Statements filed prior to the date hereof comply, and the Financial Statements filed after the date hereof shall comply, with the principles of revenue recognition set forth in SFAS No. 48 (Revenue Recognition When Right of Return Exists), AICPA SOP No. 97-2 (Software Revenue Recognition) and SEC Staff Accounting Bulletin No. 101 (Revenue Recognition in Financial Statements).

        (e)   Except as set forth on Section 3.7(e) of the Company Disclosure Schedule, all accounts receivable of the Company, reflected in its audited consolidated balance sheet of the Company included in the Company SEC Documents for the year ended December 31, 2003 and in the Company SEC Documents filed after the date hereof, are collectible in the ordinary course of the Company's business consistent with past practice, net of any reserves shown on such balance sheets, and arose from valid transactions in the ordinary course of business consistent with past practice with unrelated third parties. Except as set forth on Section 3.7(e) of the Company Disclosure Schedule, or for any waivers or cancellations permitted by, or consented to by the Parent, pursuant to Section 5.1(b)(xi), the Company has received no notice or other indication that any of the Company's accounts receivable will not be collectible in full, net of any reserves shown on such balance sheet. The amounts carried for doubtful accounts and allowances disclosed in the Financial Statements filed prior to the date hereof are, and such amounts disclosed in the Financial Statements filed after the date hereof shall be, sufficient in the good faith estimation of the Company management to provide for any losses which may be sustained on realization of the receivables.

        (f)    The Company has implemented "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d of the Exchange Act) and such controls and procedures are designed to ensure that all material information concerning the Company and the Company Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company's filings with the SEC and other public disclosure documents. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since July 31, 2002, was accompanied by the certifications required to be filed or submitted by the Company's chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 and the SEC rules and regulations promulgated thereunder, and at the time of filing or submission of each such certification, such certification was true, accurate and complete, and complied with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

        (g)   Except as indicated on Section 3.7(g) of the Company Disclosure Schedule, since December 31, 2001, neither the Company nor any Company Subsidiary nor, to the Company's Knowledge, any Director, officer, employee, auditor, accountant or representative of the Company or any Company Subsidiary has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported "evidence of a material violation" (as defined in 17 CFR Part 205) to the Company Board of Directors or any committee thereof or to any Director or officer of the Company.

        Section 3.8    Absence of Certain Changes.    Except as contemplated by this Agreement and except as set forth in Section 3.8 of the Company Disclosure Schedule or disclosed in the Company SEC Documents filed prior to the date hereof, since December 31, 2003, each of the Company and the Company Subsidiaries has conducted its respective business only in the ordinary course of business consistent with past practice, has not suffered any Company Material Adverse Effect and, to the Company's Knowledge, no fact or condition exists which would have, or insofar as reasonably can be foreseen could have, a Company Material Adverse Effect, and has not, through the date of this Agreement with respect to the following clauses (i) through (xvi):

          (i)    declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company or any Company Subsidiary;

          (ii)   split, combined or reclassified any of the Company's capital stock;

          (iii)  issued or sold any stocks, notes, bonds or other securities issued by the Company or any Company Subsidiary;

          (iv)  settled any litigation for amounts in excess of $100,000 in the aggregate;

          (v)   made any revaluation of any of its assets, including writing off the value of any inventory or notes;

          (vi)  sold, transferred, or otherwise disposed of any of its properties or assets, except in the ordinary course of business consistent with past practice and not exceeding $100,000 individually or $250,000 in the aggregate;

          (vii)  acquired any assets except in the ordinary course of business consistent with past practice and not exceeding $300,000 individually or $1,200,000 in the aggregate;

          (viii)   disposed of or permitted to lapse any material Company IP rights;

          (ix)  (A) sold, transferred or licensed to any Person any material Company IP rights other than pursuant to nonexclusive licenses entered into in the ordinary course of business consistent with past practice; or (B) extended, amended or modified in any material respect any of the material Company IP rights;

          (x)   (A) entered into, adopted, amended or increased the benefits payable under any employment, deferred compensation, severance, retirement or other similar plan, program or agreement with or covering any consultant, Director, officer or employee, other than in the case of employees below the director level in the ordinary course of business consistent with past practice, (B) granted or paid any severance or termination pay, bonus, commission, perquisite (such as company car allowances and club memberships) or stay bonus to any consultant, Director, officer or employees, other than (1) pursuant to the commission programs specified on Section 3.8(x) of the Company Disclosure Schedule or (2) in the case of employees below the director level, such grants or payments made in the ordinary course of business consistent with past practice, (C) adopted or amended (except to the extent required by applicable law or as contemplated by this Agreement) any employee benefit plan, program or agreement, (D) changed the wages of or other compensation or benefits payable or to become payable to any consultant, Director, officer or employee (including changes pursuant to any severance, retirement savings, or retirement plans, programs or agreements), other than in the case of employees below the director level changes in compensation made in the ordinary course of business consistent with past practice, (E) except as contemplated by this Agreement, taken any action to accelerate, amend or change the period of vesting or exercisability of options or restricted stock, or reprice options granted under any employee, consultant, Director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans, or (F) made any loans to any officers, Directors, employees, or consultants or made any change in borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan, program or agreement or otherwise;

          (xi)  (i) made any change in any method of accounting, method of accounting principles or practice except as required by concurrent changes in GAAP; (ii) made any Tax election or changed any Tax election already made; (iii) amended any Tax Return; (iv) entered into any closing agreement; (v) settled or compromised any claim or assessment relating to Taxes; or (vi) consented to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;

          (xii) incurred any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice;

          (xiii)  received any communication from Nasdaq with respect to delisting the shares of Common Stock;

          (xiv)  waived or cancelled any claim, debt, right, account receivable or trade account involving amounts in excess of $25,000 individually or $100,000 in the aggregate;

          (xv) suffered any damage, destruction or similar loss to any tangible or intangible property of any nature or description in excess of $25,000 whether or not covered by insurance; or

          (xvi)  except as contemplated by this Agreement, agreed, whether in writing or otherwise, to take any action described in this Section.

        Section 3.9    No Undisclosed Liabilities.    Except (a) as and to the extent disclosed or reserved against on the audited consolidated balance sheet (including the notes and schedules thereto) of the Company as of December 31, 2003 or consolidated balance sheet of the Company as of September 30, 2004 included in the Company SEC Documents filed prior to the date of this Agreement, (b) as incurred after September 30, 2004 in the ordinary course of business consistent with past practice, or (c) as set forth in Section 3.9 of the Company Disclosure Schedule neither the Company nor any Company Subsidiary has any material liabilities or obligations of any nature, (whether absolute, accrued, contingent or otherwise).

        Section 3.10    Litigation.    The Company SEC Documents filed prior to the date of this Agreement or Section 3.10 of the Company Disclosure Schedule reflect, as of the date of this Agreement, each action, suit, claim, charge, inquiry, investigation, notice of violation, demand letter, proceeding, or hearing, including, without limitation, arbitration proceeding or alternative dispute resolution proceeding, or investigation pending, or, to the Knowledge of the Company, threatened by or before any Governmental Entity against the Company, any Company Subsidiary, any of the Company's properties or any of the Company's officers or Directors (in their capacities as such) or seeking to restrain, enjoin, alter or delay the consummation of the Merger or the Transactions. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or set forth in Section 3.10 of the Company Disclosure Schedule, there is no action, suit, claim, charge, inquiry, investigation, notice of violation, demand letter, proceeding, or hearing, including, without limitation, arbitration proceeding or alternative dispute resolution proceeding, or investigation pending, or, to the Knowledge of the Company, threatened by or before any Governmental Entity against the Company, any Company Subsidiary, any of the Company's properties or any of the Company's officers or Directors (in their capacities as such), if decided adversely to the Company or any Company Subsidiary, that has had or could reasonably be expected to have a material adverse impact on the Company and the Company Subsidiaries taken as a whole. There is no judgment, decree or order against the Company, any Company Subsidiary or any of the Company's officers or Directors (in their capacities as such) that would, individually or in the aggregate, have or would reasonably be expected to have a Company Material Adverse Effect. There is no litigation, claim or suit that the Company or any Company Subsidiary has pending against other parties except instituted in the ordinary course of business and as to which the claim of the Company or the Company Subsidiary does not exceed $50,000 individually and $200,000 in the aggregate.

        Section 3.11    Employee Benefit Plans; ERISA.

        (a)   Section 3.11(a) of the Company Disclosure Schedule contains a true and complete list of each employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement (including but not limited to employment agreements) or arrangement (collectively, the "Benefit Plans") currently maintained or contributed to or required to be contributed to by (i) the Company, (ii) any Company Subsidiary, or (iii) any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company or any Company Subsidiary would be deemed a "single employer" within the meaning of section 4001 of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA"), for the benefit of any current or former employee or Director of the Company or any Company Subsidiary.

        (b)   With respect to each of the Benefit Plans, the Company has delivered or made available in the Data Room to Parent complete copies of each of the following documents: (i) the Benefit Plan (including all amendments thereto); (ii) the annual report and actuarial report, if required under ERISA or the Code, for the last three plan years ending prior to the date hereof; (iii) the most recent Summary Plan Description, together with each Summary of Material Modifications, if required under ERISA; (iv) if the Benefit Plan is funded through a trust or any third party funding vehicle, the trust or other funding agreement (including all amendments thereto) and the latest financial statements with respect to the reporting period ended most recently preceding the date thereof; (v) all contracts with respect to which the Company, any Company Subsidiary or any ERISA Affiliate may have any liability, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and (vi) the most recent determination letter received from the Internal Revenue Service with respect to each Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

        (c)   Neither the Company, any Company Subsidiary, nor any ERISA Affiliate maintains or contributes to or ever maintained was required to contribute to (i) any plan or arrangement that is or was subject to Title IV of ERISA or Section 412 of the Code, or (ii) any plan or arrangement that is or was a multiemployer plan within the meaning of Section 3(40) or 4001(a)(3) of ERISA.

        (d)   Each Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service as to its qualification and, to the Company's Knowledge, no event has occurred that could reasonably be expected to result in disqualification of such Benefit Plan.

        (e)   Each of the Benefit Plans has been operated and administered in all material respects in accordance with its terms and in all material respects in accordance with applicable laws, including ERISA and the Code.

        (f)    Except as set forth on Section 3.11(f) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or Director of the Company or any Company Subsidiary to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such current or former employee or Director, or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

        (g)   With respect to each Benefit Plan that is funded wholly or partially through an insurance policy, neither the Company nor any Company Subsidiary has any current liability under any such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing.

        (h)   There are no pending or, to the Company's Knowledge, threatened claims by or on behalf of any of the Benefit Plans, by any employee or beneficiary covered under any Benefit Plan or otherwise involving any Benefit Plan (other than routine claims for benefits).

        (i)    Neither the Company, any Company Subsidiary, ERISA Affiliate, any Benefit Plan, any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection that could reasonably be expected to give rise to a civil liability under either Section 409 of ERISA or section 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

        (j)    Except as contemplated by this Agreement, neither the Company nor any Company Subsidiary has any formal plan or commitment, whether legally binding or not, to create any additional Benefit Plan or modify or change any existing Benefit Plan that would affect any employee or terminated employee of the Company or any Company Subsidiary.

        (k)   Except as set forth on Section 3.11(k)(i) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code or in respect of which a deduction has been or could be disallowed pursuant to Section 162(m) of the Code. Except as set forth on Section 3.11(k)(ii) of the Company Disclosure Schedule, no current or former employee or Director of the Company or any Company Subsidiary is entitled to receive any additional payment from the Company or any Company

Subsidiary or the Surviving Corporation by reason of the excise tax required by Section 4999(a) of the Code being imposed on such Person by reason of the transactions contemplated by this Agreement.

        (l)    Except as set forth on Section 3.11(l) of the Company Disclosure Schedule, no "leased employees," as that term is defined in Section 414(n) of the Code, perform services for the Company, any Company Subsidiary or any ERISA Affiliate. Except as set forth on Section 3.11(l) of the Company Disclosure Schedule, neither the Company, any Company Subsidiary or any ERISA Affiliate has used the services or workers provided by third party contract labor suppliers, temporary employees, such "leased employees," or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the disqualification of any Benefit Plan or the imposition of penalties or excise taxes with respect to any Plan by the Internal Revenue Service, the Department of Labor, or any other Governmental Entity.

        (m)  Neither the Company, any Company Subsidiary nor any ERISA Affiliate is a party to any agreement or understanding, whether written or unwritten, with the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation.

        (n)   Except as contemplated by this Agreement with respect to matters addressed in Section 2.5 hereof, no representations or communications, oral or written, with respect to the participation, eligibility for benefits, vesting, benefit accrual or coverage under any Benefit Plan have been made to employees, Directors or agents (or any of their representatives or beneficiaries) of the Company, any Company Subsidiary or any ERISA Affiliate that are not in accordance with the terms and conditions of the Benefit Plans.

        (o)   Except as set forth on Section 3.11(o) of the Company Disclosure Schedule, no Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees or Directors of the Company or any Company Subsidiary beyond their retirement or other termination of service, other than (i) coverage mandated solely by applicable law, (ii) death benefits or retirement benefits under any "employee pension benefit plan" (as defined in section 3(2) of ERISA), (iii) deferred compensation benefits accrued as liabilities on the books of the Company or a Company Subsidiary, or (iv) benefits the full costs of which are borne by the current or former employee or Director or his or her beneficiary. Except as set forth on Section 3.11(o) of the Company Disclosure Schedule, the Company has no retiree medical benefits.

        (p)   With respect to each of Benefit Plan, the provisions of Section 4980B(f) of the Code, Section 601 et seq. of ERISA, and any similar local law have been complied with in all material respects.

        (q)   With respect to each Benefit Plan established or maintained outside of the United States of America primarily for the benefit of employees of the Company or any Company Subsidiary residing outside the United States of America (a "Foreign Benefit Plan"): (i) except as set forth on Section 3.11(q)(i) of the Company Disclosure Schedule, all employer and employee contributions to each Foreign Benefit Plan required by law or by the terms of such Foreign Benefit Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

        (r)   No present or former employee of the Company or any of its subsidiaries has a vested right to any "welfare benefits" (as defined in ERISA) under any Benefit Plan.

        Section 3.12    Taxes.

        (a)   The Company and all Company Subsidiaries have duly filed (or there have been filed on their behalf) with the appropriate Tax Authorities all Tax Returns required to be filed by them; all such Tax Returns are true, correct and complete in all material respects; and the Company and each of the Company Subsidiaries have, within the time and in the manner prescribed by law, paid in full (or there has been paid on their behalf), all Taxes that are due and payable from them. All information with respect to Taxes made available in the Data Room to Parent is true, correct and complete in all material respects.

        (b)   There are no liens for Taxes upon any property or assets of the Company or any Company Subsidiary thereof, except for liens for Taxes not yet due.

        (c)   No federal, state, local or foreign Audits are pending with regard to any material Taxes or Tax Returns of the Company or any Company Subsidiary and to the best Knowledge of the Company and the Company Subsidiaries no such Audit is threatened.

        (d)   The federal income Tax Returns of the Company and the Company Subsidiaries have never been audited by the applicable Tax Authorities (or the applicable statutes of limitation for the assessment of Taxes for such periods have expired).

        (e)   Neither the Company nor any Company Subsidiary is a party to, or is bound by, or has any obligation under, any agreement, arrangement or understanding providing for the allocation, indemnification, or sharing of Taxes.

        (f)    Neither the Company nor any Company Subsidiary has been a member of any "affiliated group" (as defined in section 1504(a) of the Code) other than the affiliated group of which Company is the "parent" and is not subject to Treas. Reg. 1.1502-6 (or any similar provision under foreign, state, or local law) for any period other than in connection with the affiliated group of which the Company is the "parent".

        (g)   Neither the Company nor any Company Subsidiary is or has been a United States real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

        (h)   The Company and each Company Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party.

        (i)    Neither the Company nor any Company Subsidiary has received notice of any claim made by an authority in a jurisdiction where it does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

        (j)    Neither the Company nor any Company Subsidiary has waived any statutory period of limitations for the assessment of any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case, which is currently outstanding, nor is any request to so waive or extend currently outstanding.

        (k)   All accrued and unpaid Taxes of the Company and the Company Subsidiaries as of September 30, 2004, do not exceed the reserve for Taxes shown on the consolidated balance sheet of the Company as of September 30, 2004.

        (l)    For purposes of this Agreement, the following terms have the definition given below:

          (i)    "Audit" means any audit, assessment, or other examination relating to Taxes by any Tax Authority or any judicial or administrative proceedings relating to Taxes.

          (ii)   "Code" means the Internal Revenue Code of 1986, as amended.

          (iii)  "Tax" or "Taxes" means all federal, state, local, and foreign taxes, and other fees, duties, levies, customs, tariffs, imposts, obligations, charges and assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by any Tax Authority.

          (iv)  "Tax Authority" means the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration of any Taxes.

          (v)   "Tax Returns" mean all federal, state, local, and foreign Tax returns, declarations, statements, reports, schedules, forms, and information returns with respect to any tax and any amendments, attachments and supplements thereto.

        Section 3.13    Contracts.

        (a)   Except for the Contracts set forth on Section 3.13(a) of the Company Disclosure Schedule, as of the date of this Agreement the Company and each Company Subsidiary is not a party to or bound by any of the following Contracts:

          (i)    any loan and credit agreement, revolving credit agreement, security agreement, guarantee, note, agreement evidencing any lien, conditional sales agreement, factoring agreement, leasing agreement, sale and leaseback and synthetic lease agreement, or title retention agreement;

          (ii)   any Contract which is reasonably expected to entail an expenditure, or collection of revenue, in excess of $100,000 other than contracts with customers entered into after the date hereof consistent with past practice on customary terms and conditions;

          (iii)  any joint venture, partnership or similar Contract providing for the sharing of profits, losses, costs or liabilities by the Company or Company Subsidiary with any Person;

          (iv)  any Contract providing for any future payments that is conditioned, in whole or in part, on a change of control of Company or any Company Subsidiary;

          (v)   any Contract involving hedging and similar arrangements;

          (vi)  any Contract with Persons with whom the Company or any Company Subsidiary is not dealing at arm's length;

          (vii) (A) any lease for real property under which the Company or any Company Subsidiary is the lessor or lessee, and (B) any lease for personal property under which the Company or any Company Subsidiary is the lessor or lessee involving the payment of more than $100,000 per year;

          (viii)   any Contract with a consultant, independent contractor or sub-contractor involving the payment of more than $50,000 per year other than those entered into after the date hereof consistent with Section 5.1;

          (ix)  any employment contract which may not be immediately terminated without penalty (or any augmentation or acceleration of benefits) other than mandatory notice periods under law or specified notice periods (which do not exceed two weeks) in the employment contracts;

          (x)   any Contract in settlement of pending or threatened litigation (A) entered into since January 1, 2003, other than settlements of employment and similar disputes in the ordinary course of business in an aggregate amount less than $50,000, or (B) which has any obligations outstanding as of the date hereof;

          (xi)  any Contract pursuant to which a third party manufactures or processes products for either the Company or any Company Subsidiary, or performs material services for customers of either of the Company or any Company Subsidiary;

          (xii) any Contract with an Affiliate;

          (xiii)   any reseller Contract involving more than $200,000 per year; or

          (xiv)   any Contract in the nature of a shareholder agreement, voting agreement, registration rights agreement or other similar agreement.

        (b)   Each Contract listed on Section 3.13(a) of the Company Disclosure Schedule, each Contract entered into after the date hereof with the consent of the Parent pursuant to Section 5.1 and each Contract related to matters referred to on Section 5.1 of the Company Disclosure Schedule (collectively, the "Material Contracts"), each Contract with either a customer or supplier listed on Section 3.13(c) of the Company Disclosure Schedule or each Contract entered into with any such customer or supplier after the date hereof (collectively, the "Customer Contracts"), and each Contract listed on Section 3.13(d) of the Company Disclosure Schedule is, and with respect to Contracts entered into after the date hereof, shall be, a legal, valid and binding agreement of the Company or the applicable Company Subsidiaries, and to the Company's Knowledge, of the other party or parties thereto in accordance with its terms, and is in full force and effect. None of the Company, any Company Subsidiary, or, to the Knowledge of the Company, the other parties thereto (x) is in breach of or default under (and no event has occurred that with notice or the lapse of time, or both, would constitute a breach, default or violation) any Customer Contract other than such breaches that are immaterial in nature and amount and in the aggregate do not have a Company Material Adverse Effect or (y) is in material breach of or material default under (and no event has occurred that with notice or the lapse of time, or both, would constitute a material breach, material default or material violation) any Material Contract or the Contracts listed on Section 3.13(d) of the Company Disclosure Schedule. Through the date of this Agreement, neither the Company nor any Company Subsidiary has received any notice (written or oral) of cancellation or termination of, or any expression or indication of an intention or desire to cancel or terminate, any Material Contract or Customer Contract. Except as set forth on Section 3.13(b) of the Company Disclosure Schedule, as of the date hereof, with respect to any Material Contract or Customer Contract which by its terms will terminate as of a certain date unless renewed or unless an option to extend such Material Contract or Customer Contract is exercised, neither the Company nor any of the Company Subsidiaries has received any notice (written or oral), or otherwise has any Knowledge, that any such Material Contract or Customer Contract will not be so renewed or that any such extension option will not be exercised. The Company has delivered or made available in the Data Room to Parent complete and correct copies of the Material Contracts and the Customer Contracts.

        (c)   The documents and information delivered or made available in the Data Room by the Company to Parent with respect to relationships and volumes of business done with the significant suppliers and customers of the Company or any of the Company Subsidiaries are accurate and complete in all material respects. Section 3.13(c) of the Company Disclosure Schedule is a true and complete list of (i) the 20 largest suppliers of the Company for the nine months' period ended September 30, 2004, (ii) all customers of the Company and the Company Subsidiaries as of December 31, 2004, and (iii) the revenue generated from each of the Company's customers referred to in clause (ii) above for the nine months' period ended September 30, 2004. Through the date of this Agreement, except as set forth on Section 3.13(b) or (c) of the Company Disclosure Schedule, since January 1, 2003, neither the Company nor any Company Subsidiary has received any written notices of termination or written threats of termination, or any other indication of any intention to terminate or not renew, from any of the 10 largest suppliers or the 25 largest customers of the Company and the Company Subsidiaries taken as a whole. To the Knowledge of the Company, as of the date of this Agreement, no event has occurred or failed to occur which would entitle any such supplier or customer to terminate its business relationship with the Company and the Company Subsidiaries or to change the financial terms of its business relationship in a material way except such changes as are specified by the terms of the Contract between the Company or Company Subsidiary and any such supplier or customer.

        (d)   Neither the Company nor any Company Subsidiary is a party to or otherwise bound by (i) except as set forth in Section 3.13(d) of the Company Disclosure Schedule, any agreement containing covenants purporting to limit the freedom of the Company or any Company Subsidiary to compete in any line of business or sell, supply or distribute any service or product, in each case, in any geographic area or to hire any individual or group of individuals, (ii) any agreement that, after the Effective Time, would have the effect of limiting in any material respect the freedom of Parent or any of its Subsidiaries (other than the Company and any Company Subsidiary) to compete in any line of business or sell, supply or distribute any product or service, in each case, in any geographic area or to hire any individual or group of individuals, or (iii) any acquisition agreement containing "earn-out" or other contingent payment obligations that could result in payments by the Company or any Company Subsidiary after the date hereof in aggregate amounts, with respect to a particular agreement, in excess of $50,000.

        Section 3.14    Real and Personal Property.

        (a)   None of the Company nor any Company Subsidiary owns any real property in fee simple. Section 3.14(a) of the Company Disclosure Schedule sets forth a true and complete list of all real property leased to the Company or any Company Subsidiary (the "Leased Real Property"), and there is no other real property owned, leased or occupied by the Company or any of the Company Subsidiaries.

        (b)   A complete and accurate copy of each lease under which the Company or any Company Subsidiary is lessee of any of the Leased Real Property, including amendments thereto, has been made available in the Data Room to Parent and all such leases are listed on Section 3.14(b) of the Company Disclosure Schedule. To the Knowledge of the Company, the Company or any applicable Company Subsidiary possesses and quietly enjoys all of the Leased Real Property.

        (c)   With respect to the Leased Real Property, the Company or a Company Subsidiary has an adequate leasehold, license or similar interest in each of the Leased Real Properties free and clear of all Encumbrances, except Permitted Encumbrances or as listed on Section 3.14 (c) of the Company Disclosure Schedule.

        (d)   Except as disclosed in Section 3.14(d) of the Company Disclosure Schedule, the Company is not a party to any lease, assignment or similar arrangement under which the Company is a lessor, assignor or otherwise makes available for use by any third party any portion of its owned real property or Leased Real Property.

        (e)   Section 3.14(e) of the Company Disclosure Schedule sets forth a complete list as of the date specified thereon of (i) all equipment, machinery, motor vehicles, plants and other tangible Personal property owned by the Company or any Company Subsidiary, and (ii) all equipment, machinery, motor vehicles, plants and other tangible personal property leased by the Company or any Company Subsidiary involving the payment of more than $100,000 per year. Each of the Company and the Company Subsidiaries has good and marketable title, free and clear of all Encumbrances (except (i) liens for current Taxes not yet due, (ii) Encumbrances incurred in the ordinary course of business consistent with past practice which individually and in the aggregate are not material in nature or amount and do not impair the use of such Personal property in the operation of the Company's business, and (iii) such Encumbrances as required pursuant to the Comerica Loan (such Encumbrances in clauses (i) through (iii) being referred to as "Permitted Encumbrances")), to the personal property reflected on the Company's Financial Statements for the fiscal year ended December 31, 2003 as being owned by the Company, other than properties and assets that have been sold or otherwise disposed of either (i) in the ordinary course of business since December 31, 2003 and prior to the date hereof or (ii) after the date hereof consistent with Section 5.1. The Company and the Company Subsidiaries own, or hold under valid leases or licenses, all personal property, plants, machinery and equipment reasonably necessary for the conduct of the business of the Company and the Company Subsidiaries as it is being conducted on the date hereof. The Company's and the Company Subsidiaries' equipment has been reasonably maintained and is in good condition and repair, reasonable wear and tear excepted.

        Section 3.15    Potential Conflict of Interest.

        (a)   Except as set forth in the Company SEC Documents filed prior to the date hereof since January 1, 2002, there have been no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and their respective affiliates, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (except for amounts due as normal salaries and bonuses and as reimbursement of ordinary expenses).

        (b)   No Senior Management Personnel owns, directly or indirectly, any interest in (excepting not more than one percent (1%) stock holdings for investment purposes in securities of publicly-held and traded companies) or is an officer, director, employee or consultant of any Person which is a competitor, lessor, lessee, customer or supplier of the Company. Except as set forth in the Company SEC Documents filed prior to the date hereof, no officer or Director of the Company or any of Company Subsidiary (i) owns, directly or indirectly, in whole or in part, any Company IP rights or any other Intellectual Property rights that are necessary for the business of the Company or any Company Subsidiary, (ii) has asserted any claim, charge, action or cause of action against the Company or any Company Subsidiary, except for immaterial claims for accrued vacation pay, accrued benefits under any Benefit Plans and similar matters and agreements existing on the date hereof, and the Company has no Knowledge of any basis for such claims, charges, actions or causes of action, (iii) to the Company's Knowledge has made, on behalf of the Company or any Company Subsidiary, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any officer or Director of the Company or any Company Subsidiary, or, a relative of any of the foregoing, is a partner or stockholder (except stock holdings solely for investment purposes in securities of publicly held and traded companies), or (iv) owes any money to the Company or any Company Subsidiary except for reimbursement of expenses or advances made in the ordinary course of business consistent with the Company's policies for expense reimbursement and advances.

        (c)   The Company has not, in violation of the Exchange Act, directly or indirectly, including through a Company Subsidiary, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any Director or executive officer of the Company.

        Section 3.16    Intellectual Property.

        (a)   Section 3.16(a) of the Company Disclosure Schedule sets forth a true and complete list of the Registered Company IP as of the date hereof. The Company or a Company Subsidiary is listed in the records of the appropriate agency as the sole owner of record for each item of Registered Company IP listed in Section 3.16(a) of the Company Disclosure Schedule. The Registered Company IP that is currently being used in the business and operations of the Company and the Company Subsidiaries is subsisting, in full force and effect, has not been cancelled, expired or been abandoned, has not been used, maintained, enforced or failed to be used, maintained or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any Registered Company IP.

        (b)   Section 3.16(b) of the Company Disclosure Schedule sets forth a true and complete list of Company Software as of the date hereof that is material to the business and operations of the Company and the Company Subsidiaries as presently conducted. Except as set forth on Section 3.16(b) of the Company Disclosure Schedule, no source code for the Company Software has been delivered, licensed, or made available by the Company or any Company Subsidiary to a third party. The Company Software is free of any material defects or deficiencies. No Company Software has been the subject of any recall or similar action that has had or could be reasonably expected to have, a material adverse impact on the Company and the Company Subsidiaries taken as a whole; and to the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that could reasonably be expected to (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such recall, litigation, or similar action. No Company Software incorporates or is used in conjunction with Open Source Materials.

        (c)   Section 3.16(c) of the Company Disclosure Schedule sets forth a true and complete list of all Outbound License Agreements in existence as of the date of this Agreement that are material to the business and operations of the Company and the Company Subsidiaries as presently conducted, other than end user license agreements for the Company Software. Each Outbound License Agreement that is material to the business and operations of the Company and the Company Subsidiaries as presently conducted is valid and binding on all the parties thereto and constitutes an enforceable obligation of the Company or the Company Subsidiary party thereto in accordance with its terms. The Company and the Company Subsidiaries are in compliance with, and have not breached, violated or committed a default under (and no event has occurred that with notice or the lapse of time, or both, would constitute a breach, default or violation of) any term of, any such Outbound License Agreements. All other parties to such Outbound License Agreements are in compliance with, and have not breached, violated or committed a default under (and no event has occurred that with notice or the lapse of time, or both, would constitute a breach, default or violation of) any term of, any such Outbound License Agreements. No Outbound License Agreement grants any third party exclusive rights or rights to sublicense to or under any material Company IP rights. Other than pursuant to the end user license agreements for the Company Software, the Company has not undertaken any indemnification obligations relating to infringement or violation of any third party Intellectual Property rights.

        (d)   Section 3.16(d) of the Company Disclosure Schedule sets forth a true and complete list of all Inbound License Agreements in existence as of the date of this Agreement that are material to the business and operations of the Company and the Company Subsidiaries as presently conducted. Each Inbound License Agreement that is material to the business and operations of the Company and the Company Subsidiaries as presently conducted is valid and binding on all parties thereto and constitutes an enforceable obligation of the Company or the Company Subsidiary party thereto in accordance with its terms. The Company and Company Subsidiaries are in compliance with, and have not breached, violated or committed a default under (and no event has occurred that with notice or the lapse of time, or both, would constitute a breach, default or violation of) any term of, any such Inbound License Agreements. All other parties to such Inbound License Agreements are in compliance with, and have not breached, violated or committed a default under (and no event has occurred that with notice or the lapse of time, or both, would constitute a breach, default or violation of) any term of, any such Inbound License Agreements.

        (e)   The Company or a Company Subsidiary (i) solely owns all right, title and interest in and to the Company IP and (ii) has the valid and enforceable right to use all third party Intellectual Property used by the Company or any Company Subsidiary, in each case free and clear of all Encumbrances, except for Permitted Encumbrances. The Company has no Knowledge of any facts that may prejudice the validity or enforceability of the Company IP rights.

        (f)    There are no claims or suits pending or, to the Knowledge of the Company, threatened: (i) alleging that the use of the Company IP, or the conduct of the Company's or any Company Subsidiary's business as currently conducted or planned to be conducted, infringes upon or violates any Intellectual Property rights of any third party (either directly or indirectly), or (ii) challenging the ownership, use, validity, or enforceability of any Company IP rights that, in each case or in the aggregate, if decided adversely to the Company or any Company Subsidiary, has had or could reasonably be expected to have a material adverse impact on the Company and the Company Subsidiaries taken as a whole, and to the Company's Knowledge, there is no reasonable basis to allege any of the foregoing. Section 3.16(f) of the Company Disclosure Schedule lists all U.S. and foreign Patents of a third party for which: (A) the Company or any Company Subsidiary has obtained written opinion of counsel, or (B) the Company or any Company Subsidiary has received written notice of infringement or license offer. The Company or a Company Subsidiary has the sole and exclusive right to bring a claim or suit for past, present, and future infringement or violation of the Company IP rights. The Company and the Company Subsidiaries have not brought or threatened to bring any such claim or suit that remains unresolved other than those brought with the consent of the Parent pursuant to Section 5.1.

        (g)   All of the Company IP was developed, without infringing or violating any third party Intellectual Property rights, by (1) employees of the Company or a Company Subsidiary within the scope of their employment, (2) third parties as "works-made-for-hire," as that term is defined under Section 101 of Title 17 of the United States Code (17 U.S.C. § 101), pursuant to valid written agreements, or (3) independent contractors who have assigned their rights in such Company IP to the Company or a Company Subsidiary pursuant to written agreements.

        (h)   All Senior Management Personnel and employees at the director level and above, and substantially all other employees (and to the Knowledge of the Company, all former employees and officers) of the Company and of each Company Subsidiary have executed a proprietary rights and confidentiality agreement or a similar agreement. To the Knowledge of the Company, no current or former employees are in violation of his or her respective proprietary rights and confidentiality agreements with the Company or a Company Subsidiary.

        (i)    All Senior Management Personnel and employees at the director level and above, and substantially all other employees of the Company and of each Company Subsidiary and other parties having access to any Trade Secrets related to the business of the Company or any Company Subsidiary as currently conducted or contemplated to be conducted have executed written nondisclosure agreements with the Company or a Company Subsidiary to protect the Company's or the Company Subsidiary's proprietary interests in and to such Trade Secrets. No Trade Secret related to the business of the Company or any Company Subsidiary as currently conducted or contemplated to be conducted has been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement, and no party to any such nondisclosure agreement is in breach thereof.

        (j)    The consummation of the Merger will not result in (i) the loss or impairment of the Company IP rights or any Intellectual Property rights licensed to the Company or any Company Subsidiary, (ii) a breach, default or violation of any term of, or the triggering of any termination or acceleration right under, any Inbound License Agreement or Outbound License Agreement, (iii) the providing or making available of source code for any Company Software to a third party, (iv) the granting to any third party of rights in Company IP greater than the rights granted therein by Company or any Company Subsidiary prior to consummation of the Merger, or (v) Company or any Company Subsidiary being obligated to pay any royalties or other amounts to any party in excess of the amounts payable by Company or any Company Subsidiary prior to consummation of the Merger.

        (k)   No current or former stockholder, Director, officer or employee of the Company or any Company Subsidiary (or any of their respective predecessors in interest) has or will have, after giving effect to the Merger, any legal or equitable right, title, or interest in or to, directly or indirectly, in whole or in part, any of the Company IP.

        (l)    For purposes of this Agreement, the following terms have the meaning ascribed to them below:

          (i)  "Company IP" means all Intellectual Property owned, singly or jointly, by the Company or any Company Subsidiary.

          (ii)  "Company Software" means all Computer Software that the Company or any Company Subsidiary sells, leases, or licenses, or is planning to sell, lease, or license to a third party.

          (iii)  "Computer Software" means all computer programs (including all source code and object code), databases, compilations and data, and all documentation related to any of the foregoing.

          (iv)  "Copyrights" means all copyrights, whether registered or unregistered, including without limitation moral rights and rights of attribution and integrity, copyrights in Computer Software and in the content contained on any Web site, and registrations and applications for any of the foregoing, and rights to sue for infringement thereof.

          (v)  "Inbound License Agreements" means all Contracts (whether written or oral, including consent to use agreements and covenants not to sue but excluding licenses for software applications that are generally available on nondiscriminatory pricing terms and have an acquisition cost of $10,000 or less) to which the Company or any Company Subsidiary is a party or otherwise bound, under which the Company or any Company Subsidiary is granted any Intellectual Property rights.

          (vi)  "Intellectual Property" means Patents, Copyrights, Trade Secrets, Trademarks, domain names, inventions, processes, formulae, algorithms, models, plans, methodologies, theories, ideas, techniques, discoveries, disclosures, drawings, records, any other intellectual property recognized worldwide and any other intangibles of a like nature.

          (vii)  "Open Source Materials" means all Computer Software or other material that is distributed as "free software", "open source software" or under a similar licensing or reseller model.

          (viii)  "Outbound License Agreement" means all Contracts (whether written or oral, including consent to use agreements and covenants not to sue) to which the Company or any Company Subsidiary is a party or otherwise bound, under which the Company or any Company Subsidiary has granted or is otherwise bound to grant any Intellectual Property rights.

          (ix)  "Patents" means patents and patent applications (including, without limitation, all provisionals, divisionals, continuations, continuations-in-part, reissues, renewals, extensions, and reexaminations), utility models, design registrations, certificates of invention and other governmental grants for the protection of inventions or industrial design anywhere in the world, and rights to sue for infringement thereof.

          (x)  "Registered Company IP" means all: (i) Patents and Patent applications, (ii) registered Copyrights and Copyright applications, (iii) registered Trademarks and Trademark applications, (iv) domain names, and (v) any other intellectual property registered under the laws of any jurisdiction and applications for registration thereof, in which the Company or any Company Subsidiary has an ownership interest.

          (xi)  "Trademarks" means any trademarks, service marks, trade names, designs, logos, emblems, signs, insignia, slogans, other designations of source or origin and general intangibles of like nature, together with the goodwill of the business symbolized by any of the foregoing, registrations and applications relating to any of the foregoing, and rights to sue for infringement thereof.

          (xii)  "Trade Secrets" means all information, including a formula, pattern, compilation, program, device, method, technique, or process, that: (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, the public, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, and rights to sue for infringement thereof.

        Section 3.17    Labor Matters.

        (a)   Except as set forth in Section 3.17(a) of the Company Disclosure Schedule, neither the Company or any of the Company Subsidiaries is party to, or bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreement or arrangement with any labor union, labor organization or works council; there are no labor agreements, collective bargaining agreements, work rules or practices, or any other labor-related agreements or arrangements that pertain to any of the employees of the Company or any of the Company Subsidiaries; and no employees of the Company or any of the Company Subsidiaries are represented by any labor organization with respect to their employment with the Company or any of the Company Subsidiaries.

        (b)   Except as set forth in Section 3.17(b) of the Company Disclosure Schedule, no labor union, labor organization, works council, or group of employees of the Company or any of the Company Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of the Company, there are no labor union organizing activities occurring with respect to any employees of the Company or its Subsidiaries.

        (c)   Except as set forth in Section 3.17(c) of the Company Disclosure Schedule, from January 1, 2001, there has been no actual or, to the Knowledge of the Company, threatened material arbitrations, labor or employee grievances, labor or employee disputes, strikes, lockouts, labor or employee slowdowns or work stoppages against or affecting the Company or any of the Company Subsidiaries.

        (d)   Except as set forth in Section 3.17(d) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries, nor any of their respective employees, agents or representatives have committed any material unfair labor practice as defined in the National Labor Relations Act.

        (e)   Except as set forth in Section 3.17(e) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries are delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

        (f)    Except as set forth in Section 3.17(f) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has received (i) notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Entity against it, (ii) notice of any charge or complaint with respect to or relating to it pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, (iii) notice of the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health laws to conduct an investigation with respect to or relating to it or notice that such investigation is in progress, or (iv) notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entity, any applicant for employment or classes of the foregoing, alleging breach of any express or implied contract of employment, the breach of any applicable law governing employment or the termination thereof, or other discriminatory, wrongful or tortuous conduct in connection with the employment relationship.

        (g)   Except as set forth in Section 3.17(g) of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries are and have been in compliance in all material respects with all notice and other requirements under the Workers' Adjustment and Retraining Notification Act and any similar foreign, state or local law relating to plant closings and layoffs.

        (h)   Except as set forth in Section 3.17(h) of the Company Disclosure Schedule, to the Company's Knowledge, no employee of the Company or any of the Company Subsidiaries is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the right of any such employee to be employed by the Company or any Company Subsidiary or (ii) to the Knowledge or use of Trade Secrets or proprietary information.

        (i)    Except as set forth in Section 3.17(i) of the Company Disclosure Schedule, the execution of this Agreement and the consummation of the Transactions contemplated by this Agreement will not result in any breach or other violation of any collective bargaining agreement, employment agreement, consulting agreement or any other labor-related agreement to which the Company or any of the Company Subsidiaries is a party.

        Section 3.18    Compliance with Laws; Company Permits.

        (a)   Except as set forth in Section 3.18(a) of the Company Disclosure Schedule, the Company and the Company Subsidiaries have complied (i) in all material respects with all laws, judgments, decrees, orders, writs and injunctions and (ii) in all respects with all material rules, regulations and ordinances, in each case of all Governmental Entities applicable to the Company and the Company Subsidiaries.

        (b)   Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, establishment registrations, product listings, licenses, permits, easements, variances, exceptions, consents, certificates, identification and registration numbers, approvals and orders of any Governmental Entity necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets as presently operated, or to offer or perform their services or to develop, produce, store, distribute and market their products or to otherwise carry on their business as it is now being conducted (collectively, the "Company Permits"), other than those the failure to hold would not result in a Company Material Adverse Effect. Section 3.18(b)(i) of the Company Disclosure Schedule contains a true and complete list of all such Company Permits as of the date of this Agreement. All Company Permits are in full force and effect and the Company and the Company Subsidiaries are in compliance in all materials respects with the terms of such Company Permits. Except as would not have a Company Material Adverse Effect, no suspension or cancellation of a Company Permit is pending, nor to the Knowledge of the Company, is any suspension or cancellation threatened. Except as set forth on Section 3.18(b)(ii) of the Company Disclosure Schedule, no such Company Permits will terminate or be cancelable as a result of the Transactions, including the Merger. Section 3.18(b)(iii) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, all actions, proceedings, investigations or surveys pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary that could reasonably be expected to result in the suspension or cancellation of any Company Permit. The Company has delivered or made available to Parent copies of all Company Permits and all material correspondence which bears on compliance by the Company and the Company Subsidiaries with the Company Permits since January 1, 2003.

        Section 3.19    Warranties.    In each agreement for Company Software that is expected to entail the collection of revenue of $100,000 or more per annum or in the aggregate, except as set forth on Section 3.19 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has provided any warranties with respect to the Company Software other than stating that for no more than 120 days from installation of the Company Software (a) the Company Software will, under normal use and operation, perform substantially in accordance with its documentation, and (b) the media on which the Company Software is provided will be free of defects in materials and workmanship under normal use. The sole and exclusive remedy for a breach of the media warranty described in the previous sentence under the terms of each such agreement is for the Company or a Company Subsidiary to replace the defective media. In each agreement for Company Software, neither the Company nor any Company Subsidiary has failed to limit its liability under each agreement with such customer for Company Software (i) to exclude consequential and punitive damages, and (ii) to the amount of fees paid pursuant to the agreement (except in the case of indemnification claims).

        Section 3.20    Environmental Matters.

        (a)   The Company and the Company Subsidiaries are in compliance in all material respects with Environmental Laws.

        (b)   Since January 1, 2000 neither the Company nor any Company Subsidiary has received any communication or notice, whether from a Governmental Entity or otherwise, alleging any violation of or noncompliance with any Environmental Laws by the Company or any Company Subsidiary or for which any of them is responsible, and there is no pending or, to the Company's Knowledge, threatened Environmental Claim.

        (c)   To the Company's Knowledge, there are no past or present facts or circumstances that are reasonably likely to form the basis of any Environmental Claim against the Company or any Company Subsidiary or against any Person or entity whose liability for any Environmental Claim the Company or such Company Subsidiary have retained or assumed either contractually or by operation of law.

        (d)   The Company has delivered or made available in the Data Room to Parent all assessments, reports, data, results of investigations or audits, or other information that is in the possession of, or reasonably available to the Company relating to environmental matters at, or the environmental condition of, the real property owned by the Company.

        (e)   For purpose of this Agreement, the following terms have the definitions ascribed below:

          (i)    "Environmental Claim" means any claim, action, investigation or notice by any Person or entity alleging potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or Personal injuries, attorneys' fees or penalties relating to (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location owned or operated by the Company or any Company Subsidiary, now or in the past, or (ii) any violation, or alleged violation, of any Environmental Law.

          (ii)   "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection or preservation of human health or the environment, including, without limitation, laws and regulations relating to Materials of Environmental Concern, or otherwise relating to the generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon.

          (iii)  "Materials of Environmental Concerns" means (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants" or "pollutants" or words of similar meaning and regulatory effect; or (c) any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law.

        Section 3.21    Information in the Proxy Statement.    The proxy or information statement or similar materials to be delivered to the Company's stockholders in connection with the Merger (the "Proxy Statement"), at the time filed with the SEC, at the date mailed to the Company's stockholders and at the time of the Company Stockholder Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied in writing by Parent or the Merger Sub expressly for inclusion in the Proxy Statement. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act.

        Section 3.22    Opinion of Financial Advisor.    The Company has received the written opinion of Thomas Weisel Partners, ("Thomas Weisel Partners") the Company's financial advisor, dated as of the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company's stockholders from a financial point of view. The Company has been authorized by Thomas Weisel Partners to permit the inclusion of such opinion in its entirety in the Proxy Statement, provided that Thomas Weisel Partners shall have the right to review and approve in advance of filing the form and content of such opinion and any reference thereto contained in the Proxy Statement (such approval not to be unreasonably withheld).

        Section 3.23    Insurance.    The Company and the Company Subsidiaries are insured against such risks and in amounts and with coverage customarily carried by Persons conducting business or owning assets similar to the Company and the Company Subsidiaries. Section 3.23 of the Company Disclosure Schedule sets forth a complete and correct list of all insurance policies (including the carrier and a brief summary of the nature and terms thereof and any amounts paid or payable to the Company or any Company Subsidiary thereunder) providing coverage in favor of the Company or any Company Subsidiary or any of their respective properties and the Company has delivered or made available in the Data Room to Parent a complete and accurate copy of all such policies. Each such policy is in full force and effect; there is no default under any such policy; and there has not been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner required by any such policy; and as of the date of this Agreement, no notice of termination, cancellation or reservation of rights has been received by the Company or any Company Subsidiary.

        Section 3.24    Brokers.    No broker, investment banker, financial advisor or other Person, other than Thomas Weisel Partners and Updata Capital ("Updata"), the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger and the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary. True and correct copies of all agreements between the Company and Thomas Weisel Partners and Updata, including, without limitation, any fee arrangements have been delivered or made available in the Data Room to Parent. The fees and expenses of all accountants, brokers, financial advisors and legal counsel retained by the Company in connection with this Agreement or the transactions contemplated hereby incurred or to be incurred by the Company will not exceed the aggregate amount set forth in Section 3.24 of the Company Disclosure Schedule.

        Section 3.25    Certain Business Practices.    Neither the Company, any Company Subsidiary, or any officer, Director, employee or agent of the Company or any Company Subsidiary, or any other Person acting on their behalf has, directly or indirectly, (a) given, offered, solicited or agreed to give, offer or solicit any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment, regardless of form and whether in money, property or services, to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or any Company Subsidiary in connection with the development, marketing, use, sale or acceptance of products or services of the Company or any Company Subsidiary (or to assist the Company or any Company Subsidiary in connection with any actual or proposed transaction relating to the products and services of the Company or any Company Subsidiary) that, in each case, was unlawful under any applicable law; (b) used any corporate funds or, to the Knowledge of the Company or any Company Subsidiary, any Personal funds, for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; (c) made any unlawful payment to domestic or foreign government officials or employees, or to domestic or foreign political parties or campaigns, from corporate funds; (d) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (e) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; or (f) made any false or fictitious entry on the books or records of the Company or any Company Subsidiary relating to any such payments.

        Section 3.26    Takeover Statutes.    The Company Board of Directors has taken all necessary action so that the entry into this Agreement, and the consummation of the Transactions shall be exempted from the "business combination" restrictions of Section 203 of the DGCL. No other "fair price," "moratorium," "control share acquisition" or similar anti-takeover statute or regulation, including, without limitation, the "business combination" restrictions of Section 203 of the DGCL, or any applicable anti-takeover provision in the Certificate of Incorporation and Bylaws of the Company is, or at the Effective Time will be, applicable to the Merger or the Transactions.

        Section 3.27    Material Acquisitions.

        (a)   Neither the Company nor any Company Subsidiary has made any claim under any Material Acquisition Agreement or with respect to any Material Acquisition against the counterparty thereto and no counterparty or any Person entitled to indemnification from the Company thereunder has made any claim against the Company or any Company Subsidiary under any Material Acquisition Agreement or with respect to any Material Acquisition and to the Knowledge of the Company, there is no basis for any claim.

        (b)   For purposes of this Agreement, the following terms have terms have the meaning ascribed to them below:

          (i)    "Material Acquisitions" means all transactions contemplated by the Material Acquisition Agreements.

          (ii)   "Material Acquisition Agreement" means each of (A) the Asset Purchase Agreement by and between Vastera, Inc. and General Electric Company and Client Business Services, Inc., dated June 19, 2003, and any related amendments and agreements necessary to consummate the transactions contemplated thereby; (B) the Agreement and Purchase and Sale by and among Vastera, Inc., 3063771 Nova Scotia Company, 882976 Ontario, Inc. t/a Imanet and the Shareholders of Imanet as identified herein, dated February 6, 2002, and any related amendments and agreements necessary to consummate the transactions contemplated thereby; (C) the Subscription Agreement by and among Vastera Do Brasil LTDA., Bergen Informática., Antálica S.A. and the Founders of Bergen Informática LTDA., as identified herein, dated as of March 1, 2002, and any related amendments and agreements necessary to consummate the transactions contemplated thereby; (D) the Agreement and Plan of Merger and Reorganization by and among Vastera Acquisition Corp., Vastera, Inc., CIMA Information Technology, Inc., and the Founders of CIMA Information Technology, Inc., dated as of December 19, 2001, and any related amendments and agreements necessary to consummate the transactions contemplated thereby; (E) the Agreement and Plan of Merger and Reorganization by and among Vastera, Inc., Vastera Acquisition Corporation, Speed Chain Network, Inc. and the Founders of Speed Chain Network, Inc. as identified therein, dated March 1, 2001, and any related amendments and agreements necessary to consummate the transactions contemplated thereby; and (F) the Stock Transfer Agreement by and among Vastera, Inc., Vastera Solution Services Corporation and Ford Motor Company, dated July 14, 2000, and any related amendments and agreements necessary to consummate the transactions contemplated thereby (including without limitation (1) the License Agreement by and between Ford Motor Company and Vastera Solution Services Corporation, dated July 14, 2000; (2) the Global Trade Services Agreement by and between Ford Motor Company and Vastera Solution Services Corporation, dated July 14, 2000; (3) the Salaried Employee Secondment Agreement by and between Vastera Solution Services Corporation and Ford Motor Company, dated July 14, 2000; and (4) the Employee Transfer Agreement by and between Vastera Solution Services Corporation and Ford Motor Company, dated July 14, 2000).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PARENT AND THE MERGER SUB

        Parent and the Merger Sub represent and warrant to the Company as follows:

        Section 4.1    Organization.

        (a)   Parent is a national banking association duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate power and authority to carry on its business as is now being conducted. Parent has made available to the Company true and complete copies of the Organization Certificate, Articles of Association, and Bylaws of Parent, in each case as amended to date.

        (b)   The Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to carry on its business as is now being conducted. Parent has made available to the Company true and complete copies of the Certificate of Incorporation and Bylaws of the Merger Sub, in each case as amended to date.

        Section 4.2    Authorization; Validity of Agreement; Necessary Action.    Each of Parent and the Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and the Merger Sub of this Agreement and the consummation of the Transactions have been duly authorized by each of Parent and the Merger Sub, and by the sole stockholder of the Merger Sub, and no other corporate approval on the part of Parent or the Merger Sub is necessary to authorize the execution and delivery by Parent and the Merger Sub of this Agreement and the consummation of the Transactions. This Agreement has been duly and validly executed and delivered by Parent and the Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is the valid and binding obligation of each of Parent and the Merger Sub enforceable against each of them in accordance with its terms, except that such enforceability (a) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (b) is subject to general principles of equity.

        Section 4.3    Consents and Approvals; No Violations.    None of the execution, delivery or performance of this Agreement by Parent or the Merger Sub, the consummation by Parent or the Merger Sub of the Merger or the other Transactions, or compliance by Parent or the Merger Sub with any of the provisions hereof will:

        (a)   conflict with or result in any breach of any provision of the organizational documents of Parent or the Certificate of Incorporation or Bylaws of the Merger Sub;

        (b)   subject to making the filings and obtaining the authorizations, consents, approvals and reviews set forth in Section 4.3(c), conflict with or violate any federal, state, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, order, judgment, injunction, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated or implemented by any Governmental Entity applicable to Parent or the Merger Sub, or any of their properties or assets;

        (c)   require any registration or filing by Parent or the Merger Sub with, or require any action, permit, authorization, consent, approval of or review by, any third party or any Governmental Entity, other than (i) filings, permits, authorizations, consents and approvals as may be required under the HSR Act and in respect of comparable provisions under applicable pre-merger notification laws or regulations of foreign jurisdictions, (ii) such filings under and compliance with applicable requirements of the Exchange Act as may be required in connection with this Agreement, and (iii) the Banking Regulatory Approvals;

        (d)   violate or result in the violation of, conflict with or result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in a right of termination or acceleration, result in the loss of a material benefit under or result in the creation of any Encumbrance upon any of its properties or assets, under any of the terms, conditions or provisions of any of its contractual obligations; or

        (e)   except in the case of clauses (b), (c) or (d) where any failure to obtain such consents, approvals or notices, or where such violations, conflicts, breaches or defaults would not individually or in the aggregate have a material adverse effect on the ability of Parent and the Merger Sub to consummate the Merger contemplated hereby.

        Section 4.4    Brokers.    No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or the Merger Sub.

        Section 4.5    Funds.    Parent has and will have available to it at the Effective Time, sufficient funds to deliver the Merger Consideration to all of the holders of the Common Stock.

        Section 4.6    Information Supplied.    None of the information supplied or to be supplied in writing by or on behalf of Parent or the Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

        Section 5.1    Interim Operations of the Company.

        (a)   During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except to the extent that Parent shall otherwise give prior written consent or as expressly permitted pursuant this Agreement, the Company shall, and shall cause each Company Subsidiary to carry on its business, in the ordinary course consistent with past practice, in substantially the same manner as currently conducted and in compliance in all material respects with all applicable laws and regulations, pay or perform other material obligations when due, and to use its reasonable best efforts to (i) preserve intact its present business organization, (ii) keep available the services of its officers, employees, and (iii) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings with the intention that its goodwill and ongoing business shall be unimpaired at the Effective Time.

        (b)   Without limiting the generality of the foregoing, except as expressly permitted by the terms of this Agreement or as otherwise set forth on Section 5.1(b) of the Company Disclosure Schedule, without the prior written consent of Parent, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do, and shall not permit any Company Subsidiary to do, any of the following:

          (i)  amend its Certificate of Incorporation or Bylaws or the organizational documents of its Company Subsidiary;

          (ii)  (A) authorize for issuance, issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of, capital stock of any class or any other securities or equity equivalents (including, without limitation, stock appreciation rights) of the Company or any Company Subsidiaries, other than pursuant to the exercise of the Options outstanding on the date hereof and in accordance with the existing terms of such Options; (B) split, combine or reclassify the outstanding Common Stock or any capital stock of the Company or the Company Subsidiaries; (C) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock (other than dividends or distributions by a direct or indirect wholly-owned Company Subsidiary to the Company or another Company Subsidiary); (D) redeem, purchase or otherwise acquire any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares; or (E) except as permitted by and in accordance with the terms of Section 5.2 enter into any agreement, understanding or arrangement with respect to the sale, voting, or registration of the Company capital stock or that of the Company Subsidiaries;

          (iii)  (A) incur or assume any indebtedness for borrowed money (including, without limitation, drawdowns under existing credit facilities) other than pursuant to the equipment line under the Comerica Loan or issue any debt securities; (B) fail to make any scheduled payment on indebtedness evidenced by the debt instruments to which the Company or any Company Subsidiary is a party; (C) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than direct and indirect wholly-owned Company Subsidiaries);or (D) make any loans, advances or capital contributions to, or investments in, any other Person other than direct or indirect wholly-owned Company Subsidiaries;

          (iv)  incur or commit to incur any capital expenditure or expenditures in excess of $300,000 individually or $1,500,000 in the aggregate;

          (v)  except as required by applicable law (A) take any of the actions described in Section 3.8(a)(x), (B) promote any officers, directors, employees or consultants, (other than promotions of employees below the director level to another level below the director level in the ordinary course of business consistent with past practice) or pursuant to existing contractual commitments (and provided that if any such promotion is made, the Company shall provide Parent with written notice of such action before Closing), or (C) terminate any Benefit Plan;

          (vi)  (A) enter into any collective bargaining agreement, (B) hire any new officers, Directors, employees at the director level or above or consultants other than as approved in advance by Parent (which approval shall not be unreasonably withheld), (C) terminate the employment of any officers, Directors, Senior Management Personnel, employees at the director level, or consultants without cause, (D) substantially alter the duties and responsibilities of any officers, Directors, Senior Management Personnel, employees at the director level or above, or consultants, or (E) fail to notify Parent if prior to the Closing any officer, Director, Senior Management Personnel, employees at the director level or above or consultant gives notice of resignation or retirement or if prior to the Closing the Company or any Company Subsidiary gives a notice of termination or a termination or disciplinary warning to any officer, Director, employee or consultant;

          (vii)  fail to maintain with reputable insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in the business of the Company and the Company Subsidiaries, consistent with the Companies' past practices; provided, however, that, the Company shall not, and shall not permit any Company Subsidiary to, renew any insurance policies which provide for the payment of any premiums that are materially greater than the amount of the current premiums paid under any such insurance policy;

          (viii)  except as set forth on Section 5.1(b)(viii) of the Company Disclosure Schedule and except for Permitted Encumbrances, sell, transfer, lease, mortgage, pledge, license, encumber or otherwise dispose of any of its properties or assets, other than in the ordinary course of business consistent with past practice, provided that such transactions do not exceed $50,000 per transaction and $200,000 in the aggregate;

          (ix)  (A) modify, amend or terminate any Material Contract or Customer Contract; (B) waive, release or assign any rights, or claims under any of the Material Contract other than such modifications and amendments that are not material in nature or amount and provided that a copy of such amendment or modification is provided to Parent in advance of being entered into; or (C) enter into any commitment, transaction, or Contract other than a commitment, transaction or Contract (1) entered into in the ordinary course of business consistent with past practice, (2) if with a supplier, does not involve the payment by the Company or any Company Subsidiary of more than $100,000 per annum, and (3) if with a customer, does not involve the receipt by the Company or any Company Subsidiary of more than $250,000 per annum or $500,000 over the life of the commitment, transaction or Contract and contains terms consistent with past practice and no less favorable than those set forth on Section 5.1(b)(ix) of the Company Disclosure Schedule;

          (x)  grant or agree to grant any exclusive license, or enter into, agree to enter into or modify any reseller, marketing, or sales agreement;

          (xi)  except as set forth on Section 5.1(b)(xi) of the Company Disclosure Schedule, waive or cancel any debt (other than due from officers, Directors and employees), claim, account receivable or trade account involving amounts in excess of $25,000 individually or $100,000 in the aggregate;

          (xii)  enter into any lease of real property;

          (xiii)  (A) sell, transfer or license to any Person any material Company IP rights other than pursuant to nonexclusive licenses entered into in the ordinary course of business consistent with past practice; or (B) extend, amend or modify in any material respect any of the material Company IP rights;

          (xiv)  dispose of or permit to lapse any Company IP rights not licensed from a third party;

          (xv)  fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act;

          (xvi)  take any action that would result in a failure to maintain trading of the Common Stock on Nasdaq;

          (xvii)  (A) except as required by applicable law, make any change in any accounting method, principles or practice by the Company or any of the Company Subsidiaries, except for such change required by reason of a concurrent change in GAAP or compliance with the applicable requirements of the rules and regulations promulgated by the SEC; (B) make any Tax election or change any Tax election already made; (C) amend any Tax Returns; (D) enter into any closing agreement; (E) settle or compromise any claim or assessment relating to Taxes; or (F) consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;

          (xviii)  pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of any claims, liabilities or obligations (x) in the ordinary course of business consistent with past practice, or (y) fully reserved on the consolidated balance sheet (or the notes thereto) of the Company, dated September 30, 2004, included in the Form 10-Q filed by the Company with the SEC on November 8, 2004;

          (xix)  (A) merge or consolidate with any other Person (other than the Merger); (B) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary; (C) acquire the capital stock of any Person or the business of any Person through the acquisition of assets (except that purchases of assets may be made in the ordinary course of business consistent with past practice that do not exceed $50,000 per transaction or $200,000 in the aggregate); or (D) enter into any partnership, joint venture or strategic alliance;

          (xx)  take any action that would or is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time, or that would impair the ability of the Company to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

          (xxi)  subject Parent or the Surviving Corporation or any of their respective Subsidiaries to any non-compete, exclusivity or other restriction on any of their respective businesses or operations following the Closing;

          (xxii)  subject to the other restrictions set forth in this Section 5.1, enter into any agreement or arrangement with any of their respective affiliates or any of the stockholders other than such agreements and arrangements as are entered into in the ordinary course of business and which have been negotiated on an arm's-length basis and are no less favorable to the Company or any Company Subsidiary than the Company or such Company Subsidiary would have obtained from an unaffiliated third party, and provided that the Company shall have notified Parent in writing prior to entering into any such affiliate or stockholder transaction;

          (xxiii)  settle or compromise any suit, action or investigation whether now pending or hereafter brought;

          (xxiv)  make any material change in the marketing or business operations of the Company, including, without limitation, (x) entering into any new, or discontinuing any existing line of business or operations, (y) commencing or discontinuing operations or solicitations for business in any geographic area, or (z) opening or closing any office; or

          (xxv)  enter into any written or oral agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do any of the foregoing.

        (c)   The Company shall confer with Parent and keep Parent apprised on a regular basis and as and when reasonably requested regarding the management, business, operations and financial condition of the Company and the Company Subsidiaries, including without limitation, reports on relations with customers and the status of Material Contracts and Customer Contracts, negotiations with potential new customers or existing customers and prompt (within one business day) notification if the Company or any Company Subsidiary has received notice (written or oral) of the cancellation or termination of, or any expression or indication of any intention or desire to cancel or terminate, any Material Contract, or Customer Contract. In the event that the Company requests the consent of the Parent to the taking of any action that would otherwise be prohibited pursuant to Section 5.1(b), the Company shall give written notice to any of Tod Burwell, Enrico DiLello or Paul Simpson (each, an "Approved Representative"), by e-mail or fax at the contract details to be provided by Parent on the date hereof, whichever is the most practicable in the circumstances, of the matter requiring consent in sufficient detail and background to allow the Parent to make an effective evaluation of the matter and the consent requested. The written notice shall go to the Approved Person whose name first appears in the list provided in the preceding sentence. If such Person is unavailable or otherwise known by the Company to be unavailable to receive such notice, the Company may provide such notice to the second Person listed, and if unavailable, to the third Person listed. If any such consent request relates to any agreement, than a copy of such notice, with a copy of such agreements and any related documents, shall also be sent to Bruce Gaylord or any other Person identified by Parent as a representative of its legal department Parent (the "Approved Legal Representative"). Consent requests related to litigation and other similar legal matters should also be copied to the Approved Legal Representative. The

Approved Representative and the Approved Legal Representative, if required, shall act as soon as practicable in the circumstance to advise the Company whether Parent will consent.

        (d)   The Company shall use reasonable best efforts to negotiate and renew, on terms substantially similar or no less favorable than existing terms, all Customer Contracts prior to the date of expiration or any date that would grant any party thereto a right of termination; provided, that in each case, Parent shall have the right to consent to any such renewals to the extent required by Section 5.1(b).

        (e)   The Company shall use reasonable best efforts to solicit customers and negotiate and enter into new Contacts with customers on terms substantially similar to, or no less favorable than, the terms of the Company's existing Customer Contracts; provided, that in each case, Parent shall have the right to consent to any such new contracts to the extent required by Section 5.1(b).

        (f)    The Company shall prepare and deliver to the Parent at least five (5) business days prior to any proposed Closing Date a preliminary Closing Balance Sheet necessary for the satisfaction of the closing condition set forth in Section 7.2(h). The Company shall make its accounting staff available to Parent to review and discuss the preparation of the preliminary Closing Balance Sheet. The Closing Balance Sheet delivered in connection with the Closing shall be substantially identical to the preliminary Closing Balance Sheet, other than agreed adjustments, and shall be subject to the acceptance of Parent, not to be unreasonably withheld, conditioned or delayed. A good faith dispute as to the consistent application of GAAP, arithmetic calculations or similar grounds shall constitute reasonable basis for Parent to refuse to accept the Closing Balance Sheet.

        (g)   The Company may, from time to time prior to the Closing by written notice to Parent, through the Approved Representative and the Approved Legal Representative, advise the Parent of any matter which, if occurring prior to the date hereof, would have been required to be set forth or described on the Company Disclosure Schedule, or to correct any inaccuracy or breach in the representations and warranties made by the Company in this Agreement. In providing any such notice, the Company shall provide sufficient detail and background of the matters disclosed to allow the Parent to make an effective evaluation. The Company shall make personnel available and respond to requests from the Company for additional information. Upon receipt of any such notice, the Parent may, in its sole discretion, (i) expressly agree in writing that any such inaccuracy or breach is immaterial, (ii) expressly waive in writing any such inaccuracy or breach, (iii) reserve judgment with respect to any such inaccuracy or breach, or (iv) exercise any other rights which may available to the Parent or the Merger Sub as result of such inaccuracy or breach, including without limitation, termination of this Agreement pursuant to Section 8.1. In the absence of a writing from the Parent pursuant to clauses (i) and (ii) in the preceding sentence, no such notice shall be deemed to cure the representations and warranties to which such matters relate with respect to satisfaction of the conditions set forth in Section 7.2(a) or in 8.1(f) or otherwise affect any other term or condition contained in this Agreement.

        Section 5.2    No Solicitation.

        (a)   The Company agrees that it shall immediately cease and cause to be terminated all existing discussions, negotiations and communications with any third parties with respect to any Acquisition Proposal. After the date hereof and prior to the Effective Time or the earlier termination of this Agreement pursuant to Section 8.1, the Company shall not, and shall not authorize or permit any Company Subsidiary or any of their respective officers, Directors, employees, investment bankers, attorneys, accountants or other advisors or agents (collectively, "Representatives") to, directly or indirectly (i) initiate, solicit or encourage (including, without limitation, by way of furnishing information), or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal, (ii) enter into or participate in negotiations or discussions with, or provide any information or data to, any Person (other than Parent, the Merger Sub or any of their respective affiliates or representatives) relating to any Acquisition Proposal, (iii) make or authorize any statement, recommendation or solicitation in support of, or approve, any Acquisition

Proposal, (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby, or (v) grant any waiver or release under any standstill or similar agreement with respect to any equity securities of the Company or any of the Company Subsidiaries. Any violation of the foregoing restrictions by any of the Company's Representatives shall be deemed to be a breach of this Agreement by the Company, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of the Company. "Acquisition Proposal" means any inquiry, proposal or offer from any Person relating to, or that would reasonably be expected to lead to, (i) any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses that constitute ten percent (10%) or more of the revenues or the assets of the Company and the Company Subsidiaries, taken as a whole, or ten percent (10%) or more of any class of equity securities of the Company or the Company Subsidiaries, (ii) any tender offer or exchange offer that if consummated would result in any Person, together with Affiliates thereof, beneficially owning ten percent (10%) or more of any class of equity securities of the Company or any of the Company Subsidiaries, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any of the Company Subsidiaries pursuant to which any Person together with Affiliates thereof, would own ten percent (10%) or more of any class of equity securities of the Company or any of the Company Subsidiaries or of any resulting parent company of the Company, other than the transactions contemplated by this Agreement.

        (b)   The Company shall promptly (within 24 hours) notify Parent and the Merger Sub orally and in writing if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company or any of its Representatives, in each case in connection with any Acquisition Proposal or the possibility or consideration of making an Acquisition Proposal indicating, in connection with such notice, the name of the third party making such Acquisition Proposal and the material terms and conditions of any proposals or offers. The Company agrees that it shall keep Parent and the Merger Sub informed, on a current basis, of the status and terms of any Acquisition Proposal. The Company shall provide Parent with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of the Company Board of Directors) of any meeting of the Company Board of Directors at which its Board of Directors is reasonably expected to discuss or consider any Acquisition Proposal.

        (c)   Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, in response to a bona fide written Acquisition Proposal that the Company Board of Directors determinates in good faith after consultation with outside counsel and Thomas Weisel Partners or another financial advisor of nationally recognized reputation constitutes or is reasonably likely to lead to a Superior Proposal, the Company may furnish information concerning its business, properties or assets to any Person pursuant to an executed confidentiality agreement with terms (i) no less favorable to the Company than those contained in the Confidentiality Agreement, (ii) which shall not include any provision calling for any exclusive right to negotiate with such party and which (iii) shall not have the effect of prohibiting the Company from satisfying its obligations hereunder, and may negotiate and participate in discussions and negotiations with such Person concerning an Acquisition Proposal if, but only if, (x) such entity or group has on an unsolicited basis, and in the absence of any violation of this Section 5.2 by the Company or any of its Representatives, submitted a bona fide written Acquisition Proposal to the Company, and (y) the Company Board of Directors shall have concluded in its good faith judgment, only after consultation with independent outside legal counsel to the Company, that the failure to provide such information or access or to engage in such discussions or negotiations would cause the Company Board of Directors to violate its fiduciary duties to the Company's stockholders under applicable law. The Company shall promptly provide to Parent any material non-public information regarding the Company provided to any other party which was not previously provided to Parent, such additional information to be provided no later than the date of provision of such information to such other party. "Superior Proposal" means any Acquisition Proposal that is not conditioned upon the ability to obtain financing (A) which is for all or substantially all of the assets of the Company or a majority of the total outstanding voting securities of the Company and as a result of which the stockholders of the Company immediately preceding such transaction would hold less than fifty percent (50%) of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or Subsidiary thereof, and (B) in relation to which such entity or group has, on an unsolicited basis and in the absence of any violation of Section 5.2 by the Company or its Representatives, submitted a bona fide written proposal to the Company relating to such transaction and which the Company Board of Directors determines in its good faith judgment, after consultation with its independent outside legal counsel and Thomas Weisel Partners or another nationally recognized investment banking firm, is (i) superior to the Company's stockholders from a financial point of view than the Merger (taking into account all of the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Parent in response to such offer or otherwise)) and relevant legal, financial and regulatory aspects of the proposal, the identity of the third party making such proposal and the conditions for completion of such proposal, and (ii) reasonably capable of being consummated.

        (d)   Unless this Agreement shall be terminated in accordance with its terms, neither the Company Board of Directors nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Parent), or publicly propose to withdraw (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal or (ii) approve or recommend, or propose to approve or recommend, or allow the Company or any of the Company Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.2). Notwithstanding the foregoing, in response to the receipt of a Superior Proposal, the Company Board of Directors may withhold, withdraw, amend or modify its recommendation in favor of the Merger, and, in the case of a Superior Proposal that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions, whether by the Company Board of Directors or a committee thereof, a "Change of Recommendation"), if all of the following conditions in clauses (i) through (iv) are met:

          (i)    A Superior Proposal with respect to the Company has been made and has not been withdrawn;

          (ii)   The Company Stockholders' Meeting has not occurred;

          (iii)  The Company shall have (A) delivered to Parent written notice (a "Change of Recommendation Notice") at least four (4) business days prior to publicly effecting such Change of Recommendation, which notice shall state expressly (1) that it has received a Superior Proposal, (2) the material terms and conditions of the Superior Proposal and the identity of the Person or group making the Superior Proposal, and (3) that it intends to effect a Change of Recommendation and the manner in which it intends (or may intend) to do so, (B) provided to Parent a copy of all written materials delivered to the Person or group making the Superior Proposal in connection with such Superior Proposal, and (C) made available to Parent all materials and information made available to the Person or group making the Superior Proposal in connection with such Superior Proposal, together with a complete list identifying all such materials and information furnished to such Person or group; and

          (iv)  The Company Board of Directors has concluded in good faith, after receipt of advice of its outside independent legal counsel, that, in light of such Superior Proposal, the failure of the Company Board of Directors to effect a Change of Recommendation would result in a violation of its fiduciary obligations to its stockholders under applicable law.

After delivering the Change of Recommendation Notice, the Company shall provide Parent a reasonable opportunity (not to exceed four (4) business days) to make such adjustments in the terms and conditions of this Agreement, and negotiate in good faith with respect thereto, as would enable the Company to proceed with its recommendation to stockholders without making a Change of Recommendation.

        (e)   Notwithstanding the foregoing, nothing contained in this Section 5.2 or any other provision hereof shall prohibit the Company or the Company Board of Directors from taking and disclosing to the Company's stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders; provided, however, that the Company Board of Directors shall not in any case make a Change of Recommendation except in accordance with Section 5.2(c).

        (f)    Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement shall be terminated in accordance with its terms, the Company shall be obligated to call, give notice of, convene and hold the Company Stockholders' Meeting, regardless of the commencement, disclosure, announcement or submission to it of any Acquisition Proposal, or of any Change of Recommendation.

ARTICLE VI

ADDITIONAL AGREEMENTS

        Section 6.1    Proxy Statement.    As promptly as practicable after the execution of this Agreement, the Company will prepare and file with the SEC the preliminary Proxy Statement relating to the approval of this Agreement and the Merger by the stockholders of the Company. Parent and the Company will provide each other with any information which may be required in order to effectuate the preparation and filing of the preliminary Proxy Statement. The Company shall cooperate and provide Parent (and its counsel) with a reasonable opportunity to review and comment on the preliminary Proxy Statement, any amendment or supplement to the Proxy Statement prior to filing such with the SEC, and will provide Parent with a copy of all such filings made with the SEC. The Company will notify Parent upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the preliminary Proxy Statement. The Company shall cooperate and provide Parent and the Merger Sub (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to filing such statement with the SEC, and will provide Parent and the Merger Sub with a copy of all such filings made with the SEC. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Parent of all information required to be contained therein, the Company shall file with the SEC a revised Proxy Statement and will use all reasonable bests efforts to have it cleared by the SEC as soon thereafter as practicable. The Company will cause the Proxy Statement to be mailed to its stockholders as soon as practicable after it is cleared by the SEC.

        Section 6.2    Meeting of Stockholders of the Company.

        (a)   Promptly after the Proxy Statement is cleared by the SEC, the Company will convene a meeting of the Company's stockholders to vote on this Agreement and the Merger (the "Company Stockholders' Meeting") to be held as promptly as practicable after the Proxy Statement is cleared by the SEC. The Company will use reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Merger, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the Nasdaq and the DGCL. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders' Meeting if as of the time for which the Company Stockholders' Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Common Stock represented (either in Person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders' Meeting. The Company shall call, notice and convene the Company Stockholders' Meeting, and all proxies solicited by it in connection with the Company Stockholders' Meeting shall be solicited in compliance with the DGCL, its Certificate of Incorporation and Bylaws, Nasdaq rules and all other applicable law.

        (b)   Except to the extent expressly permitted by Section 5.2(c): (i) the Proxy Statement shall include a statement to the effect that the Company Board of Directors has unanimously recommended that the Company's stockholders vote in favor of approval and adoption of this Agreement and the Merger at the Company Stockholders' Meeting, (ii) the Company Board of Directors shall unanimously recommend that the Company's stockholders vote in favor of the approval of this Agreement and the Merger at the Company Stockholders' Meeting, and (iii) neither the Company Board of Directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Company Board of Directors that the Company's stockholders vote in favor of the approval of this Agreement and the Merger.

        (c)   Once the Company Stockholders' Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders' Meeting (other than for the absence of a quorum) without the consent of Parent. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.2(c) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or interest in an Acquisition Proposal or any Change of Recommendation. Notwithstanding any Change of Recommendation, this Agreement and the Merger shall be submitted to the stockholders of the Company at the Company's Stockholders' Meeting for the purpose of approving the Agreement and the Merger and nothing contained herein shall be deemed to relieve the Company of such obligation.

        Section 6.3    Notification of Certain Matters.    The Company shall give prompt notice to Parent, and the Merger Sub and Parent and the Merger Sub shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would be likely to cause either (i) any representation or warranty contained in this Agreement to be untrue or inaccurate or (ii) any condition set forth in Article VII to be unsatisfied at any time from the date hereof to the Effective Date (except to the extent it refers to a specific date) and (b) any failure of the Company, the Merger Sub or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations or warranties of the parties or the conditions to the obligations of the parties hereto.

        Section 6.4    Access; Confidentiality.

        (a)   From the date hereof until the Effective Time, upon reasonable notice, the Company shall (and shall cause each of the Company Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives and agents of Parent and the Merger Sub reasonable access, at reasonable times, to (i) all of the properties, books, analyses, projections, plans, systems, contracts, commitments, records, notices, personnel offices and other facilities of the Company and the Company Subsidiaries, (ii) the appropriate individuals (including management, personnel, attorneys, accountants and other professionals) for discussion of the business, properties, prospects and personnel of the Company and the Company Subsidiaries as Parent may reasonably request, and (iii) customers of the Company as mutually agreed. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere with the business or operations of the Company or any Company Subsidiaries. During such period, the Company shall (and shall cause each of the Company Subsidiaries to), subject to any limitations imposed by law with respect to records of employees, furnish promptly to Parent and the Merger Sub (x) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws, (y) a copy of all material correspondence with any U.S. federal or foreign Governmental Entity and (z) all other information concerning its business, properties and personnel as Parent or the Merger Sub may reasonably request. No investigation pursuant to this Section 6.4 or information shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger. The parties will hold any information which is non-public in confidence in accordance with the terms of the Confidentiality Agreement, dated as of March 5, 2003, between the Company and Parent (the "Confidentiality Agreement") and, in the event this Agreement is terminated for any reason, the parties shall promptly return or destroy such information in accordance with the Confidentiality Agreement.

        (b)   From the date hereof until the Effective Time, (i) upon reasonable notice, the Company shall (and shall cause each of the Company Subsidiaries to) afford to the officers, employees, counsel and other representatives and agents of Parent and the Merger Sub reasonable access to Employees for purposes of communicating to Employees the terms and conditions of employment that may apply after the Closing; and (ii) without the written consent of Parent, neither the Company nor any Company Subsidiary shall make (and the Company shall not permit any other Person to make) any promises or commitments to any Employee with regard to his or her employment status with Parent or its affiliates after the Closing or the terms or conditions upon which such employment might occur or be continued. To the extent not precluded by any law, rule, regulation, ordinance, judgment, decree, order or writ of any Governmental Entity applicable to the Company (or a Company Subsidiary, as applicable), the Company (or Company Subsidiary, as applicable) shall subject, on or before March 15, 2005, each Employee that is not an Inactive Employee to Parent's policies and procedures for employment screening set forth on Exhibit C, and the Company (or Company Subsidiary, as applicable) shall subject each Inactive Employee to such policies and procedures for employment screening immediately prior to such Inactive Employee returning to work. For purposes of this Section 6.4(b), "Employee" shall mean each officer or employee of the Company or any Company Subsidiary (including Inactive Employees) and "Inactive Employee" shall mean any Employee who is not actively at work due to an approved medical, family, military or personal leave under the policies of the Company or any Company Subsidiary, including any Employee who is receiving long-term disability benefits.

        Section 6.5    Publicity.    The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Parent and the Company. Thereafter, so long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without prior written consent of each of the other parties to this Agreement, such consent not to be unreasonably withheld, conditioned, or delayed, except as such party determines may be required by law or by any listing agreement with or listing rules of a national securities exchange or trading market or by the listing rules of The New York Stock Exchange or Nasdaq, in which case, the party proposing to issue such press release or make such public announcement shall use all reasonable efforts to consult in good faith with the other party before issuing such press release or making such public announcements.

        Section 6.6    Indemnification; Directors' and Officers' Insurance.

        (a)   Without limiting any additional rights that any Indemnified Parties (as defined below) may have under any employment agreement, indemnification agreement or Benefit Plan, Parent and Merger Sub agree that (i) the Certificate of Incorporation or the Bylaws of the Surviving Corporation and the Company's Subsidiaries immediately after the Effective Time shall contain provisions with respect to indemnification and exculpation from liability that are at least as favorable to the beneficiaries of such provisions as those provisions that are set forth in the Certificate of Incorporation and Bylaws of the Company and its Subsidiaries, respectively, on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years following the Effective Time in any manner that would adversely affect the rights thereunder of persons who on or prior to the Effective Time were Directors, officers, employees or agents of the Company or any of its Subsidiaries (collectively, the "Indemnified Parties"), unless such modification is required by applicable law and (ii) all rights to indemnification as provided in any indemnification agreement with any current or former Directors, officers, employees, or agents of the Company or any Company Subsidiaries as in effect as of the date hereof with respect to matters occurring at or prior to the Effective Time shall survive the merger and thereafter terminate as provided in such agreements. The indemnity provided by this Section 6.6(a) will operate in conjunction with the Prior Acts Coverage being arranged as per Section 6.6(b) recognizing that any claim covered by the Prior Acts Coverage must be paid by the insurer before any payment of the Parent or the Surviving Corporation; provided, however, that an Indemnified Party's expenses shall be advanced to the maximum extent provided by the Company's or a Company Subsidiary's Certificate of Incorporation or Bylaws or respective indemnification agreements (each such indemnification agreement being set forth on Section 6.6(a) of the Company Disclosure Schedule). The Company represents and warrants that no Indemnified Party acts as an officer or director of any Person other than the Company or a Company Subsidiary following a request, or at the direction, of the Company.

        (b)   At the expense of the Company, Parent or the Surviving Corporation and the Company will use its reasonable best efforts to maintain the Company's existing Errors and Omissions, Employment Practices Liability, Employed Lawyers Professional Liability, and D&O Insurances (the "Prior Acts Coverage") for a period of not less than six (6) years after the Effective Time; provided, however, that Parent may substitute or cause to be substituted therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to the Company or such Directors or officers; provided, further, that if the existing Prior Acts Coverage expires or is terminated or cancelled during such period, then Parent or the Surviving Corporation shall use all reasonable best efforts to obtain substantially similar Prior Acts Coverage; provided further, however, that in no event shall Parent be required to pay premiums for insurance under this Section 6.6(b) in excess of two hundred percent (200%) of the annual premium currently paid by the Company for such coverage (which the Company represents and warrants to be not more than $400,000); and provided, further, that if Parent or the Surviving Corporation is unable to obtain the amount of insurance required by this Section 6.6(b) for such premium, Parent or the Surviving Corporation shall obtain as much insurance as can be obtained for an annual premium not in excess of two hundred percent (200%) of such current premium.

        (c)   This Section 6.6 is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

        (d)   In the event the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person as a condition precedent to any such transaction, all necessary provisions and all necessary provisions shall be made so that the successors and assigns of the Surviving Corporation fully assumes all of the obligations set forth in this Section 6.6.

        Section 6.7    Reasonable Best Efforts.

        (a)   Prior to the Closing, upon the terms and subject to the conditions of this Agreement, the parties agree to use their respective reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary and appropriate, under applicable laws to consummate and make effective the Merger and the Transactions as promptly as practicable including, but not limited to (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the Transactions and the taking of such actions as are necessary to obtain all requisite approvals, consents, authorizations, orders, exemptions or waivers by any third party or Governmental Entity, and (ii) the satisfaction of applicable conditions to Closing. In addition, no party hereto shall take any action after the date hereof that would reasonably be expected to delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to Closing.

        (b)   Parent and the Company shall, within ten (10) business days after the execution and delivery of this Agreement, use reasonable best efforts to (i) file with the Federal Trade Commission and the Department of Justice the notification required to be filed with respect to the transactions provided in this Agreement under the HSR Act (and request early termination of the waiting period) and (ii) file with the appropriate Governmental Entities all notifications required under applicable foreign antitrust or competition laws. Each of Parent and the Company shall, in connection therewith, cooperate as necessary to promptly amend such filings or supply additional information and documentary materials as may be requested pursuant to the HSR Act or foreign antitrust or competition laws.

        (c)   Prior to the Closing, each party shall provide any necessary information with respect to, and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement. Parent shall keep the Company apprised of the status of the Banking Regulatory Approvals and each party hereto shall promptly inform the other of any communication from any Governmental Entity regarding any other consent, approval, authorization, or filing required for or otherwise relating to the Merger and the Transactions unless otherwise prohibited by law. If any party hereto or affiliate thereof receives a request for additional information or documentary material from any such Government Entity with respect to the Merger or the Transactions, then such party shall endeavor in good faith to make, as soon as reasonably practicable and after consultation with the other party (to the extent related to any antitrust consent, approval, authorization or filing), an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of Company Permits are required as a result of the execution of this Agreement or consummation of the Merger and the Transactions, the Company shall use its commercially reasonable efforts to effect such transfers, amendments or modifications.

        (d)   Notwithstanding the foregoing, in connection with the receipt of any necessary approvals under the HSR Act, any applicable foreign antitrust or competition law or from the Office of the Comptroller of the Currency, Parent shall not be required to divest or hold separate any assets or any portion of any business of Parent, the Company or their respective Subsidiaries or otherwise take or commit to take any action that limits Parent's or the Company's freedom of action with respect to, any of the businesses, product lines, properties or assets of the Company or Parent or which would result in burdensome conditions being imposed on Parent's or the Company's operations.

        Section 6.8    State Takeover Laws.    The Company and its Board of Directors shall (x) take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (y) if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, take all reasonable action necessary to ensure that Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement.

        Section 6.9    Subsequent Financial Statements.    To the extent reasonably practicable, the Company shall consult with Parent prior to making publicly available its financial results for any period after the date of this Agreement and prior to filing any Company SEC Documents after the date of this Agreement, it being understood that Parent shall have no liability by reason of such consultation.

        Section 6.10    Employee Matters.

        (a)   From and after the Effective Time, Parent shall assume and honor or shall cause the Surviving Corporation to assume and honor, the obligations of the Company and the Company Subsidiaries under all existing Benefit Plans and the Parent or Surviving Corporation shall perform the obligations of the Company and the Company Subsidiaries under such Benefit Plans in the same manner and to the same extent that the Company and the Company Subsidiaries would have been required to perform thereunder; provided, however, that nothing herein shall be construed to prevent, on or following the Effective Time, (i) the termination of employment of any individual who immediately prior to the Effective Time was an employee of the Company or any Company Subsidiary (such employees, the "Company Employees") or (ii) the amendment or termination of any Benefit Plan to the extent permitted by the terms thereof and applicable law.

        (b)   Except as otherwise provided in this Section 6.10, subject to applicable law, Parent shall or shall cause the Surviving Corporation to (i) provide employee benefits to the Company Employees effective as of the Effective Time that shall be substantially similar, in the aggregate, to the employee benefits that Parent and its subsidiaries (other than the Surviving Corporation and its subsidiaries) provide to similarly situated employees other than the Company Employees, and (ii) for the period beginning at the Effective Time (provided the Effective Time occurs on or before December 31, 2005) and ending no earlier than December 31, 2005, provide each Company Employee with base pay or wage rates and incentive compensation opportunities applicable to the Company Employee immediately before the Effective Time.

        (c)   To the extent that any employee benefit plan is made available to the Company Employees at or following the Effective Time, Parent shall, or shall cause one of its subsidiaries to, grant the Company Employees credit for all service with the Company and its subsidiaries prior to the Effective Time for purposes of eligibility and vesting; provided that such service shall (i) be recognized only to the extent that it would have been recognized under the plans of Parent or its subsidiaries had it been in service with Parent or its subsidiaries and (ii) not be recognized for purposes of (x) benefit accruals, grandfathering of benefit schedules, and/or level of salary credits based on service under the retirement plans of Parent or its subsidiaries, (y) retirement eligibility under Parent's option and stock award plans and arrangements and (z) eligibility for post-retirement, medical or life insurance. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans, programs, policies and arrangements sponsored by Parent and its subsidiaries (such plans, collectively, the "New Plans") to the extent coverage under such plan replaces coverage under a comparable Company Plan in which such employee participates immediately before or at any time after the Effective Time (such plans, collectively, the "Old Plans") and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, and/or vision to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; provided that, to the extent any Company Employee elects coverage under Parent's long-term disability insurance policy (the "LTD Policy") immediately following the Effective Time, the coverage of such Company Employee shall be subject to the transfer provision of the LTD Policy, which provides for no loss or gain in coverage for pre-existing conditions for Company Employees who were covered by the Company's long-term disability insurance policy or program.

        (d)   Parent acknowledges that a "change of control," a "change in control" or terms of similar meaning as used in any Benefit Plan set forth on Section 6.10(d) of the Company Disclosure Schedule shall occur at the Effective Time.

        (e)   For the period beginning at the Effective Time (provided the Effective Time occurs on or before December 31, 2005) and ending no earlier than December 31, 2005, Parent shall cause the Surviving Corporation to maintain the Company's severance policy for the Company Employees (other than those Company Employees with an individual agreement providing for a severance benefit) as in effect immediately prior to the Effective Time.

ARTICLE VII

CONDITIONS

        Section 7.1    Conditions to Each Party's Obligations to Effect the Merger.    The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, the Merger Sub and the Company, as the case may be, to the extent permitted by applicable law:

        (a)   This Agreement and the Merger shall have been duly approved by the requisite vote under applicable law by the stockholders of the Company.

        (b)   No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

        (c)   All waiting periods (and any extension thereof) under the HSR Act and any foreign antitrust or competition laws relating to the Merger and the transactions contemplated hereby shall have expired or terminated. All foreign antitrust approvals required to be obtained prior to the Merger in connection with the Merger and the transactions contemplated hereby shall have been obtained.

        Section 7.2    Additional Conditions to the Obligations of Parent and Merger Sub.    The obligations of Parent and the Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Parent or the Merger Sub:

        (a)   The representations and warranties of the Company as set forth in this Agreement that are qualified as to materiality shall be true and complete in all respects and each such representation or warranty that is not so qualified shall be true and complete in all material respects, in each case as of the date hereof and at and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date). Parent and the Merger Sub shall have received a certificate with respect to the foregoing, and certifying that no Company Material Adverse Effect shall have occurred since the date hereof and be continuing, signed on behalf of the Company by the Chief Executive Officer of the Company.

        (b)   The Company and the Company Subsidiaries shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date except to the extent that such covenants are qualified by terms such as "material" or "Material Adverse Effect," in which case the Company and the Company Subsidiaries shall have performed and complied with all such covenants in all respects prior to the Closing Date and that the Company and the Company Subsidiaries shall have performed and complied with all covenants and agreements in Section 2.5(a) in all respects prior to the Closing Date, and Parent and the Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer of the Company.

        (c)   No Company Material Adverse Effect shall have occurred since the date hereof and be continuing.

        (d)   No litigation shall have commenced and be continuing or have been threatened in writing that seeks to prevent, enjoin, alter or delay consummation of the Merger or the other transactions contemplated under this Agreement, or which seeks material damages in connection with the Merger or the other transactions contemplated hereby or which seeks to limit or prohibit ownership or operation by the Company, the Company Subsidiaries, Parent or any of its Subsidiaries of any of their respective businesses or assets.

        (e)   All consents, permits, approvals and authorizations of, and filings with or notifications to, any Governmental Entity and any other Person required for the consummation of the Merger and the other transactions contemplated hereby shall have been obtained or made and be in effect at the Effective Time.

        (f)    Parent shall have obtained the Banking Regulatory Approvals and such approvals shall impose no burdensome conditions on the operations of Parent or the Company from and after the Effective Time.

        (g)   Parent shall have received from the Company an opinion from Crowell & Moring, the Company's outside patent legal counsel, that the Company's and the Company Subsidiaries' products, services and business do not infringe any patents issued to DE Technologies, such legal opinion to be in form and substance satisfactory to Parent.

        (h)   The Net Tangible Asset Value of the Company as shown on the Closing Balance Sheet accepted by Parent pursuant to Section 5.1(f) shall not be less than $50,000,000.

        Section 7.3    Additional Conditions to the Obligations of the Company.    The obligations of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Company:

        (a)   The representations and warranties of Parent and the Merger Sub contained in this Agreement shall be true and correct in all material respects on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date). The Company shall have received a certificate with respect to the foregoing, with respect to the representations and warranties of Parent, signed by an authorized officer of Parent and a certificate with respect to the foregoing, with respect to the representations and warranties of the Merger Sub, signed by an authorized officer of the Merger Sub.

        (b)   Parent and the Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date except to the extent that such covenants are qualified by terms such as "material" or "Material Adverse Effect," in which case the Parent and the Merger Sub shall have performed and complied with all such covenants in all respects prior to the Closing Date, and the Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the covenants of Parent, by an authorized officer of Parent and a certificate with respect to the foregoing signed on behalf of the Merger Sub, with respect to the covenants of the Merger Sub, by an authorized officer of the Merger Sub.

ARTICLE VIII

TERMINATION

        Section 8.1    Termination.    This Agreement may be terminated and the Merger abandoned at any time before the Effective Time, and except as provided below, whether before or after the receipt of the Company Stockholder Approval or the holding of the Company shareholders' meeting:

        (a)   by mutual written consent of Parent and the Company;

        (b)   by either Parent or the Company if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other non-appealable final action, in each case permanently restraining, enjoining or otherwise prohibiting the Merger or the Transactions;

        (c)   by either Parent or the Company if the Merger has not been consummated by July 1, 2005; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by such date;

        (d)   by either Parent or the Company if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Company Stockholders' Meeting; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company where the failure to obtain the Company's Stockholder Approval shall have been caused by the action or failure to act of the Company, and such action or failure to act constitutes a material breach by the Company of this Agreement;

        (e)   by Parent (at any time prior to the receipt of the Company Stockholder Approval) if (i) the Company Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of, the approval of this Agreement and the Merger, (ii) the Company shall have failed to include in the Proxy Statement the recommendation of its Board of Directors in favor of the approval of the Agreement and the approval of the Merger, (iii) the Company Board of Directors fails to reaffirm (publicly, if so requested) its recommendation in favor of approval of the Agreement and the Merger within ten (10) business days after the other party hereto requests in writing that such recommendation be reaffirmed following the public announcement of any Acquisition Proposal, (iv) the Company Board of Directors or any committee thereof shall have approved or recommended any Acquisition Proposal, (v) a tender or exchange offer relating to its securities shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent or given to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) business days after such tender or exchange offer is first published, a statement disclosing that the Company Board of Directors recommends rejection of such tender or exchange offer, (vi) the Company shall have violated or breached any of its obligations under Section 5.2, (vii) any Person or group other than Parent, the Merger Sub or an arbitrageur shall have become the beneficial owner of more than twenty percent

(20%) of the Common Stock (either on a primary or a fully-diluted basis), or (viii) the Company shall have delivered a Change of Recommendation Notice;

        (f)    by Parent, (i) in the event the representations and warranties of the Company as set forth in this Agreement that are qualified as to materiality shall not be true and complete in all respects, (ii) in the event the representations or warranties of the Company as set forth in this Agreement that are not so qualified as to materiality are not true and complete in all material respects, in the case of (i) and (ii) as of the date hereof and at and as of any date prior to the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only as of such date), or (iii) upon a material breach of any covenant or agreement on the part of the Company set forth in this Agreement, and, in any of the foregoing events the breach of any representation, warranty, covenant or agreement is not cured or, by its nature can not be cured, within thirty (30) days following written notice from the Parent of such breach; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(f) if Parent or Merger Sub is then in material breach of any of its representations, warranties, or covenants such that the Company would have a right to terminate this Agreement pursuant to Section 8.1(g);

        (g)   by the Company, (i) in the event the representations and warranties of Parent or the Merger Sub as set forth in this Agreement that are qualified as to materiality shall not be true and complete in all respects, (ii) in the event the representations or warranties of Parent or the Merger Sub as set forth in this Agreement that are not so qualified as to materiality are not true and complete in all material respects, in the case of (i) and (ii) as of the date hereof and at and as of any date prior to the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only as of such date), or (iii) upon a material breach of any covenant or agreement on the part of Parent or the Merger Sub set forth in this Agreement, and, in any of the foregoing events the breach of any representation, warranty, covenant or agreement is not cured or, by its nature cannot be cured, within thirty (30) days following written notice from the Company of such breach; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if Company is then in material breach of any of its representations, warranties, or covenants such that the Parent would have the right to terminate this Agreement pursuant to Section 8.1(f); or

        (h)   by the Company, if, prior to the approval of this Agreement and the Merger by the required vote of the stockholders of the Company, the Company Board of Directors has provided written notice to Parent that the Company intends to enter into a binding written agreement for a Superior Proposal (with such termination becoming effective only upon the Company entering into such binding written agreement); provided, however, that (i) the Company shall have complied with Section 5.2 in all material respects; (ii) the Company shall have delivered to Parent a Change of Recommendation Notice with respect to such Superior Proposal and such Change of Recommendation Notice complies with the requirements of Section 5.2; (iii) Parent does not make, within four (4) business days after receipt of the Company's written notice pursuant to this Section 8.1(h), an offer that the Company Board of Directors shall have reasonably concluded in good faith (following consultation with its financial advisor and independent outside counsel) is at least as favorable to the stockholders of the Company from a financial point of view as such Superior Proposal; (iv) the Company Board of Directors shall have received an opinion from Thomas Weisel Partners or another investment banking firm of national reputation to the effect that the consideration to be provided to the stockholders of the Company by such Superior Proposal is superior from a financial point of view to that provided by the Merger Consideration; and (v) the Company pays the Termination Fee in accordance with Section 8.2(b) concurrently with entering into such binding written agreement.

        Section 8.2    Effect of Termination; Termination Fees.

        (a)   In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, the Merger Sub or the Company, except (i) as set forth in the last sentence of Section 6.4(a), (ii) this Section 8.2 and (iii) Article IX; provided, however, that the termination of this Agreement shall not relieve any party from liability for any breach of this Agreement.

        (b)

          (i)    If this Agreement is terminated by Parent or the Company, as applicable, pursuant to Sections 8.1(e) or (h) or pursuant to Section 8.1(f) and the breach of the representation, warranty or covenant that gave rise to such termination right caused, or was reasonably likely to cause a Company Material Adverse Effect, the Company shall promptly, but in no event later than (x) two (2) business days after the date of such termination in the case of a termination by Parent and (y) in accordance with the last sentence of Section 8.1(h) in the case of a termination by Company under such Section, pay Parent a fee equal to $5,000,000 ("Termination Fee") in accordance with Section 8.2.

          (ii)   If this Agreement is terminated by Parent or the Company, as applicable, pursuant to Sections 8.1(c) or 8.1(d) and the failure for the Merger to be consummate or to obtain the Company Stockholder Approval was not the result of the failure to obtain the Banking Regulatory Approvals or any other required approvals or consents of a Governmental Entity required to be obtained by Parent and the Merger Sub, the Company shall pay the Termination Fee if, following the date hereof and prior to the termination of this Agreement, there has been public disclosure of an Acquisition Proposal with respect to the Company and within twelve (12) months following the termination of this Agreement the Company enters into an agreement providing for an acquisition of the Company. Such payment shall be made concurrently with entering into such agreement, and in accordance with Section 8.2(c).

        (c)   Payments. All amounts payable under Section 8.2(b) shall be paid in immediately available funds by wire transfer to such account as Parent may designate in writing to the Company.

ARTICLE IX

MISCELLANEOUS

        Section 9.1    Amendment and Modification.    Subject to applicable law and as otherwise provided in the Agreement, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, but, after adoption and the approval of this Agreement by the Company's stockholders, no amendment shall be made which by law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties required hereunder, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable law and compliance with the provision in the prior sentence, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

        Section 9.2    Non-survival of Representations and Warranties.    The representations and warranties of the Company, Parent and the Merger Sub contained in this Agreement shall terminate at the

Effective Time, and only the covenants that by their terms survive the Effective Time shall survive consummation of the Merger.

        Section 9.3    Expenses.    Except as expressly set forth in Section 8.2(b), all fees, costs and expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such fees, costs and expenses.

        Section 9.4    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by a nationally recognized overnight courier service (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a)   if to Parent or the Merger Sub, to:

  JP Morgan Chase Bank, National Association
  10420 Highland Mn Drive, Bl 2, 4th Fl
  Tampa, FL 33610
  Attention: Tod R. Burwell, Vice President
  Telephone No.: (813) 432-5281
  Facsimile No.: (813) 432-5173

  with copies to:

  JP Morgan Chase Bank, National Association
  Legal Department
  1 Chase Manhattan Plaza, 25th Fl
  New York, NY 10081
  Attention: Richard M. Gottlieb, Senior Vice President
  Telephone No.: (212) 552-1401
  Facsimile No.: (212) 383-0249

  and

  Skadden, Arps, Slate, Meagher & Flom LLP
  1440 New York Avenue, N.W.
  Washington, DC 20005
  Attention: Marcia R. Nirenstein
  Telephone No.: (202) 371-7000
  Facsimile No.: (202) 393-5760

  and

        (b)   if to the Company, to:

  Vastera, Inc.
  45025 Aviation Drive, Suite 300
  Dulles, VA 20166
  Attention: Brian D. Henderson, Chief Counsel
  Telephone No.: (703) 661-9006, ext. 2207
  Facsimile No.: (703) 742-4534

  with a copy to:

  DLA Piper Rudnick Gray Cary
  6225 Smith Avenue
  Baltimore, MD 21209
  Attention: Richard C. Tilghman, Jr.
  Telephone No.: (410) 580-4274
  Facsimile No.: (410) 580-3274

        Section 9.5    Definitions; Interpretations.

        (a)   For purposes of this Agreement the following terms have the meanings ascribed to them below.

          (i)  "Affiliate" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

          (ii)  "Banking Regulatory Approvals" means the regulatory consent and approval of the Merger by the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System and any other consents or approvals required by any comparable foreign regulatory agencies.

          (iii)  "Closing Balance Sheet" means an estimated consolidated balance sheet of the Company prepared in good faith by the Company as of the Closing Date in accordance with GAAP applied on a consistent basis with the Financial Statements.

          (iv)  "Company Material Adverse Effect" means any event, circumstance, change or effect that has had, or is reasonably likely to have, a material adverse effect on (x) the business, assets, properties, liabilities, condition (financial or otherwise), results of operations or prospects of the Company and the Company Subsidiaries, taken as a whole, including the fact that (other than any change or effect resulting from (i) changes in general international, national or regional economic or financials conditions or (ii) general changes or developments in the industries in which the Company and the Company Subsidiaries operate, except where such changes or effects described in clause (i) or (ii) have a disproportionate effect on the Company and the Company Subsidiaries), or (y) the ability of the Company to consummate the Merger and the other transactions contemplated hereby in a timely manner; it being agreed that if (A) customers of the Company and the Company Subsidiaries that in the aggregate accounted for more than $5,000,000 of the Company's consolidated revenue in 2004 have indicated that they will discontinue, (B) any of the customers of the Company set forth on Section 9.5(a)(iv) of the Company Disclosure Schedule has failed to affirmatively agree in a discussion with representatives of Parent that they will continue, to conduct business with the Company on substantially similar terms as presently conducted following the consummation of the Transactions or (C) a Government Entity commences a formal investigation against the Company (other than a routine audit by a taxing authority), such will constitute a Company Material Adverse Effect.

          (v)  "Data Room" means the documents and materials related to the Company and the Company Subsidiaries provided to Parent in the data room contained in the office of Piper Rudnick LLP located at 1775 Wiehle Avenue, Suite 400, Reston, Virginia 20190 and documents "made available in the Data Room" means those documents listed on the Data Room Index included in Section 9.5(a)(v) to the Company Disclosure Schedule.

          (vi)  "Director", when used in reference to the Company, means a member of the Company Board of Directors.

          (vii)  "employees at the director level" and similar non-capitalized terms, means employees of the Company with the title "Director" and not members of the Company Board of Directors.

          (viii)  "Knowledge" with respect to the Company means the knowledge of the Company and the Company Subsidiaries and their respective (i) officers, (ii) directors, and (iii) Senior Management Personnel.

          (ix)  "Net Tangible Asset Value" means an amount equal to the total tangible assets of the Company and the Company Subsidiaries less the total liabilities of the Company and the Company Subsidiaries.

          (x)  "Person" means a natural Person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

          (xi)  "Senior Management Personnel" means the employees of the Company at the vice presidential level and above (other than as set forth on Section 9.5(a)(xi) of the Company Disclosure Schedule) and Dave Banta and Dick Brucker.

          (xii)  "Subsidiary" means with respect to any party, any corporation, partnership or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries or (ii) such party or any other Subsidiary of such party is a general partner (excluding any such partnership where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership).

        (b)   Index of Defined Terms. Solely for convenience purposes, the following is a list of terms that are defined in this Agreement and the Section number where such definition is contained:

Term	Section
Acquisition Proposal	5.2(a)
Affiliate	9.5(a)(i)
Agreement	First Paragraph
Approved Legal Representative	5.1(c)
Approved Representative	5.1(c)
Audit	3.12(l)(i)
Banking Regulatory Approvals	9.5(a)(ii)
Benefit Plans	3.11(a)
Certificate	2.1(b)
Certificate of Merger	1.2
Change of Recommendation	5.2(d)
Change of Recommendation Notice	5.2(d)(iii)
Closing	1.3
Closing Balance Sheet	9.5(a)(iii)
Closing Date	1.3
Code	3.12(l)(ii)
Comerica Loan	3.1(b)
Common Stock	Recitals
Company	First Paragraph
Company Board of Directors	Recitals
Company Disclosure Schedule	3.1(a)
Company Employees	6.10(a)
Company IP	3.16(l)(i)
Company Material Adverse Effect	9.5(a)(iv)
Company Permits	3.18(b)
Company SEC Documents	3.7(a)
Company Software	3.16(l)(ii)
Company Stockholder Approval	3.3
Company Stockholders' Meeting	6.2(a)
Company Subsidiary	3.1(a)
Computer Software	3.16(l)(iii)

Confidentiality Agreement	6.4(a)
Contract	3.6(d)
Copyrights	3.16(l)(iv)
Customer Contracts	3.13(b)
Data Room	9.5(a)(v)
Delaware Courts	9.10
Director	9.5(a)(vi)
Dissenting Shares	2.6
DGCL	Recitals
Effective Time	1.2
Employee	6.4(b)
employees at the director level	9.5(a)(vii)
Encumbrances	3.1(b)
Environmental Claim	3.20(e)(i)
Environmental Laws	3.20(e)(ii)
ERISA	3.11(a)
ERISA Affiliate	3.11(a)
ESPP	2.5(b)
Exchange Act	3.6(c)
Financial Statements	3.7(b)
Foreign Benefit Plan	3.11(q)
GAAP	3.7(b)
Governmental Entity	3.6(b)
HSR Act	3.6(c)
Inactive Employee	6.4(b)
Inbound License Agreements	3.16(l)(v)
Indemnified Parties	6.6(a)
Intellectual Property	3.16(l)(vi)
Knowledge	9.5(a)(viii)
Leased Real Property	3.14(a)
LTD Policy	6.10(c)
Material Acquisition Agreement	3.27(b)(ii)
Material Acquisitions	3.27(b)(i)
Material Contracts	3.13(b)
Materials of Environmental Concerns	3.20(e)(iii)
Merger	Recitals
Merger Consideration	2.1(b)
Merger Sub	First Paragraph
Net Tangible Asset Value	9.5(a)(ix)
New Plans	6.10(c)
Old Plans	6.10(c)
Open Source Materials	3.16(l)(vii)
Option	2.5(d)(i)
Option Plans	2.5(d)(ii)
Outbound License Agreement	3.16(l)(viii)
Parent	First Paragraph
Patents	3.16(l)(ix)
Paying Agent	2.2(a)
Permitted Encumbrances	3.14(e)
Person	9.5(a)(x)

Preferred Stock	3.2(a)
Prior Acts Coverage	6.6(b)
Proxy Statement	3.21
Registered Company IP	3.16(l)(x)
Representatives	5.2(a)
SEC	3.6(c)
Securities Act	3.7(a)
Senior Management Personnel	9.5(a)(xi)
Subsidiary	9.5(a)(xii)
Superior Proposal	5.2(c)
Surviving Corporation	1.1
Tax	3.12(l)(iii)
Tax Authority	3.12(l)(iv)
Tax Returns	3.12(l)(v)
Termination Fee	8.2(b)(i)
Thomas Weisel Partners	3.22
Trade Secrets	3.16(l)(xii)
Trademarks	3.16(l)(xi)
Transactions	3.3
Updata	3.24
Voting Agreements	Recitals
Voting Debt	3.2(c)

        (c)   When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings, the table of contents and the index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

        Section 9.6    Counterparts.    This Agreement may be executed manually in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

        Section 9.7    Entire Agreement.    This Agreement (including the Schedules hereto) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof (provided that the provisions of this Agreement shall supersede any conflicting provisions of the Confidentiality Agreement).

        Section 9.8    Severability.    The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity and enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid and unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

        Section 9.9    Specific Performance.    The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, in addition to any other remedy to which they are entitled at law or in equity.

        Section 9.10    Governing Law and Jurisdiction.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the principles of conflicts of law thereof. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such Delaware Courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

        Section 9.11    Assignment.    This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Merger Sub may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (i) Parent, (ii) to Parent and one or more direct or indirect wholly-owned Subsidiaries of Parent, or (iii) to one or more direct or indirect wholly-owned Subsidiaries of Parent.

        Section 9.12    Rules of Construction.    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        Section 9.13    No Waiver; Remedies Cumulative.    No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

        Section 9.14    Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and, except as provided in Section 6.6 nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

        Section 9.15    Waiver of Jury Trial.    EACH OF PARENT, THE COMPANY AND THE MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, THE COMPANY OR THE MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[REST OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, Parent, the Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
By	Name: Title:
JPM MERGER SUB INC.
By	Name: Title:
VASTERA, INC.
By	Name: Timothy Davenport Title: President and Chief Executive Officer

Signature page to Agreement and Plan of Merger

Annex B

DELAWARE GENERAL CORPORATION LAW
SECTION 262. APPRAISAL RIGHTS

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to ss. 251(g) of this title), ss. 252, ss. 254, ss. 257, ss. 258, ss. 263 or ss. 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constitutent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex C

January 6, 2005

Board of Directors

Vastera, Inc.
45025 Aviation Drive
Suite 300
Dulles VA 20166-7554

Members of the Board of Directors:

        We understand that Vastera, Inc., a public corporation ("Seller"), JPMorgan Chase Bank, National Association, a public corporation ("Parent"), and JPM Merger Sub Inc., an indirect wholly-owned subsidiary of Buyer ("MergerSub"), have entered into an Agreement and Plan of Merger dated January 6, 2005 (the "Merger Agreement"), pursuant to which MergerSub will be merged with and into Seller, which will be the surviving entity (the "Merger"). Pursuant to the Merger, as more fully described in the Merger Agreement and as further described to us by management of Seller, we understand that each outstanding share of the common stock, $0.01 par value per share ("Seller Common Stock"), of Seller will be converted into the right to receive $3.00, payable to the holder thereof in cash, without interest (the "Consideration").

        You have asked for our opinion as investment bankers as to whether the Consideration to be received by the stockholders of Seller pursuant to the Merger is fair to such stockholders from a financial point of view, as of the date hereof.

        In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to Seller, including the consolidated financial statements for five years and interim periods to September 30, 2004, and certain other relevant financial and operating data relating to Seller made available to us from published sources and from the internal records of Seller; (ii) reviewed the financial terms and conditions of the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for Seller Common Stock; (iv) compared Seller from a financial point of view with certain other companies which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the software and services industries which we deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of Seller certain information of a business and financial nature regarding Seller, furnished to us by them, including financial forecasts and related assumptions of Seller; (vii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with Seller's counsel; (viii) discussed with management strategic alternatives and rationale for this deal and (ix) performed such other analyses and examinations as we have deemed appropriate.

        In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for Seller provided to us by their management, except as described herein, upon their advice and with your consent we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of their management at the time of preparation as to the future financial performance of Seller and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in Seller's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us.

C-1

We have relied on advice of counsel and independent accountants to Seller as to all legal and financial reporting matters with respect to Seller, the Merger and the Merger Agreement. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Seller, nor have we been furnished with any such appraisals. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

        We have further assumed with your consent that, in all respects material to our analysis, the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by Seller of any of the conditions to its obligations thereunder.

        We have acted as financial advisor to Seller in connection with the Merger and will receive a fee for our services, including rendering this opinion, a significant portion of our fees is contingent upon the consummation of the Merger. In the ordinary course of our business, we may actively trade the equity securities of Seller and Buyer for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

        Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be received by the stockholders of Seller pursuant to the Merger is fair to such stockholders from a financial point of view, as of the date hereof.

        This opinion is directed solely to the Board of Directors of Seller in its consideration of the Merger and is not a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. Further, this opinion addresses only the financial fairness of the Consideration to the stockholders and does not address the relative merits of the Merger and any alternatives to the Merger, Seller's underlying decision to proceed with or effect the Merger, or any other aspect of the Merger. This opinion may not be used or referred to by any person including Seller, or quoted or disclosed to any person in any manner, without our prior written consent, which consent shall not be unreasonably withheld if the Seller requests the inclusion of this opinion in any proxy statement, tender offer statement or prospectus filed with the Securities and Exchange Commission in connection with the Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

                      Very truly yours,

                      THOMAS WEISEL PARTNERS LLC

C-2

DETACH HERE

PROXY

VASTERA, INC.

Special Meeting of Stockholders, March 31, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned acknowledges receipt of the Notice of the Special Meeting of Stockholders of Vastera, Inc. (the "Company") to be held at the Company's principal executive offices at 45025 Aviation Drive, Dulles, VA 20166-7554 on Thursday, March 31, 2005 at 9:00 a.m. Eastern time, and any continuations, postponements, or adjournments thereof (the "Special Meeting") and the Proxy Statement and hereby revokes all previous proxies. The undersigned hereby appoints Timothy A. Davenport and Maria Henry, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of common stock of the Company that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities at the Special Meeting, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

Shares represented by all properly executed proxies will be voted in accordance with the instructions appearing on this proxy. In the absence of specific instructions, this proxy will be voted FOR approval of the merger agreement, in accordance with the Board's recommendation, and in the best discretion of the proxy holders as to any other matters. If any other business is presented at the special meeting, this proxy will be voted by those named in this proxy at their discretion. At the present time, the Board knows of no other business to be presented at the special meeting.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

VASTERA, INC.
C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

[VSTCM—VASTERA, INC.] [FILE NAME: ZVST81.ELX] [VERSION—(3)] [02/16/05] [orig. 02/14/05]
DETACH HERE

ZVST81

☒	Please mark votes as in this example.	#VST

The Board of Directors recommends a vote FOR the proposals set forth below.

1.	To consider and vote upon a proposal to approve a merger agreement, dated as of January 6, 2005, by and among JPMorgan Chase Bank, National Association, JPM Merger Sub Inc., a wholly-owned subsidiary of JPMorgan Chase Bank, National Association and Vastera, pursuant to which JPM Merger Sub Inc. would be merged with and into Vastera, with Vastera as the surviving corporation in the merger. Upon completion of the merger, each issued and outstanding share of our common stock, except for shares held by Vastera, JPMorgan Chase Bank, National Association and their respective subsidiaries, will be converted into the right to receive $3.00 in cash, without interest. The approval of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement.	FOR ☐	AGAINST ☐	ABSTAIN ☐
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.
MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐
MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing in a fiduciary capacity, please indicate full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized person.
Signature:	Date:	Signature:	Date: